Filed Pursuant to Rule 424(b)(3)
Registration No. 333-203943

PROSPECTUS

PEGASI ENERGY RESOURCES CORPORATION

Up to 38,958,344 Shares of Common Stock

This prospectus relates to the offering by the selling stockholders of Pegasi Energy Resources Corporation of up to 38,958,344 shares of common stock, par value $0.001 per share. All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. These shares consist of (i) 23,333,339 shares of common stock issuable upon conversion of senior secured convertible notes and (ii) 15,625,005 shares of common stock issuable upon exercise of warrants.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTCQB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at prices related to the prevailing market prices or at negotiated prices.

The selling stockholders may sell the common shares to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling stockholders, purchasers in connection with sales of the common shares, or both. Additional information relating to the distribution of the common shares by the selling stockholders can be found in this prospectus under the heading “Plan of Distribution.” If underwriters or dealers are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus.  We will pay the expenses of registering these shares.

We will not receive any proceeds from the sale of common stock by the selling stockholders. We will receive proceeds from the selling stockholders from any exercise of their warrants on a cash basis.

We are a reporting company pursuant to Section 12(g) of the Securities Exchange Act of 1934, or the Exchange Act, and our common stock is traded on the OTCQB under the symbol “PGSI.” On July 21, 2015, the closing price of our common stock was $0.20 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 6 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 31, 2015

You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it.  We are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, are those factors specifically addressed in the section of this prospectus entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock they acquire upon conversion of their notes and exercise of their warrants, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety to the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors” beginning on page 6 of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus.

Unless otherwise indicated or unless the context requires otherwise, this prospectus includes the accounts of Pegasi Energy Resources Corporation (“Pegasi”) and its wholly-owned subsidiaries, as follows, collectively referred to as “we,” “us” or the “Company”: Pegasi Energy Resources Corporation, a Texas corporation (“PERC”), Pegasi Operating, Inc., a Texas corporation (“POI”) and TR Rodessa, Inc., a Texas corporation (“TR Rodessa”).

Overview of Business

We are an independent energy company engaged in the exploration for, and production of, crude oil and natural gas.  We are exclusively focused on the development of resources within the Rodessa oil field of East Texas. This oil field has been producing oil and gas since 1929. The Rodessa oil field has to date produced over 400 million barrels of oil and 2.3 trillion cubic feet of gas from over 2,000 producing wells. This production has come from multiple formations including the Rodessa, Travis Peak, Pettit, Cotton Valley and Bossier, which are all proven hydrocarbon reservoirs. Most of the Rodessa’s wells were drilled over 50 years ago and targeted the shallower horizons. No major energy company ever established a dominant position in the field. Most development has been conducted by independents and mineral ownership has remained highly fragmented. We currently hold interests in properties located in Cass and Marion Counties, Texas.

Our business strategy is to identify and exploit resources in and adjacent to existing or indicated producing areas within the mature Rodessa field. We believe that we are uniquely familiar with the history and geology of our project area based on our collective experience in the region as well as through our development and ownership of a large proprietary database which details the oil field’s drilling history since 1980.  We plan to develop and produce reserves at low cost and will take an aggressive approach to exploiting our contiguous acreage position through utilization of the latest “best in class” drilling and completion techniques.  We believe that implementing the latest proven drilling and completion techniques to exploit our geological insight in this mature oil field will enable us to find significant oil and gas reserves that were either overlooked or not amenable to development with the technology previously available.

Our Operations

We began our leasing and farm-in activities in the Rodessa oil field area of the East Texas oil and gas basin in 2000. Our initial leasehold purchase was comprised of approximately 1,500 gross acres, which has grown to approximately 19,874 gross acres as of July 1, 2015. Our development strategy, which we have designated the Cornerstone Project, has been to establish a significant acreage position in the mature Rodessa oil field and develop and produce reserves through proven drilling and completion techniques.  In addition, we intend to recomplete and redevelopment some of our older wells to enhance their production rates.  We are working on this strategy with our working interest partner, TR Energy Inc. (“TR Energy”), a related party. We hold an 80% working interest in the majority of our leases with TR Energy holding a 20% working interest in those leases.  We have a few leases in which we hold smaller interests ranging from 25% - 50% with TR Energy and other minority investors holding the remaining working interests.  As of July 1, 2015, we operated 17 wells, of which 12 were producing.

We conduct our main exploration and production operations through our wholly-owned subsidiary, POI.  We conduct additional pipeline operations through our other wholly-owned subsidiary, TR Rodessa.

TR Rodessa owns an 80% undivided interest in and operates a 40-mile natural gas pipeline and gathering system which we currently use to transport our hydrocarbons to market.  TR Energy owns the remaining 20% undivided interest.  Excess capacity on this system is used to transport third-party hydrocarbons.

Our corporate strategy can be thought of in terms of the acquisition of leases and the development of resources on leased acreage.

Acquisition of Leases in the Cornerstone Project area

As of July 1, 2015, our leasehold position is approximately 19,874 gross acres and 5,705 net acres.

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Supporting Our Drilling Program.  Our priority is drilling, and consequently, our leasing program’s primary objective is to support our planned drilling program by securing holdout leases in those units where we plan to drill over the next twelve months and renewing leases that are due to expire in those units where we plan to drill.

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Acquiring Additional Drilling Locations.  We have an extensive proprietary database that we use to identify additional drilling locations and target acreage for acquisition in the project area.  Most properties in the project area are held by smaller independent companies that lack the resources and expertise to develop them fully.  We intend to pursue these opportunities to selectively expand our portfolio of properties.  Acreage additions will complement our existing substantial acreage position in the area and provide us with additional drilling opportunities.

Development of Resources in the Cornerstone Project area

Our acreage is located in a region that has historically proven highly productive. There are multiple target formations available for development on our leased acreage. These include the gas and condensate bearing Travis Peak, the oil and gas bearing upper Cotton Valley sands, the oil bearing Bossier sands and the oil bearing Cotton Valley Limestone. Approximately 56% of our net leased acreage is currently undeveloped (approximately 3,193 undeveloped net acres of a total of 5,705 net acres as of July 1, 2015).

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Horizontal Wells Targeting the Bossier/Cotton Valley Limestone.  Our priority is to drill horizontal wells targeting the Bossier/Cotton Valley Limestone.  The low permeability oil bearing Bossier and Cotton Valley Limestone formations are amenable to development using the latest horizontal drilling and dynamic multi-stage fracking techniques that have proven successful in the Bakken Shale in North Dakota and elsewhere.  Our first horizontal well, the Morse #1-H, was drilled with a 2,000 foot horizontal section. This well was completed with a five‐stage frack and recorded an average production rate of 281 Bbl/day of high quality crude oil in its first five days of production. The production rate subsequently decreased and we recorded an average production rate of 7 Bbl/day of crude oil during February 2015, when production was hampered by extreme cold weather that resulted in forced shut downs on account of the failure of the gas lift system’s compression equipment. The decrease in the production rate has been irregular and we have observed several instances of unexpected, sustained surges in production, typically resulting in a doubling of production volume over three-day periods.  These surges in production lead us to believe that the reservoir is capable of greater production, and that the Morse #1-H well’s production rate has been compromised by the gas lift system and/or by an obstruction in the well bore. We believe that the successful production of oil from the Morse #1-H, which has produced a cumulative total of 41,793 Bbls of oil to December 31, 2014, supports our development strategy for the Bossier/Cotton Valley Limestone. We have gained a substantial amount of knowledge and experience from the drilling, completion and production of the Morse #1-H well that will enable us to improve the design and execution of our next planned horizontal well. Having proven our development model, we now plan to drill wells with longer laterals involving 15 or more frack stages to improve the well economics. We estimate that the drilling and completion costs of such wells will be approximately $7-$9 million. We are not currently capitalized to drill a program of such wells and are actively engaged in securing the necessary finance to fund a drilling program to develop the Bossier/Cotton Valley Limestone.

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Vertical Wells. Our secondary priority is to drill vertical wells to develop shallower formations, such as the Travis Peak and Cotton Valley.  The Haggard A & B wells, which offset the Norbord #1 discovery of 2010 and were completed in 2013 and 2012, respectively, fall into this category and have proven highly productive of gas and condensate.  In August 2014, we concluded a participation agreement with Pacific World Energy (“PWE”) for the drilling of up to 10 wells on our leased acreage in Marion County. On October 1, 2014, we spudded the first vertical well of this program, the Huntington #4.  Drilling reached a final depth of 9,300 feet, production casing of 4 ½” was set and cemented at 9,300 feet and the drilling rig was released on October 27, 2014. Analysis of the well log identified in excess of 175' of gross pay over multiple Cotton Valley and Travis Peak zones. Having now analyzed the drilling results, we are discussing the completion procedure for this well with PWE and plan to complete this well within the first half of 2015.

The Offering

Common stock offered by the selling stockholders
Up to 38,958,344 shares of common stock, including the following:

•  up to 23,333,339 shares of common stock issuable upon the conversion of senior secured convertible notes at a conversion price equal to the lower of (i) $0.12 or (ii) the higher of (x) $0.09 or (y) the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of conversion (includes a good faith estimate of the shares underlying the convertible notes to account for anti-dilution protection adjustments), and

•  up to 15,625,005 shares of common stock issuable upon the exercise of warrants at an exercise price equal to the lower of (i) $0.132 or (ii) the higher of (x) $0.06 or (y) 110% of the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of exercise (includes a good faith estimate of the shares underlying the warrants to account for anti-dilution protection adjustments).

Common stock to be outstanding after the offering	Up to 109,497,843 shares.

Use of proceeds
We will not receive any proceeds from the sale of the common stock. We will receive the exercise price of any common stock we sell to the selling stockholder upon exercise of the warrants, however, the warrants entitle the holder to exercise their warrants on a cashless basis. In the event that any selling stockholder exercises their warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

OTCQB symbol	PGSI

The above information regarding common stock to be outstanding after the offering is based on 70,539,499 shares of common stock outstanding as of July 21, 2015 and includes the 38,958,344 shares of common stock that are issuable upon the conversion of notes and exercise of warrants that are registered pursuant to the registration statement that this prospectus is part of but does not include any shares of common stock issuable upon exercise of other outstanding warrants or notes.

The following is a summary of the transactions relating to the securities being registered hereunder.

2015 Private Placement

In January 2015, we entered into securities purchase agreements (the “Securities Purchase Agreement”) with certain accredited investors (“Investors”) whereby we issued and sold to the Investors 12% Senior Secured Convertible Notes (“Notes”) in the aggregate amount of $875,000 and warrants (“Initial Warrants”) to purchase up to 2,430,555 shares of our common stock.  Pursuant to the Securities Purchase Agreement, we had the right, until February 23, 2015 (the “Additional Investment Period”), to sell up to an additional $625,000 of Notes and Initial Warrants, on the same terms and conditions (the “Additional Securities”).

To secure our obligations under the Notes, we granted the Investors a security interest in certain assets of PERC pursuant to a Deed of Trust, Mortgage, Security Agreement, Financing Statement and Assignment of Production, as amended (the “Security Agreement”).  In addition, pursuant to a guarantee (the “Guarantee”), PERC agreed to guarantee the punctual payment, as and when due and payable, of all amounts owed by us in respect of the Securities Purchase Agreement, the Notes and the other transaction documents executed in connection with the Securities Purchase Agreement.  As well, we granted the Investors certain registration rights pursuant to a registration rights agreement, pursuant to which we are obligated to file a registration statement registering for resale the common stock issuable upon conversion of the Notes and exercise of the Warrants no later than May 9, 2015 (the “Registration Rights Agreement”).

On March 27, 2015, we entered into an omnibus amendment agreement (the “Amendment”) with the Investors pursuant to which, among other things:

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We and the Investors amended the Securities Purchase Agreement to extend the Additional Investment Period until March 31, 2015, to increase the Initial Warrant ratio from 33% to 100% and allowed for up to $1 million of Additional Securities to be sold;

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We and the Investors amended the Notes to increase the minimum conversion price from $0.05 to $0.09, to require payments (including prepayments) to principal and interest to be on a pro rata basis, to provide for additional consideration to the Investors upon our failure to timely process conversion requests, and to increase the maximum beneficial ownership limitation from 9.99% to 19.99%;

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We and the Investors amended the Initial Warrants to provide for cashless exercise at any time, to increase the maximum beneficial ownership limitation from 9.99% to 19.99%, and to provide for additional consideration to the Investors upon our failure to timely process exercise notices;

•	We and the Investors amended the Registration Rights Agreement to clarify the liquidated damages due upon a default by us; and
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We issued all the Investors additional warrants (the “Consideration Warrants” and together with the Initial Warrants, the “Warrants”) to purchase 4,861,116 shares of common stock, so that the Initial Warrants, together with the Consideration Warrants, equaled the new Initial Warrant ratio of 100%.

On March 27, 2015, we entered into a securities purchase agreement with an accredited investor, pursuant to which we issued and sold to the investor a $1,000,000 Note and Warrants to purchase 8,333,334 shares of common stock (the “Subsequent Investment”).  In connection therewith, the Guarantee was amended and restated to include the Subsequent Investment and the Security Agreement was amended to include the Subsequent Investment.

The Notes are due upon written demand of Investors holding a majority in interest of outstanding Notes, provided, however, that such demand cannot be made prior to January 9, 2016 and will bear interest at the rate of 12% per annum.

The Notes are convertible, in whole or in part, into shares of our common stock at the option of the Investor, at the lower of (i) $0.12 or (ii) the higher of (x) $0.09 or (y) the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of conversion, subject to adjustment upon certain events, as set forth in the Note.

We have the right, at any time after the date that the registration statement, which this prospectus is a part of, is declared effective, to redeem some or all of the outstanding Notes, upon 30 days prior written notice.  If the Notes are redeemed prior to the first anniversary of issuance, the redemption price shall equal 110% of the amount of principal and interest being redeemed.

The Warrants are exercisable, at the option of the Investor, for seven (7) years after issuance, in whole or in part, at an exercise price equal to the lower of (i) $0.132 or (ii) the higher of (x) $0.06 or (y) 110% of the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of exercise, subject to adjustment upon certain events, as set forth in the Warrant.

The convertibility of the Notes and the exercisability of the Warrants each may be limited if, upon conversion or exercise (as the case may be), the holder thereof or any of its affiliates would beneficially own more than 19.99% of common stock.

If we fail to comply with the registration statement filing or effective date requirements, we are required to pay the Investors a fee equal to 1.0% of the Investor’s investment, for each month delayed, subject to a maximum payment of 20% to each Investor.

Plan of Distribution

This offering is not being underwritten. The selling stockholders will sell their shares of our common stock at prevailing market prices or privately negotiated prices. The selling stockholders themselves directly, or through their agents, or through their brokers or dealers, may sell their shares from time to time, in (i) privately negotiated transactions, (ii) in one or more transactions, including block transactions in accordance with the applicable rules of the OTCQB or (iii) otherwise in accordance with the section of this prospectus entitled “Plan of Distribution.” To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus supplement. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution,” beginning on page 57.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business

We have a history of losses which may continue, and which may negatively impact our ability to achieve our business objectives.

We incurred net losses of $8,910,607 and $3,704,533 for the years ended December 31, 2014 and 2013, respectively, and a net loss of $2,150,754 for the three months ended March 31, 2015. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

We received a report from our independent registered public accounting firm with an explanatory paragraph for the year ended December 31, 2014 with respect to our ability to continue as a going concern.  The existence of such a report may adversely affect our stock price and our ability to raise capital.  There is no assurance that we will not receive a similar report for our year ending December 31, 2015.

In their report dated April 3, 2015, our independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern as we have incurred operating losses for several years, have a negative cash flow from operations and an accumulated deficit of $37,015,151 as of December 31, 2014. Our ability to continue as a going concern is subject to our ability to achieve profitable operations or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities and/or obtaining loans from various financial institutions, where possible. While we have been able to raise approximately $1.9 million in new financing during the first quarter of 2015, our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

Our lack of diversification will increase the risk of an investment in PERC, and our consolidated financial condition and results of operations may deteriorate if we fail to diversify.

Our business focus is on the oil and gas industry in a limited number of properties, initially in Texas.  Larger companies have the ability to manage their risk by geographic diversification.  However, we lack diversification, in terms of both the nature and geographic scope of our business.  As a result of this concentration, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, processing or transportation capacity constraints, changes in field-wide rules, market limitations, or interruption of the processing or transportation of oil or gas.  If we cannot diversify our operations, our financial condition and results of operations could deteriorate.

We have substantial capital requirements that, if not met, may hinder our operations.

Our business is capital intensive and requires us to spend substantial amounts of capital for exploration and development activities.  Low product price environments such as the current downturn in oil prices that we are currently experiencing, as well as operating difficulties and other factors, many of which are beyond our control, may cause our revenues and cash flows from operating activities to decrease and may limit our ability to fund our exploration and development activities.  We anticipate that we will make substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future and for future drilling programs. If we have insufficient revenues, we may have a limited ability to expend the capital necessary to undertake or complete future drilling programs. We cannot assure you that debt or equity financing, or cash generated by operations, will be available or sufficient to meet these requirements or for other corporate purposes, or if debt or equity financing is available, that it will be on terms acceptable to us. Moreover, future activities may require us to alter our capitalization significantly. Our inability to access sufficient capital for our operations could have a material adverse effect on our business, financial condition, results of operations or prospects.

Our proved undeveloped locations are scheduled to be drilled over several years, subjecting us to uncertainties that could materially alter the occurrence or timing of our drilling activities.

We have assigned proved undeveloped reserves to certain of our drilling locations as an estimation of our future multi-year development activities on our existing acreage.  These identified locations represent a significant part of our growth strategy. At December 31, 2014, our estimated proved undeveloped reserves were 87% of total estimated proved reserves.  Our ability to drill and develop these locations depends on a number of uncertainties, including (1) our ability to timely drill wells on lands subject to complex development terms and circumstances; (2) the availability of capital, equipment, services and personnel; (3) seasonal conditions; (4) regulatory and third-party approvals; (5) oil and gas prices; and (6) drilling and recompletion costs and results. Because of these uncertainties, we may defer drilling on, or never drill, some or all of these potential locations.  If we defer drilling more than five years from the date proved undeveloped reserves were first assigned to a drilling location, we may be required under SEC guidelines to downgrade the category of the applicable reserves from proved undeveloped to probable.  Any reclassification of reserves from proved undeveloped to probable could reduce our ability to borrow money and could reduce the value of our debt and equity securities. At December 31, 2014, we removed 879,220 MBOE of reserves from proved undeveloped, primarily as a result of this 5-year development rule.

Price declines may result in impairments of our asset carrying values.

Commodity prices have a significant impact on the present value of our proved reserves.  Accounting rules require us to impair, as a non-cash charge to earnings, the carrying value of our oil and gas properties in certain situations.  We are required to perform impairment tests on our assets periodically and whenever events or changes in circumstances warrant a review of our assets.  To the extent such tests indicate a reduction of the estimated useful life or estimated future cash flows of our assets, the carrying value may not be recoverable, and an impairment may be required.  Any impairment charges we record in the future could have a material adverse effect on our results of operations in the period incurred.

We may have to limit our exploration and development activity, which may result in a loss of investment.

We have a relatively small asset base and limited access to additional capital. Due to our historical operating losses, our operations to date have not been a source of liquidity. We expect significant cash requirements during fiscal year 2015 for our well drilling and completion programs, potential land acquisitions and overhead and working capital purposes. We cannot assure you that we will have, or be able to obtain, sufficient capital to complete our planned exploration and development programs. If additional financing is not available, or is not available on acceptable terms, we will have to curtail our operations, and investors may lose some or all of their investment.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire additional properties, to discover reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and on our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and may impair our ability to grow.

To develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business.  We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them.  In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships.  If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

If we are unable to obtain additional funding our business operations will be harmed and if we do obtain additional financing our then existing stockholders may suffer substantial dilution.

While we believe that our currently available funds can sustain our current level of operations for twelve months, we will require additional capital to fund our planned growth, including drilling and lease acquisition programs. We may be unable to obtain the additional capital required.  Furthermore, inability to maintain capital may damage our reputation and credibility with industry participants.  Our inability to raise additional funds when required may have a negative impact on our consolidated results of operations and financial condition.

Future acquisitions, exploration, development, production, and leasing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

We plan to pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means.  We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means.

Any additional capital raised through the sale of equity may dilute your ownership percentage.  This could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity.  The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

Our ability to obtain the required financing may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), our status as a new enterprise without a significant demonstrated operating history, the location of our oil and natural gas properties and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us) and/or the loss of key management.  Further, if oil and/or natural gas prices on the commodities markets decrease, then our revenues will likely decrease, and such decreased revenues may increase our capital requirements.  If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs.  We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which may adversely impact our consolidated financial results.

We may not be able to effectively manage our growth, which may harm our profitability.

Our strategy envisions expanding our business.  If we fail to effectively manage our growth, our consolidated financial results could be adversely affected.  Growth may place a strain on our management systems and resources.  We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources.  As we grow, we must continue to hire, train, supervise and manage new employees.  We cannot assure you that we will be able to:

•	meet our capital needs;
•	expand our systems effectively or efficiently or in a timely manner;
•	allocate our human resources optimally;
•	identify and hire qualified employees or retain valued employees; or
•	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations and our consolidated financial results could be adversely affected by inefficiency, which could diminish our profitability.

If we are unable to retain the services of Messrs. Neufeld, Waldron, or Sudderth, or if we are unable to successfully recruit qualified managerial and field personnel having experience in oil and gas exploration, we may not be able to continue our operations.

Our success depends to a significant extent upon the continued services of Mr. Michael Neufeld, our President and Chairman, Mr. Jonathan Waldron, our Chief Financial Officer, and Mr. William Sudderth, our Executive Vice President.  The loss of the services of Messrs. Neufeld, Waldron, or Sudderth could have a material adverse effect on our growth, revenues, and prospective business. We do not have key-man insurance on the lives of Messrs. Neufeld, Waldron, or Sudderth. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

RISKS RELATED TO OUR INDUSTRY

Oil and natural gas drilling is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

An investment in us should be considered speculative due to the nature of our involvement in the exploration for, and the acquisition, development and production of, oil and natural gas. Oil and natural gas operations involve many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. There is no assurance that commercial quantities of oil or natural gas will be discovered or acquired by us or, even if discovered or acquired, that any such reserves would be economically recoverable. Further, any changes in the regulations to which our business is subject, including those related to the hydraulic fracturing production method, could also have a material adverse effect on our business, financial condition, results of operations or prospects.

Competition in obtaining rights to explore and develop oil and gas reserves and to market our production may impair our business.

The oil and gas industry is highly competitive.  Other oil and gas companies may seek to acquire oil and gas leases and other properties and services we will need to operate our business in the areas in which we expect to operate.  Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors.  Competitors include larger companies, which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage.  In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests.  If we are unable to compete effectively or adequately respond to competitive pressures, this inability may materially adversely affect our consolidated results of operations and financial condition.

Our exploration for oil and gas is risky and may not be commercially successful, and the 3D seismic data and other advanced technologies we use cannot eliminate exploration risk, which could impair our ability to generate revenues from our operations.

Our future success will depend on the success of our exploratory drilling program.  Oil and gas exploration involves a high degree of risk.  These risks are more acute in the early stages of exploration.  Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities.  It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

Even when used and properly interpreted, 3D seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators.  They do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible.  In addition, the use of 3D seismic data becomes less reliable when used at increasing depths.  We could incur losses as a result of expenditures on unsuccessful wells.  If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from operations.

Our exploration activities subject us to greater risks than development activities.

Generally, our oil and gas exploration activities pose a higher economic risk to us than our development activities. Exploration activities involve the drilling of wells in areas where there is little or no known production. Development activities relate to increasing oil or gas production from an area that is known to be productive by drilling additional wells, working over and recompleting existing wells and other production enhancement techniques. Exploration projects are identified through subjective analysis of geological and geophysical data, including the use of 3-D seismic and other available technology. By comparison, the identification of development prospects is significantly based upon existing production surrounding or adjacent to the proposed drilling site.

To the extent we engage in exploration activities, we have a greater risk of drilling dry holes or not finding oil and gas that can be produced economically. The seismic data and other technology we use does not allow us to know with certainty prior to drilling a well whether oil or gas is present or can be produced economically.  We cannot assure you that any of our future exploration efforts will be successful. If these activities are unsuccessful, it will have a significant adverse effect on our results of operations, cash flows and capital resources.

We may not be able to develop oil and gas reserves on an economically viable basis and our reserves and production may decline as a result.

To the extent that we succeed in discovering oil and/or natural gas reserves, we cannot assure that these reserves will be capable of production levels we project or in sufficient quantities to be commercially viable.  On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional oil and natural gas reserves.  Without the addition of reserves through acquisition, exploration or development activities, our reserves and production will decline over time as reserves are produced.  Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into our markets.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.  Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs.  In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells.  These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions.  While we will endeavor to effectively manage these conditions, we cannot be assured of doing so optimally, and we will not be able to eliminate them completely in any case.  Therefore, these conditions could diminish our revenue and cash flow levels and result in the impairment of our oil and natural gas interests.

Our proved reserves are estimates and depend on many assumptions. Any material inaccuracies in these assumptions could cause the quantity and value of our oil and gas reserves, and our revenues, profitability and cash flows to be materially different from our estimates.

The accuracy of estimated proved reserves and estimated future net cash flows from such reserves is a function of the quality of available geological, geophysical, engineering and economic data and is subject to various assumptions, including assumptions required by the SEC relating to oil and gas prices, drilling and operating expenses and other matters.  Although we believe that our estimated proved reserves represent reserves that we are reasonably certain to recover, actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves will most likely vary from the assumptions and estimates used to determine proved reserves.  Any significant variance could materially affect the estimated quantities and value of our oil and gas reserves, which in turn could adversely affect our cash flows, results of operations, financial condition and the availability of capital resources.  In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.  Downward adjustments to our estimated proved reserves could require us to impair the carrying value of our oil and gas properties, which would reduce our earnings and our stockholders’ equity.

The present value of proved reserves will not necessarily equal the current fair market value of our estimated oil and gas reserves.  In accordance with reserve reporting requirements of the SEC, we are required to establish economic production for reserves on an average historical price.  Actual future prices and costs may be materially higher or lower than those required by the SEC.  The timing of both the production and expenses with respect to the development and production of oil and gas properties will affect the timing of future net cash flows from proved reserves and their present value.

We may not be able to replace production with new reserves.

In general, the volume of production from an oil and gas property declines as reserves related to that property are depleted. The decline rates depend upon reservoir characteristics. Exploring for, developing or acquiring reserves is capital intensive and uncertain.  We may not be able to economically find, develop or acquire additional reserves.  Also, we may not be able to make the necessary capital investments if our cash flows from operations decline or external sources of capital become limited or unavailable.  We cannot give assurance that our future exploration, development and acquisition activities will result in additional proved reserves or that we will be able to drill productive wells at acceptable costs.

Drilling new wells could result in new liabilities, which could endanger our interests in our properties and assets.

There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, craterings, sour gas releases, fires and spills, among others.  The occurrence of any of these events could significantly reduce our revenues or cause substantial losses, impairing our future consolidated operating results.  We may become subject to liability for pollution, blow-outs or other hazards.  We intend to obtain insurance with respect to these hazards; however, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities.  The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets.  Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable.  Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

The lack of availability or high cost of drilling rigs, fracture stimulation crews, equipment, supplies, insurance, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, fracture stimulation crews, equipment, supplies, key infrastructure, insurance or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified crews rise as the number of active rigs and completion fleets in service increases. If increasing levels of exploration and production result in response to strong prices of oil and natural gas, the demand for oilfield services will likely rise, and the costs of these services will likely increase, while the quality of these services may suffer. If the lack of availability or high cost of drilling rigs, equipment, supplies, insurance or qualified personnel were particularly severe in Texas, we could be materially and adversely affected because our operations and properties are concentrated in this state.

Decommissioning costs are unknown and may be substantial.  Unplanned costs could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and natural gas reserves.  Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.”  We have not yet determined whether we will establish a cash reserve account for these potential costs in respect of any of our properties or facilities, or if we will satisfy such costs of decommissioning from the proceeds of production in accordance with the practice generally employed in onshore and offshore oilfield operations.  If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs.  The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

Our inability to obtain necessary facilities could hamper our operations.

Oil and gas exploration and development activities are dependent on the availability of drilling and related equipment, transportation, power and technical support in the particular areas where these activities will be conducted, and our access to these facilities may be limited.  To the extent that we conduct our activities in remote areas, the facilities required may not be proximate to our operations, which will increase our expenses.  Demand for scarce equipment and other facilities or access restrictions may affect the availability of such equipment to us and may delay exploration and development activities.  The quality and reliability of necessary facilities may also be unpredictable and we may be required to make efforts to standardize our facilities, which may entail unanticipated costs and delays.  Shortages and/or the unavailability of necessary equipment or other facilities will impair our activities, either by delaying our activities, increasing our costs or otherwise.

Prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly, which could reduce profitability, growth and the value of our business.

Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond our control.  World prices for oil and natural gas have fluctuated widely in recent years.  The average price per barrel was $93.26 in 2014 and $97.98 in 2013, and the average wellhead price per thousand cubic feet of natural gas was $4.39 in 2014 and $3.73 in 2013 (source: U.S. Energy Information Administration).  We expect that prices will continue to fluctuate in the future.  Price fluctuations will have a significant impact upon our revenue, the return from our reserves and on our financial condition generally.  Price fluctuations for oil and natural gas commodities may also impact the investment market for companies engaged in the oil and gas industry.  Decreases in the prices of oil and natural gas may have a material adverse effect on our consolidated financial condition, the future results of our operations and the quantities of reserves recoverable on an economic basis.

Increases in our operating expenses will impact our operating results and financial condition.

Exploration, development, production, marketing (including distribution costs) and regulatory compliance costs (including taxes) will substantially impact the net revenues and profits we derive from the oil and natural gas that we produce.  These costs are subject to fluctuations and variation in the different locales in which we operate, and we may not be able to predict or control these costs.  If these costs exceed our expectations, this may adversely affect our consolidated results of operations.  In addition, we may not be able to earn net revenue at our predicted levels, which may impact our ability to satisfy our obligations.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties, could require us to forfeit property rights, and may affect the value of our assets.  We may also be required to take corrective actions, such as installing additional equipment or taking other actions, each of which could require us to make substantial capital expenditures.  We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them.  As a result, our future business prospects could deteriorate due to regulatory constraints, and our profitability could be impaired by our obligation to provide such indemnification to our employees.

Compliance with laws and regulations governing our activities could be costly and could negatively impact production.

Our oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal, state and local agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases our cost of doing business and affects our profitability. Because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws.

The state in which we operate requires permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. The state also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the spacing, plugging and abandonment of such wells. The statutes and regulations of certain states also limit the rate at which oil and gas can be produced from our properties.

The FERC regulates interstate gas transportation rates and service conditions, which affect the marketing of gas we produce, as well as the revenues we receive for sales of such production. Since the mid-1980s, the FERC has issued various orders that have significantly altered the marketing and transportation of gas. These orders resulted in a fundamental restructuring of interstate pipeline sales and transportation services, including the unbundling by interstate pipelines of the sales, transportation, storage and other components of the city-gate sales services such pipelines previously performed. These FERC actions were designed to increase competition within all phases of the gas industry. The interstate regulatory framework may enhance our ability to market and transport our gas, although it may also subject us to greater competition and to the more restrictive pipeline imbalance tolerances and greater associated penalties for violation of such tolerances.

Our sales of oil and natural gas are not presently regulated and are made at market prices.  The price we receive from the sale of these products is affected by the cost of transporting them to market. The FERC has implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rate to inflation, subject to certain conditions and limitations. We are not able to predict with any certainty what effect, if any, these regulations will have on us, but, other factors being equal, the regulations may, over time, tend to increase transportation costs, which may have the effect of reducing wellhead prices for oil and natural gas.

Under the EP Act 2005, the FERC has civil penalty authority under the NGA to impose penalties for current violations of up to $1 million per day for each violation and disgorgement of profits associated with any violation. While our gas operations have not been regulated by the FERC under the NGA, FERC has adopted regulations that may subject certain of our otherwise non-FERC jurisdictional entities to FERC annual reporting.  Additional rules and legislation pertaining to those and other matters may be considered or adopted by the FERC from time to time. Failure to comply with those regulations in the future could subject us to civil penalty liability.

Our oil and gas exploration and production and related activities are subject to extensive environmental regulations and to laws that can give rise to substantial liabilities from environmental contamination.

Our operations are subject to extensive federal, state and local environmental laws and regulations, which impose limitations on the emission and discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and solid and hazardous wastes, and impose obligations to investigate and remediate contamination in certain circumstances.  Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination such as claims for personal injury or property damage, may arise at many locations, including properties in which we have an ownership interest but no operational control, properties we formerly owned or operated and sites where our wastes have been treated or disposed of, as well as at properties that we currently own or operate.  Such liabilities may arise even where the contamination does not result from any noncompliance with applicable environmental laws regardless of fault.  Under a number of environmental laws, such liabilities may also be strict, joint and several, meaning that we could be held responsible for more than our share of the liability involved, or even the entire share.  Environmental requirements generally have become more stringent in recent years, and compliance with those requirements more expensive.

We have incurred expenses in connection with environmental compliance, and we anticipate that we will continue to do so in the future.  Failure to comply with extensive applicable environmental laws and regulations could result in significant civil or criminal penalties and remediation costs, as well as the issuance of administrative or judicial orders limiting operations or prohibiting certain activities.  Some of our properties, including properties in which we have an ownership interest but no operating control, may be affected by environmental contamination that may require investigation or remediation.  Some of our operations are located in environmentally sensitive environments, such as coastal waters, wetlands and other protected areas.  Some of our operations are in areas particularly susceptible to damage by hurricanes or other destructive storms, which could result in damage to facilities and discharge of pollutants.  In addition, claims are sometimes made or threatened against companies engaged in oil and gas exploration and production by owners of surface estates, adjoining properties or others alleging damage resulting from environmental contamination and other incidents of operation, and such claims have been asserted against us as well as companies we have acquired.  Compliance with, and liabilities for remediation under, these laws and regulations, and liabilities concerning contamination or hazardous materials, may adversely affect our business, financial condition and results of operations.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the crude oil and gas that we produce.

In December 2009, the EPA determined that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to public health and the environment, because emissions of such gases are, according to the EPA, contributing to warming of the Earth’s atmosphere and other climatic changes.  Based on these findings, the EPA adopted two sets of rules regulating greenhouse gas emissions under the Clean Air Act, including emissions of greenhouse gases from certain large stationary sources.  The EPA’s rules relating to emissions of greenhouse gases from large stationary sources of emissions are currently subject to a number of legal challenges, but the federal courts have thus far declined to issue any injunctions to prevent the EPA from implementing, or requiring state environmental agencies to implement, the rules.  The EPA has also adopted rules requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States, including certain onshore oil and gas production facilities, on an annual basis.

In addition, from time to time Congress has considered adopting legislation to reduce emissions of greenhouse gases and almost one-half of the states have already taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs.  Most of these cap and trade programs work by requiring major sources of emissions, such as electric power plants or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances. The number of allowances available for purchase is reduced each year in an effort to achieve the overall greenhouse gas emission reduction goal.

The adoption of legislation or regulatory programs to reduce emission of greenhouse gases could require us to incur increased operating costs, such as costs to purchase and operate emission control systems, to acquire emission allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil and gas we produce.  Consequently, legislation and regulatory programs to reduce emissions of greenhouse gases could have an adverse effect on our business, financial condition and results of operations. Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our financial condition and results of operations.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Hydraulic fracturing involves the injection of water, sand, and chemicals under pressure into dense subsurface rock formations to fracture the surrounding rock and stimulate production.  We commonly use hydraulic fracturing as part of our operations.  Hydraulic fracturing typically is regulated by state oil and natural gas commissions, but the EPA has asserted federal regulatory authority pursuant to the SDWA over certain hydraulic fracturing activities involving the use of diesel, and in February 2014, issued permitting guidance for such activities. Also, in May 2014, the EPA issued an Advanced Notice of Proposed Rulemaking under the Toxic Substances Control Act that would require companies to disclose information regarding the chemicals used in hydraulic fracturing.

At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. For example in May 2013, the Texas Railroad Commission adopted new rules governing well casing, cementing and other standards for ensuring that hydraulic fracturing operations do not contaminate nearby water resources. Local government also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular or prohibit the performance of well drilling in general or hydraulic fracturing in particular. If new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we operate, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development or production activities, and perhaps even be precluded from drilling wells.

The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices, and the EPA commenced a study in 2012 of the potential environmental effects of hydraulic fracturing on water resources. In June 2015, the EPA issued its draft report, and while the report stated that, “there are above- and below-ground mechanisms by which hydraulic fracturing activities have the potential to impact drinking water resources,” the EPA stated that, “[it did] not find evidence that these mechanisms have led to widespread, systemic impacts on drinking water resources in the United States.”  In March 2015, the Bureau of Land Management of the Department of Interior proposed stringent regulations regarding the use of hydraulic fracturing on federal lands.  These regulations were scheduled to be effective on June 24, 2015, however, a federal judge has granted a temporary stay against implementation pending further proceedings and hearings on a request for a preliminary injunction of the rules.  While these regulations only apply to federal lands, where the Company does not operate, it is believed that if they are effective, some states could implement similar regulations and larger oil and gas companies may change their operations on all projects to be consistent with the federal guidelines.

Moreover, the EPA is developing effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities and plans to propose these standards sometime in 2015. Other governmental agencies, including the U.S. Department of Energy and the U.S. Department of the Interior, are evaluating various other aspects of hydraulic fracturing. These ongoing or proposed studies, depending on their findings, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory mechanisms. If new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we operate, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells.

Our operations are substantially dependent on the availability of water. Restrictions on our ability to obtain water may have an adverse effect on our financial condition, results of operations and cash flows.

Water is an essential component of both the drilling and hydraulic fracturing processes. Historically, we have been able to purchase water from various sources for use in our operations. If we are unable to obtain water to use in our operations from local sources, we may be unable to economically produce oil and gas, which could have an adverse effect on our financial condition, results of operations and cash flows.

We may not be insured against all of the operating hazards to which our business is exposed.

Our operations are subject to the usual hazards incident to the drilling and production of oil and gas, such as windstorms, lightning strikes, blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids (including fluids used in hydraulic fracturing activities), fires, severe weather and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, clean-up responsibilities, regulatory investigation and penalties, and suspension of operations, all of which could result in a substantial loss. We maintain insurance against some, but not all, of the risks described above. Such insurance may not be adequate to cover losses or liabilities. Also, we cannot give assurance of the continued availability of insurance at premium levels that justify its purchase.

Our business will suffer if we cannot obtain or maintain the necessary licenses.

Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities.  Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to changes in regulations and policies and to the discretion of the applicable government agencies, among other factors.  Our inability to obtain, or our loss of or denial of extension, to any of these licenses or permits could hamper our ability to produce revenues from our operations.

Certain United States federal income tax deductions currently available with respect to oil and natural gas exploration and production may be eliminated as a result of proposed legislation.

Legislation has been proposed that would, if enacted into law, make significant changes to U.S. federal income tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and gas exploration and production companies.  These changes include, but are not limited to:

•	the repeal of the percentage depletion allowance for oil and natural gas properties;
•	the elimination of current deductions for intangible drilling and development costs;
•	the elimination of the deduction for certain domestic production activities; and
•	an extension of the amortization period for certain geological and geophysical expenditures.

It is unclear whether these or similar changes will be enacted. The passage of this legislation or any similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development. Any such changes could have an adverse effect on our financial position, results of operations and cash flows.

Challenges to our properties may impact our consolidated financial condition.

Title to oil and gas interests is often not capable of conclusive determination without incurring substantial expense.  While we intend to make appropriate inquiries into the title of properties and other development rights we acquire, title defects may exist.  In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all.  If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate.  If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired.

We will rely on technology to conduct our business and our technology could become ineffective or obsolete.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our exploration, development and production activities.  We will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence.  The costs of doing so may be substantial, and may be higher than the costs that we anticipate for technology maintenance and development.  If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired.  Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

RISKS RELATED TO OUR COMMON STOCK

There has been a limited trading market for our common stock.

It is anticipated that there will be a limited trading market for our common stock on the OTCQB market (“OTCQB”).  The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable.  The lack of an active market may also reduce the fair market value of your shares.  An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or assets by using common stock as consideration.

You may have difficulty trading and obtaining quotations for our common stock.

The common stock may not be actively traded, and the bid and asked prices for our common stock on the OTCQB may fluctuate widely.  As a result, investors may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities.  This severely limits the liquidity of the common stock, and would likely reduce the market price of our common stock and hamper our ability to raise additional capital.

Our common stock is not currently traded at high volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

Our common stock is currently traded, but with very low, if any, volume, based on quotations on the OTCQB, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Stockholders should be aware that, according to Commission Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse.  Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

The market price of our common stock may, and is likely to continue to be, highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

•
dilution caused by our issuance of additional shares of common stock and other forms of equity securities in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

•	announcements of new acquisitions, reserve discoveries or other business initiatives by our competitors;
•	our ability to take advantage of new acquisitions, reserve discoveries or other business initiatives;
•	fluctuations in revenue from our oil and gas business as new reserves come to market;
•	changes in the market for oil and natural gas commodities and/or in the capital markets generally;
•	changes in the demand for oil and natural gas, including changes resulting from the introduction or expansion of alternative fuels;
•	quarterly variations in our revenues and operating expenses;
•	changes in the valuation of similarly situated companies, both in our industry and in other industries;
•	changes in analysts’ estimates affecting our company, our competitors and/or our industry;
•	changes in the accounting methods used in or otherwise affecting our industry;
•	additions and departures of key personnel;
•	announcements by relevant governments pertaining to incentives for alternative energy development programs;
•	fluctuations in interest rates and the availability of capital in the capital markets; and
•	significant sales of our common stock, including sales by future investors in future offerings we expect to make to raise additional capital.

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our consolidated results of operations and financial condition.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business.  Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all.  Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in the common stock.

Our officers, directors and principal stockholders own a controlling interest in our voting stock and investors will not have any voice in our management.

As of July 21, 2015, our officers, directors and principal stockholders in the aggregate, beneficially own or control the votes of approximately 71.4% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

•	election of our board of directors;
•	removal of any of our directors;
•	amendment of our certificate of incorporation or bylaws; and
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors, executive officers and principal stockholders collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors, executive officers or principal stockholders, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and confirm the investment experience and objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus. However, we could receive up to $2,062,500.66 in the aggregate from the selling stockholders if they exercise in full, on a cash basis, the Warrants to purchase 15,625,005 shares of common stock issued to the selling stockholders that are being offered by the selling stockholders under this prospectus. In addition, the exercise price to be paid is subject to change based on the market price of our common stock during the 10 trading days prior to exercise.  All of the Warrants entitle the holder to exercise their Warrants on a cashless basis under certain conditions.  In the event that any selling stockholder exercises their Warrants on a cashless basis, then we will not receive any proceeds from the exercise of those Warrants. We would use such proceeds from the exercise of the Warrants, if any, for working capital and other corporate purposes.

The holders may exercise their Warrants at any time until their expiration, as further described under “Description of Securities.” Because the holders may exercise the Warrants in their own discretion, if at all, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently available for quotation on the OTCQB under the symbol “PGSI.”  Prior to September 23, 2013, our common stock was available for quotation on the Over-the-Counter Bulletin Board under the symbol “PGSI.”

For the periods indicated, the following table sets forth the high and low closing prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Year ending December 31, 2015	High	Low
First Quarter	$0.22	$0.10
Second Quarter	$0.25	$0.12
Third Quarter (1)	$0.25	$0.14

Year ended December 31, 2014	High	Low
First Quarter	$0.85	$0.55
Second Quarter	$0.90	$0.50
Third Quarter	$0.57	$0.35
Fourth Quarter	$0.44	$0.14

Year ended December 31, 2013	High	Low
First Quarter	$1.09	$0.54
Second Quarter	$1.03	$0.69
Third Quarter	$0.89	$0.55
Fourth Quarter	$0.70	$0.36

(1)	As of July 21, 2015.

Holders

As of July 21, 2015, we had approximately 98 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Pacific Stock Transfer Company, 4045 South Spencer Street, Suite 403, Las Vegas, Nevada 89119.

Dividends

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future.  We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board and will be dependent upon our consolidated financial condition, results of operations, capital requirements, and such other factors as the Board deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this Form S-1 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus. See “Risk Factors.”

Company Overview

We are an independent energy company engaged in the exploration for, and the production of, crude oil and natural gas.  Our strategy is to employ modern drilling and completion techniques to redevelop formations that have been proven by historical production to be hydrocarbon reservoirs in a mature field.  We are exclusively focused on the redevelopment of the Rodessa oilfield of East Texas.  The Rodessa oil field has to date produced over 400 million barrels of oil and 2.3 trillion cubic feet of gas from over 2,000 producing wells. First developed in the 1930’s, this field has historically been the domain of small independent operators and is not a legacy field for any major oil company.  We have been active in the region for over a decade, and in this time, we have developed a proprietary technical database from the Rodessa oilfield’s extensive drilling history, which gives us a superior insight into the multiple proven reservoirs that are available for development.  The drilling and production history of the oilfield has proven the productivity of multiple horizons, including the Rodessa, Pettit, Travis Peak, Cotton Valley, Bossier and Cotton Valley Limestone.  We have a longstanding commitment to this region where mineral ownership is highly fragmented and believe that the strength of our local relationships is a critical factor in acquiring mineral leases.  We currently hold interests in properties located in Cass and Marion Counties, Texas.

Our development strategy, in what we have designated the “Cornerstone Project,” is to identify and exploit resources in and adjacent to existing or indicated producing areas within the mature Rodessa field. By focusing on a mature proven field, we believe that we can significantly reduce the geological risk of our projects.  We plan to develop and produce reserves at low cost and will take an aggressive approach to exploiting our contiguous acreage position by utilizing the latest “best in class” drilling and completion techniques. We believe that implementing the latest proven drilling and completion techniques to exploit our geological insight in this mature oil field will enable us to develop significant oil and gas resources that were not amenable to development with the technology available to earlier developers.

Plan of Operations

Our corporate strategy can be thought of in terms of the acquisition of leases and the development of resources on leased acreage.

Acquisition of Leases in the Cornerstone Project area

As of July 1, 2015, our leasehold position is approximately 19,874 gross acres and 5,705 net acres.

•
Supporting Our Drilling Program.  Our priority is drilling, and consequently, our leasing program’s primary objective is to support our planned drilling program by securing holdout leases in those units where we plan to drill over the next twelve months and renewing leases that are due to expire in those units where we plan to drill.

•
Acquiring Additional Drilling Locations.  We have an extensive proprietary database that we use to identify additional drilling locations and target acreage for acquisition in the project area.  Most properties in the project area are held by smaller independent companies that lack the resources and expertise to develop them fully.  We intend to pursue these opportunities to selectively expand our portfolio of properties.  Acreage additions will complement our existing substantial acreage position in the area and provide us with additional drilling opportunities.

Development of Resources in the Cornerstone Project area

Our acreage is located in a region that has historically proven highly productive. There are multiple target formations available for development on our leased acreage. These include the gas and condensate bearing Travis Peak, the oil and gas bearing upper Cotton Valley sands, the oil bearing Bossier sands and the oil bearing Cotton Valley Limestone. Approximately 56% of our net leased acreage is currently undeveloped (approximately 3,193 undeveloped net acres of a total of 5,705 net acres as of July 1, 2015).

•
Horizontal Wells Targeting the Bossier/Cotton Valley Limestone.  Our priority is to drill horizontal wells targeting the Bossier/Cotton Valley Limestone.  The low permeability oil bearing Bossier and Cotton Valley Limestone formations are amenable to development using the latest horizontal drilling and dynamic multi-stage fracking techniques that have proven successful in the Bakken Shale in North Dakota and elsewhere.  Our first horizontal well, the Morse #1-H, was drilled with a 2,000 foot horizontal section. This well was completed with a five‐stage frack and recorded an average production rate of 281 Bbl/day of high quality crude oil in its first five days of production. The production rate subsequently decreased and we recorded an average production rate of 7 Bbl/day of crude oil during February 2015, when production was hampered by extreme cold weather that resulted in forced shut downs on account of the failure of the gas lift system’s compression equipment. The decrease in the production rate has been irregular and we have observed several instances of unexpected, sustained surges in production, typically resulting in a doubling of production volume over three-day periods.  These surges in production lead us to believe that the reservoir is capable of greater production, and that the Morse #1-H well’s production rate has been compromised by the gas lift system and/or by an obstruction in the well bore. We believe that the successful production of oil from the Morse #1-H, which has produced a cumulative total of 41,793 Bbls of oil to December 31, 2014, supports our development strategy for the Bossier/Cotton Valley Limestone. We have gained a substantial amount of knowledge and experience from the drilling, completion and production of the Morse #1-H well that will enable us to improve the design and execution of our next planned horizontal well. Having proven our development model, we now plan to drill wells with longer laterals involving 15 or more frack stages to improve the well economics. We estimate that the drilling and completion costs of such wells will be approximately $7-$9 million. We are not currently capitalized to drill a program of such wells and are actively engaged in securing the necessary finance to fund a drilling program to develop the Bossier/Cotton Valley Limestone.

•
Vertical Wells. Our secondary priority is to drill vertical wells to develop shallower formations, such as the Travis Peak and Cotton Valley.  The Haggard A & B wells, which offset the Norbord #1 discovery of 2010 and were completed in 2013 and 2012, respectively, fall into this category and have proven highly productive of gas and condensate.  In August 2014, we concluded a participation agreement with Pacific World Energy (“PWE”) for the drilling of up to 10 wells on our leased acreage in Marion County. On October 1, 2014, we spudded the first vertical well of this program, the Huntington #4.  Drilling reached a final depth of 9,300 feet, production casing of 4 ½” was set and cemented at 9,300 feet and the drilling rig was released on October 27, 2014. Analysis of the well log identified in excess of 175' of gross pay over multiple Cotton Valley and Travis Peak zones. Having now analyzed the drilling results, we are discussing the completion procedure for this well with PWE and plan to complete this well within the first half of 2015.

Consolidated Results of Operations

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Summarized Consolidated Results of Operations

	2014	2013	Increase (Decrease)
Total revenues	$1,999,955	$1,876,629	$123,326
Total operating expenses	7,625,711	4,806,270	2,819,441
Loss from operations	(5,625,756)	(2,929,641)	(2,696,115)
Total other expenses, net	(3,284,851)	(774,892)	(2,509,959)
Loss before income tax expense	(8,910,607)	(3,704,533)	(5,206,074)
Income tax expense	-	-	-
Net loss	$(8,910,607)	$(3,704,533)	$(5,206,074)

Revenues:  Total revenues for the year ended December 31, 2014 totaled $1,999,955 compared to $1,876,629 for the year ended December 31, 2013.  Oil revenue for the year ended December 31, 2014 was $763,073 compared to $1,015,373 for the year ended December 31, 2013. This decrease of $252,300 represented a 25% decrease and was a consequence of a 17% decline in sales volumes and a 9% decrease in the realized oil sales price from $99.84 per barrel for the year ended December 31, 2013 to $90.59 per barrel for the year ended December 31, 2014. The primary reason for the decline in sales volume during the year ended December 31, 2014 was a decrease in production from the Morse #1-H well and the Norbord #1 well, with the Norbord #1 well having been plugged and abandoned in February 2014.

Gas revenue increased 54% from $613,432 for the year ended December 31, 2013 to $941,684 for the year ended December 31, 2014. This increase of $328,252 was primarily a result of a 36% increase in sales volume from 2013 to 2014 and a 13% increase in the realized sales price.  We received a realized sales price of $4.16 per MCF for the year ended December 31, 2014 compared to $3.68 per MCF for the year ended December 31, 2013.  The increase in the sales volume during the year ended December 31, 2014 were primarily a result of increases of gas production revenue of:

•	$150,680 from the Haggard A well, primarily due to the increase in our interest in the well following the completion of title work during the second quarter of 2014; and
•	$183,150 from the Haggard B well due to the buyout in May 2014 of one of our investor’s working interest in this well.

Transportation and gathering revenue increased by $61,350 from $206,041 for the year ended December 31, 2013 to $267,391 for the year ended December 31, 2014.  The increase was primarily a consequence of increased pipeline volumes and charges per MCF.  Condensate and skim oil sales amounted to $27,807 for the year ended December 31, 2014 compared to $41,782 for the year ended December 31, 2013.  Condensate and skim oil are by-products from drilling and are only sold when a sufficient amount has been collected, resulting in fluctuations from period to period.

Expenses:  Total operating expenses for the year ended December 31, 2014 were $7,625,711, compared to $4,806,270 for the year ended December 31, 2013, resulting in a total increase of $2,819,441.  This change was primarily a result of a large increase in general and administrative expenses resulting from non-cash stock-based compensation expenses incurred during the year ended December 31, 2014.

•
General and Administrative Expenses:  There was a $2,806,310 increase in general and administrative expenses to $5,880,900 for the year ended December 31, 2014 from $3,074,590 for the year ended December 31, 2013.  The primary reason for the increase was an increase of $2,698,163 in non-cash stock-based compensation expense. On January 30, 2014, our board of directors issued stock options to purchase 7,049,940 shares of common stock at an exercise price of $0.79 per share with a five year term to employees and directors to reward their efforts and to incentivize their performance in creating shareholder value.  These awards generated a non-cash stock-based compensation expense of $2,381,979.  Further non-cash stock-based compensation expense of $578,255 was incurred in the first quarter of 2014 on the extension of the expiration date of options.  In 2013, stock-based compensation expense was limited to $655,181 in charges related to the vesting of options granted to the CFO in October 2012.  The vesting of these options generated expense of $393,110 in 2014.

In addition, investor relations consulting fees of $302,500 were incurred during the year ended December 31, 2014, whereas only $35,500 of such fees was incurred during the year ended December 31, 2013.  We engaged an investor relations firm in late March 2014 to assist us with the implementation and maintenance of ongoing programs to increase the investment community’s awareness of our activities and to stimulate their interest in our company.

•
Lease Operating Expense:  Total lease operating expenses for the year ended December 31, 2014 were $887,041 compared to $1,074,466 for the year ended December 31, 2013.  The decrease of $187,425 is primarily a result of a decline of $273,282 in lease operating expenses for the Morse #1-H well, which was largely a consequence of the decline in production volumes.  Following the plugging and abandonment of the Norbord well in 2014, its lease operating expense decreased by $65,835 in 2014 compared to 2013. With the increased gas production volumes from the Haggard A and B wells, their lease operating expense increased by $22,275 and $68,865, respectively, in 2014 compared to 2013.  We acquired seven wells, including the Cass County Fee #1, from a third party in 2012.  The Cass County Fee #1 was originally completed in 1972, and by 2014, its production had declined below an economic rate. During 2014, we performed a work-over of the Cass County Fee #1, returning it to an economic rate of production., The cost of the work-over operation resulted in an increase in the well’s lease operating expenses of $47,694 in 2014 compared to 2013.

•
Depletion and Depreciation Expense:  Total depletion and depreciation for the year ended December 31, 2014 was $601,865, compared to $470,739 for the year ended December 31, 2013. The increase of $131,126 was primarily a consequence of increased gross production, which resulted from an increase in our share of production due to the completion of title work on the Haggard A well and the May 2014 buyout agreement of an investor’s working interest in the Haggard B well.  In addition to the production increase of 22%, the total amount of reserves fell by approximately 26% in 2014 compared to 2013, resulting in a 64% increase in the depreciation, depletion and amortization (“DD&A”) rate, and the depreciable base fell by 18%, primarily as a result of the reduction in future development costs following the reduction in reserves. The compounded result of an increase of 64% in the DD&A rate and a decrease of 18% in the depreciable base was a 34% increase in DD&A charges.

Other Income (Expenses):  Total other expenses for the year ended December 31, 2014 were $3,284,851, compared to $774,892 for the year ended December 31, 2013, resulting in an increase of $2,509,959.  The primary reason for the increase was a warrant modification expense of $2,642,266 incurred during the year ended December 31, 2014, whereas no such expense was incurred during the same period in 2013.  This expense was incurred in connection with a warrant modification offer to investors that closed on March 31, 2014.  Certain investors agreed to modify the terms of their warrants, whereby the expiration date was extended for three years in exchange for agreeing to increase the exercise price.

Net Loss:  As a result of the above described revenues and expenses, we incurred a net loss of $8,910,607 in the year ended December 31, 2014, compared to a net loss of $3,704,533 in the year ended December 31, 2013.

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Summarized Consolidated Results of Operations

	2015	2014	(Decrease)
Total revenues	$196,931	$564,928	$(367,997)
Total operating expenses	986,955	4,256,193	(3,269,238)
Loss from operations	(790,024)	(3,691,265)	(2,901,241)
Total other expenses, net	(1,360,730)	(2,802,765)	(1,442,035)
Net loss	$(2,150,754)	$(6,494,030)	$(4,343,276)

Revenues:  Total revenues for the quarter ended March 31, 2015 were $196,931, compared to $564,928 for the quarter ended March 31, 2014. The decrease of $367,997 in total revenues for the quarter ended March 31, 2015 as compared to the quarter ended March 31, 2014 was primarily driven by falling energy prices and declining production volumes resulting in a decrease of $179,368 in crude oil revenue and a decrease of $148,824 in natural gas revenue, compounded by a $35,224 decrease in transportation and gathering revenue.

Crude oil revenue for the quarter ended March 31, 2015 was $65,863, compared to $245,231 for the quarter ended March 31, 2014. The $179,368 decrease represented a 73% decline in crude oil revenue, which was driven by a 42% decrease in crude oil volume and a 54% decline in the realized crude oil sales price from $95.37 per barrel for the quarter ended March 31, 2014 to $44.27 per barrel for the quarter ended March 31, 2015. The primary reasons for the decline in crude oil volume between the quarters ended March 31, 2014 and 2015 were:

•	The production rate of the Morse #1-H well declined from 2014 to 2015, resulting in a net decrease of $75,539 in crude oil revenue; and
•
The Haggard A and Huntington 1 wells had minimal production during the quarter ended March 31, 2015 due to work-overs being performed, but those wells generated $54,005 in crude oil revenue during the quarter ended March 31, 2014.

Natural gas revenue for the quarter ended March 31, 2015 was $90,726, compared to $239,550 for the quarter ended March 31, 2014. This decrease of $148,824 was due to a 44% decrease in the realized natural gas price and a 32% decrease in natural gas volume. We received a realized sales price of $4.90 per MCF for the quarter ended March 31, 2014 compared to $2.73 per MCF for the quarter ended March 31, 2015. The production rates of the Haggard A and Huntington 1 wells declined for the comparative quarters due to work-overs during the quarter ended March 31, 2015, resulting in decreases in natural gas revenue of $132,497 and $29,060, respectively.  These decreases were somewhat offset by small increases in the production rates of other wells.

Expenses:  Total operating expenses for the quarter ended March 31, 2015 were $986,955, compared to $4,256,193 for the quarter ended March 31, 2014.  This change was primarily a result of decreases in general and administrative expenses, together with small decreases in lease operating expenses and amortization and depreciation expenses.

•
General and Administrative Expense:  There was a $3,196,437 decrease in general and administrative expense to $660,731 for the quarter ended March 31, 2015, from $3,857,168 for the quarter ended March 31, 2014, primarily due to a decrease of $3,091,270 in stock-based compensation.  There was an issuance of stock-based compensation in the quarter ended March 31, 2014, but no stock-based compensation in the quarter ended March 31, 2015.  The compensation resulted from the issuance of stock options to selected employees, executives, and directors as well as a modification of certain outstanding options granted under our stock option plans to extend the expiration date.

In addition, investor relations consulting fees of $112,000 were incurred for the quarter ended March 31, 2014, whereas no such expense was recorded for the same period in 2015.  These decreases were offset by an increase of $52,944 in investor funding expenses during the quarter ended March 31, 2015, which were incurred in connection with the convertible note financing.  There was no such expense recorded for the same period in 2014.

•
Lease Operating Expense:  Total lease operating expense for the quarter ended March 31, 2014 was $209,151, compared to $161,752 for the quarter ended March 31, 2015.  The decrease of $47,399 in lease operating expense is primarily the result of the decline in sales prices and volume of production.  Marketing charges and production taxes are dependent on production volumes and energy prices, as well as some of the other lease operating expenses.  Two of our strongest producing wells in the first quarter of 2014, the Morse #1-H and the Haggard A, whose production significantly decreased in the first quarter of 2015, had an aggregate decrease in lease operating expenses of $28,858 from the comparative quarter in 2014.  In addition, the Fee #675 well had $19,014 in lease operating expenses for workover costs in the quarter ended March 31, 2014, whereas its costs for comparable quarter in 2015 were only $8,462, resulting in a decrease of $10,552.

•
Amortization and Depreciation Expense:  Total amortization and depreciation for the quarter ended March 31, 2015 was $98,955, compared to $132,212 for the quarter ended March 31, 2014. The decrease of $33,257 was largely a consequence of the reduced rate of production.

Other Income (Expenses):  Total other expenses for the quarter ended March 31, 2014 was $2,802,765, compared to $1,360,730 for the quarter ended March 31, 2015, representing a decrease of $1,442,035.  The primary reason for the decrease was warrant modification expense of $2,642,266 incurred in the first quarter of 2014, whereas the warrant modification expense was $439,550 in the first quarter of 2015, resulting in a decrease of $2,202,716.  During the first quarter of 2014, a warrant modification offer to investors of warrants issued in 2011 through 2013 was closed on March 31, 2014.  This warrant modification extended the expiration terms of their warrants by three years in exchange for an increase in the exercise price of the warrants.  The warrant modification offer in the first quarter of 2015 was only to investors that acquired warrants in January 2015, and the warrant modification resulted in the issuance of additional warrants in exchange for modifying certain terms of the transaction documents relating to the January 2015 financing. This decrease was offset by an increase in interest expense of $740,361 in the quarter ended March 31, 2015, resulting from the immediate expensing of the discount for the beneficial conversion feature associated with the convertible debt financing.  There was no such corresponding interest expense in the quarter ended March 31, 2014.

Net Loss:  As a result of the above described revenues and expenses, we incurred a net loss of $2,150,754 for the quarter ended March 31, 2015, as compared to a net loss of $6,494,030 for the quarter ended March 31, 2014.

Liquidity and Capital Resources

We held $1,402,440 in cash at March 31, 2015, and net cash of $1,389,534 after an overdraft of $12,906 was deducted.  By comparison, we held $373,506 in cash at December 31, 2014, which when netted against an overdraft of $5,673, gave us net cash of $367,833. The increase in cash was a consequence of obtaining new financing during the quarter ended March 31, 2015.

Going Concern Consideration

In their report dated April 3, 2015, our independent registered public accounting firm stated that our financial statements for the year ended December 31, 2014 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised due to incurring operating losses for several years and having negative cash flows from operations.   In addition, we have an accumulated deficit of $39,165,905 as of March 31, 2015 and require additional financing to fund future operations.  Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure.

Our operations have not been sufficient to generate cash flow to fund operations and we have financed our activities using equity and debt financings and drilling participations. Our cash flow from operations is sensitive to the prices paid for our crude oil and natural gas as well as to the quantities of crude oil and natural gas we sell.  Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities or obtaining loans from various financial institutions, where possible. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.  While we continually look for additional financing sources, in the current economic environment the procurement of outside funding is difficult and there can be no assurance that such financing will be available on terms acceptable to us, if at all.

Cash Flows

The following table summarizes our cash flows for the three months ended March 31, 2015 and 2014:

	2015	2014
Total cash provided by (used in):
Operating activities	$(598,436)	$(72,545)
Investing activities	(158,177)	(493,956)
Financing activities	1,785,547	437,198
Increase (Decrease) in cash and cash equivalents	$1,028,934	$(129,303)

Cash Used in Operating Activities:  For the quarter ended March 31, 2015, cash used by operating activities was $598,436, compared to $72,545 used by operating activities for the quarter ended March 31, 2014, resulting in an increase in cash used by operations of $525,891.

The net loss of $2,150,754 for the quarter ended March 31, 2015 was a decrease of $4,343,276 from the net loss of $6,494,030 for the quarter ended March 31, 2014. Non-cash income and expense decreased by $4,636,358, to $1,310,358 for the quarter ended March 31, 2015, from $5,946,716 for the quarter ended March 31, 2014.

Non-cash expense incurred for stock-based compensation decreased to $0 for the quarter ended March 31, 2015, from $3,091,270 for the quarter ended March 31, 2014.  The compensation resulted from the issuance of stock options to selected employees, executives, and directors as well as a modification of certain outstanding options granted under our stock option plans to extend the expiration date.  There was a warrant modification expense of $2,642,266 for the extension of select warrant terms during the quarter ended March 31, 2014, compared to a warrant modification expense of $439,550 during the quarter ended March 31, 2015. The Company incurred $72,000 in non-cash expense for stock issued to consultants for the quarter ended March 31, 2014, whereas no such expense was incurred in the first quarter of 2015. Amortization and depreciation expense decreased by $33,257, from $132,212 for the quarter ended March 31, 2014, to $98,955 for the quarter ended March 31, 2015, primarily as a consequence of lower production volumes.  Interest expense related to convertible note financing of $763,535 was incurred for the quarter ended March 31, 2015 and was due to the immediate expensing of the discount for the beneficial conversion feature and amortization of the deferred financing costs.  There was no such interest expense or amortization for the quarter ended March 31, 2014.

In the quarter ended March 31, 2015, operating assets decreased by $219,490, compared to an increase of $77,405 for the quarter ended March 31, 2014, resulting in an improvement in cash flow of $296,895. Related party receivables decreased $26,269 in the quarter ended March 31, 2015, compared to a decrease of $105,393 for the quarter ended March 31, 2014, resulting in a decrease of $79,124 in cash flows.  Joint interest billings receivable increased $5,101 in the quarter ended March 31, 2015, compared to an increase of $112,963 in the quarter ended March 31, 2014, increasing the quarter on quarter cash flow by approximately $107,862. Trade accounts receivable decreased by $197,259 in 2015, whereas it increased by $63,675 in 2014, improving the cash flow comparison by $260,934.  The remaining changes in operating assets consisted of changes in accounts receivable, related parties and other assets, which decreased by approximately $1,063 in the first quarter 2015, compared to an increase of $6,160 in the corresponding period in 2014.

Operating liabilities increased by $22,470 for the quarter ended March 31, 2015, compared to an increase of $552,174 for the quarter ended March 31, 2014, resulting in a deterioration in cash flow of $529,704.  Revenue payable decreased $89,939 for the quarter ended March 31, 2015, compared to a $115,244 increase during the quarter ended March 31, 2014.  Accounts payable decreased by $152,244 for the quarter ended March 31, 2015, compared to an increase of $139,572 during the quarter ended March 31, 2014.  The remaining changes in other operating liabilities resulted in an increase in liabilities of $264,653 in the first quarter of 2015, compared to an increase of $297,358 in the first quarter of 2014. These consisted of increases in interest payable, related parties of $159,257, accounts payable, related parties of $116,948, and liquidated damages payable of $2,208, offset by decreases in other payables of $13,760, resulting in a decline in cash flow of $32,705.

Cash Used in Investing Activities: For the quarter ended March 31, 2015, cash used in investing activities was $158,177, compared to $493,956 for the quarter ended March 31, 2014, representing a decrease of $335,779. We spent $162,844 during the quarter ended March 31, 2015 on purchases of mineral leases, compared to $485,557 spent during the quarter ended March 31, 2014, resulting in a decrease of $322,713. In addition, there were no purchases of property and equipment during the quarter ended March 31, 2015, while there was $8,373 spent on the purchases of property and equipment during the quarter ended March 31, 2014.

Cash Provided by Financing Activities: For the quarter ended March 31, 2015, cash provided by financing activities totaled $1,785,547, compared to $437,198 for the quarter ended March 31, 2014, resulting in an increase of $1,348,349. In the first quarter of 2015, we received $1,780,575 in net proceeds from the sale of convertible notes, whereas no such financing occurred in first quarter of 2014.  In the quarter ended March 31, 2015, no proceeds were received from the sale of common stock and warrants, whereas in the quarter ended March 31, 2014, we received $694,900 in net proceeds from the sale of units of common stock and warrants. The remaining change in cash provided by financing activities for the quarter ended March 31, 2014 was primarily a result of a change in the cash overdraft. There was an increase of $7,233 in our cash overdrafts for the quarter ended March 31, 2015, whereas in the quarter ended March 31, 2014, there was a $255,592 decrease in our cash overdrafts, resulting in an increase of $262,825 in cash flow.

Sources of Liquidity

Production revenues have not been sufficient to finance our operating expenses; therefore, we have had to raise capital in recent years to fund our activities. Planned lease acquisitions and exploration, development, production and marketing activities, as well as administrative requirements (such as salaries, insurance expenses, general overhead expenses, legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

We expect that additional funds raised from future financing activities will be required to finance our operations for the next twelve months.  The extent of our drilling program in 2015 is dependent on our ability to raise additional capital and our participation partners providing funding as required.  There are no guarantees that we will be able to raise additional funds on terms acceptable to us, if at all.  We will also consider farm-out agreements, whereby we would lease parts of our properties to other operators for drilling purposes and we would receive payment based on the production.

We are actively pursuing sources of additional capital through various financing transactions or arrangements, including farm-outs, joint venturing of projects, debt financing, equity financing and other means.

First Quarter
2015 Financing

In January 2015, we entered into securities purchase agreements (the “Securities Purchase Agreement”) with certain accredited investors (“Investors”) whereby we issued and sold to the Investors 12% Senior Secured Convertible Notes (“Notes”) in the aggregate amount of $875,000 and warrants (“Warrants”) to purchase up to 2,430,555 shares of our common stock.

On March 27, 2015, we entered into an omnibus amendment agreement (the “Amendment”) with the Investors pursuant to which, among other things:

•
We and the Investors amended the Securities Purchase Agreement to extend the Additional Investment Period until March 31, 2015, to increase the Warrant ratio from 33% to 100% and allowed for up to $1 million of Additional Securities to be sold;

•
We and the Investors amended the Notes to increase the minimum conversion price from $0.05 to $0.09, to require payments (including prepayments) to principal and interest to be on a pro rata basis, to provide for additional consideration to the Investors upon our failure to timely process conversion requests, and to increase the maximum beneficial ownership limitation from 9.99% to 19.99%;

•
We and the Investors amended the Warrants to provide for cashless exercise at any time, to increase the maximum beneficial ownership limitation from 9.99% to 19.99%, and to provide for additional consideration to the Investors upon our failure to timely process exercise notices;

•	We and the Investors amended the Registration Rights Agreement to clarify the liquidated damages due upon a default by us; and
•
We issued all the Investors additional Warrants (the “Consideration Warrants”) to purchase 4,861,116 shares of common stock, so that the Warrants, together with the Consideration Warrants, equaled the new Warrant ratio of 100%.

On March 27, 2015, we entered into a securities purchase agreement with an accredited investor, pursuant to which we issued and sold to the investor a $1,000,000 Note and Warrants to purchase 8,333,334 shares of common stock (the “Subsequent Investment”).  In connection therewith, the Guarantee was amended and restated to include the Subsequent Investment and we covenanted to file an amendment to the Security Agreement to include the Subsequent Investment.  In connection with the financing, we sold Notes in the aggregate principal amount of $1,875,000 and Warrants (including Consideration Warrants) to purchase 15,625,005 shares of common stock, resulting in net proceeds of approximately $1.78 million.

The Notes are due upon written demand of Investors holding a majority in interest of outstanding Notes, provided, however, that such demand cannot be made prior to January 9, 2016 and will bear interest at the rate of 12% per annum.

The Notes are convertible, in whole or in part, into shares of our common stock at the option of the investor, at the lower of (i) $0.12 or (ii) the higher of (x) $0.09 or (y) the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of conversion, subject to adjustment upon certain events, as set forth in the Note.

The Warrants are exercisable, at the option of the investor, for seven (7) years after issuance, in whole or in part, at an exercise price equal to the lower of (i) $0.132 or (ii) the higher of (x) $0.06 or (y) 110% of the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of exercise, subject to adjustment upon certain events, as set forth in the Warrant.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our consolidated financial condition, revenue, results of operations, liquidity, or capital expenditures.

Critical Accounting Policies

Our critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the notes to consolidated financial statements which accompany the consolidated financial statements.  The notes to consolidated financial statements, which would substantially duplicate the disclosures required in our 2014 annual consolidated financial statements, have been omitted. These policies have been consistently applied in all material respects and address such matters as revenue recognition and depreciation methods.  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the recorded amounts of revenue and expenses during the reporting period.  Actual results could differ from these estimates.

Accounts Receivable

We perform ongoing credit evaluations of our customers’ financial condition and extend credit to virtually all of our customers.  Collateral is generally not required, nor is interest charged on past due balances.  Credit losses to date have not been significant and have been within management’s expectations.  In the event of complete non-performance by our customers, our maximum exposure is the outstanding accounts receivable balance at the date of non-performance.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from five to thirty-nine years.  Expenditures for major renewals and betterments that extend the useful lives are capitalized.  Expenditures for normal maintenance and repairs are expensed as incurred.  Upon the sale or abandonment, the cost of the equipment and related accumulated depreciation are removed from the accounts and any gains or losses thereon are recognized in the operating results of the respective period.

Crude Oil and Natural Gas Properties

We use the full-cost method of accounting for our crude oil and natural gas producing activities, which are all located in Texas.  Accordingly, all costs associated with the acquisition, exploration, and development of crude oil and natural gas reserves, including directly-related overhead costs, are capitalized.

All capitalized costs of crude oil and natural gas properties, including the estimated future costs to develop proved reserves, are amortized on the units-of-production method using estimates of proved reserves.  Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs.  If the results of an assessment indicate that the properties are impaired, the amount of the impairment will be added to the capitalized costs to be amortized.

In addition, the capitalized costs are subject to a “ceiling test,” which limits such costs to the aggregate of the “estimated present value,” discounted at a ten percent interest rate, of future net revenue from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties and less the income tax effects related to the properties.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of crude oil and natural gas, in which case the gain or loss is recognized in the operating results of the respective period.

Fair Value of our Debt and Equity Instruments

Many of our various debt and equity transactions require us to determine the fair value of a debt or equity instrument in order to properly record the transaction in our consolidated financial statements.  Fair value is generally determined by applying widely acceptable valuation models, (e.g. the Black Scholes model) using the trading price of the underlying instrument or by comparison to instruments with comparable maturities and terms.

Revenue Recognition

We utilize the accrual method of accounting for crude oil and natural gas revenue, whereby revenue is recognized based on our net revenue interest in the wells.  Crude oil inventories are immaterial and are not recorded.

Natural gas imbalances are accounted for using the entitlement method.  Under this method, revenue is recognized only to the extent of our proportionate share of the natural gas sold.  However, we have no history of significant natural gas imbalances.

Income Taxes

Deferred income taxes are determined using the “liability method” in accordance with FASB ASC Topic No. 740, Income Taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which such temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the operating results of the period that includes the enactment date.  In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of ASU 2014-09 is to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP.

The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). Recently, the FASB voted to propose a one-year deferral of the effective date while at the same time permitting entities to adopt the standard on the original effective date if they choose.  If the deferral is approved, the standard will be effective for interim and annual periods beginning after December 15, 2017.  We are currently evaluating the impact of adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method we will adopt by which to implement the standard.  We are studying the new standard and starting to evaluate and determine the impact the new standard will have on the timing of revenue recognition under our customer agreements. We cannot, however, provide any estimate of the impact of adopting the new standard at this time.

In April 2015, the FASB issued Accounting Standards Update No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 seeks, in part, “to identify, evaluate, and improve areas of GAAP for which cost and complexity can be reduced, while maintaining or improving the usefulness of the information provided to users of the financial statements”. ASU No. 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discount, however, the recognition and measurement guidance for debt issuance costs are not affected. This standard is effective for fiscal years beginning after December 15, 2015 for public business entities, and interim periods within those fiscal years.  We are currently evaluating the impact of the pending adoption of ASU 2015-03 on our consolidated financial statements.

BUSINESS

Overview of Business

We are an independent energy company engaged in the exploration for, and production of, crude oil and natural gas.  We are exclusively focused on the development of resources within the Rodessa oil field of East Texas. This oil field has been producing oil and gas since 1929. The Rodessa oil field has to date produced over 400 million barrels of oil and 2.3 trillion cubic feet of gas from over 2,000 producing wells. This production has come from multiple formations including the Rodessa, Travis Peak, Pettit, Cotton Valley and Bossier, which are all proven hydrocarbon reservoirs. Most of the Rodessa’s wells were drilled over 50 years ago and targeted the shallower horizons. No major energy company ever established a dominant position in the field. Most development has been conducted by independents and mineral ownership has remained highly fragmented. We currently hold interests in properties located in Cass and Marion Counties, Texas.

Our business strategy is to identify and exploit resources in and adjacent to existing or indicated producing areas within the mature Rodessa field. We believe that we are uniquely familiar with the history and geology of our project area based on our collective experience in the region as well as through our development and ownership of a large proprietary database which details the oil field’s drilling history since 1980.  We plan to develop and produce reserves at low cost and will take an aggressive approach to exploiting our contiguous acreage position through utilization of the latest “best in class” drilling and completion techniques.  We believe that implementing the latest proven drilling and completion techniques to exploit our geological insight in this mature oil field will enable us to find significant oil and gas reserves that were either overlooked or not amenable to development with the technology previously available.

Our Operations

We began our leasing and farm-in activities in the Rodessa oil field area of the East Texas oil and gas basin in 2000. Our initial leasehold purchase was comprised of approximately 1,500 gross acres, which has grown to approximately 19,874 gross acres as of July 1, 2015. Our development strategy, which we have designated the Cornerstone Project, has been to establish a significant acreage position in the mature Rodessa oil field and develop and produce reserves through proven drilling and completion techniques.  In addition, we intend to recomplete and redevelopment some of our older wells to enhance their production rates.  We are working on this strategy with our working interest partner, TR Energy Inc. (“TR Energy”), a related party. We hold an 80% working interest in the majority of our leases with TR Energy holding a 20% working interest in those leases.  We have a few leases in which we hold smaller interests ranging from 25% - 50% with TR Energy and other minority investors holding the remaining working interests.  As of July 1, 2015, we operated 17 wells, of which 12 were producing.

We conduct our main exploration and production operations through our wholly-owned subsidiary, POI.  We conduct additional pipeline operations through our other wholly-owned subsidiary, TR Rodessa.

TR Rodessa owns an 80% undivided interest in and operates a 40-mile natural gas pipeline and gathering system which we currently use to transport our hydrocarbons to market.  TR Energy owns the remaining 20% undivided interest.  Excess capacity on this system is used to transport third-party hydrocarbons.

Our corporate strategy can be thought of in terms of the acquisition of leases and the development of resources on leased acreage.

Acquisition of Leases in the Cornerstone Project area

As of July 1, 2015, our leasehold position is approximately 19,874 gross acres and 5,705 net acres.

•
Supporting Our Drilling Program.  Our priority is drilling, and consequently, our leasing program’s primary objective is to support our planned drilling program by securing holdout leases in those units where we plan to drill over the next twelve months and renewing leases that are due to expire in those units where we plan to drill.

•
Acquiring Additional Drilling Locations.  We have an extensive proprietary database that we use to identify additional drilling locations and target acreage for acquisition in the project area.  Most properties in the project area are held by smaller independent companies that lack the resources and expertise to develop them fully.  We intend to pursue these opportunities to selectively expand our portfolio of properties.  Acreage additions will complement our existing substantial acreage position in the area and provide us with additional drilling opportunities.

Development of Resources in the Cornerstone Project area

Our acreage is located in a region that has historically proven highly productive. There are multiple target formations available for development on our leased acreage. These include the gas and condensate bearing Travis Peak, the oil and gas bearing upper Cotton Valley sands, the oil bearing Bossier sands and the oil bearing Cotton Valley Limestone. Approximately 56% of our net leased acreage is currently undeveloped (approximately 3,193 undeveloped net acres of a total of 5,705 net acres as of July 1, 2015).

•
Horizontal Wells Targeting the Bossier/Cotton Valley Limestone.  Our priority is to drill horizontal wells targeting the Bossier/Cotton Valley Limestone.  The low permeability oil bearing Bossier and Cotton Valley Limestone formations are amenable to development using the latest horizontal drilling and dynamic multi-stage fracking techniques that have proven successful in the Bakken Shale in North Dakota and elsewhere.  Our first horizontal well, the Morse #1-H, was drilled with a 2,000 foot horizontal section. This well was completed with a five‐stage frack and recorded an average production rate of 281 Bbl/day of high quality crude oil in its first five days of production. The production rate subsequently decreased and we recorded an average production rate of 7 Bbl/day of crude oil during February 2015, when production was hampered by extreme cold weather that resulted in forced shut downs on account of the failure of the gas lift system’s compression equipment. The decrease in the production rate has been irregular and we have observed several instances of unexpected, sustained surges in production, typically resulting in a doubling of production volume over three-day periods.  These surges in production lead us to believe that the reservoir is capable of greater production, and that the Morse #1-H well’s production rate has been compromised by the gas lift system and/or by an obstruction in the well bore. We believe that the successful production of oil from the Morse #1-H, which has produced a cumulative total of 41,793 Bbls of oil to December 31, 2014, supports our development strategy for the Bossier/Cotton Valley Limestone. We have gained a substantial amount of knowledge and experience from the drilling, completion and production of the Morse #1-H well that will enable us to improve the design and execution of our next planned horizontal well. Having proven our development model, we now plan to drill wells with longer laterals involving 15 or more frack stages to improve the well economics. We estimate that the drilling and completion costs of such wells will be approximately $7-$9 million. We are not currently capitalized to drill a program of such wells and are actively engaged in securing the necessary finance to fund a drilling program to develop the Bossier/Cotton Valley Limestone.

•
Vertical Wells. Our secondary priority is to drill vertical wells to develop shallower formations, such as the Travis Peak and Cotton Valley.  The Haggard A & B wells, which offset the Norbord #1 discovery of 2010 and were completed in 2013 and 2012, respectively, fall into this category and have proven highly productive of gas and condensate.  In August 2014, we concluded a participation agreement with Pacific World Energy (“PWE”) for the drilling of up to 10 wells on our leased acreage in Marion County. On October 1, 2014, we spudded the first vertical well of this program, the Huntington #4.  Drilling reached a final depth of 9,300 feet, production casing of 4 ½” was set and cemented at 9,300 feet and the drilling rig was released on October 27, 2014. Analysis of the well log identified in excess of 175' of gross pay over multiple Cotton Valley and Travis Peak zones. Having now analyzed the drilling results, we are discussing the completion procedure for this well with PWE and plan to complete this well within the first half of 2015.

Well Economics

We plan to develop our non-producing proven reserves through the recompletion of existing wells and the drilling of new wells.  These non-producing proven reserves are attributed to the Travis Peak/Pettit, Cotton Valley and Bossier formations.

Travis Peak/Pettit

Travis Peak/Pettit Recompletions	MMBO	BCF
Proved Developed Non-Producing	-	0.36
Proved Behind Pipe	0.25	7.06
Total	0.25	7.42

We plan to exploit the reserves outlined in the table above by recompleting existing vertical wells in the relatively shallow Travis Peak/Pettit formations at depths of between 6,000 and 7,800 feet.  These reserves are estimated to be 83% gas.  The estimated future development cost of these recompletions is estimated at approximately $3.2 million.  We estimate the finding and development cost of these recompletions at $0.35/Mcfe.

New Vertical Wells Targeting the Travis Peak/Pettit	MMBO	BCF
Proved Undeveloped	0.02	1.87

We plan to drill new vertical wells to depths of between 6,000 and 7,800 feet to recover the proven undeveloped reserves in the Travis Peak and Pettit formations detailed in the table above.  These reserves are estimated to be 94% gas, have a future development cost of $1.5 million and a finding and development cost of $0.75/Mcfe.

Cotton Valley

Cotton Valley Recompletions	MMBO	BCF
Proved Developed Non-Producing	-	0.10
Proved Behind Pipe	0.05	1.72

By recompleting existing wells in the Upper Cotton Valley at depths of between 8,000 and 9,500 feet, we plan to recover the proved behind pipe reserves detailed in the table above.  These reserves are estimated to be 87% gas and their future development cost is estimated at $1.4 million.  The finding and development cost is estimated at $0.66/Mcfe.

Bossier

Bossier Recompletions	MMBO	BCF
Proved Developed Non-Producing	0.11	0.05

By recompleting existing wells in the Bossier formation at depths of between 9,900 and 10,100 feet, we plan to recover the proved developed non-producing reserves detailed in the table above.  These reserves are estimated to be 93% oil and their future development cost is estimated at $0.5 million.  The finding and development cost is estimated at $4.54/MBoe.

New Horizontal Wells Targeting the Bossier	MMBO	BCF
Proved Undeveloped	0.21	0.3

We plan to drill horizontal wells with lateral sections of 3,000 feet targeting the Bossier formation to recover the proved undeveloped reserves detailed in the table above.  These reserves are estimated to be 83% oil and their future development cost is estimated at $3.8 million.  The finding and development cost is estimated at $15.35/MBoe.

General

The estimated future development costs detailed above are components of the amounts disclosed in the supplemental oil and gas disclosures required by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 932, Extractive Activities—Oil and Gas.  We emphasize that reserve estimates are inherently imprecise and that estimates of reserves related to new discoveries are more imprecise than those for producing oil and gas properties.  Accordingly, the estimates are expected to change as future information becomes available.  The estimates have been prepared with the assistance of James E. Smith and Associates, an independent petroleum reservoir engineering firm.  The finding and development cost is the ratio of estimated future development costs to the estimated ultimate recovery. We use this ratio, with reference to the commodity price to evaluate the commercial viability of drilling a well. The limitation of this measure is that it is based on estimates that are inherently imprecise. The manner in which we have calculated the finding and development costs may differ from how other companies calculate a like measure.

In order to maximize our rate of return on our vertical wells, we plan on implementing a shotgun-dual or sawtooth production technique.  Under this technique, we will drill and complete multiple geologic horizons in a sequential manner as follows:

•	We will initially complete and produce the lower Cotton Valley pay zone (~10,500 ft.);

•
After producing the lower Cotton Valley zone for a period of time, we will move uphole to recomplete the upper Cotton Valley (~8,200 ft.), Travis Peak Zone (~7,500 ft.) and/or Pettit Zone (~6,500 ft.); and

•	After producing the upper Cotton Valley, Travis Peak and/or Pettit Zones for a period of time, we will co-mingle all zones and produce through the end of the wells’ lives.

Oil and Gas Production, Production Prices and Production Costs

The following table summarizes our net oil and gas production, the average sales price per Bbl of oil and per Mcf of gas produced and the average cost of production per Boe of production sold, for the three years ended December 31:

Production	2014	2013	2012
Net oil production (Bbls)	8,423	10,170	11,516
Net gas production (Mcf)	224,205	164,842	109,277
Total production (Mboe)(1)	45,791	37,644	29,730
Average sales price per Bbl of oil	$90.59	$99.84	$92.23
Average sales price per Mcf of gas	$4.16	$3.68	$2.67
Average sales price per Boe	$37.04	$43.08	$45.55
Average production cost per Boe	$9.66	$14.10	$14.67

(1) Oil and gas were combined by converting gas to a Boe equivalent on the basis of 6 Mcf of gas to 1 Bbl of oil

Productive Wells

The following table sets forth information regarding the total gross and net productive wells as of December 31, 2014, expressed separately for oil and gas.  All of our productive wells are located in Texas.

	Number of Operating Wells
	Oil		Gas
	Gross	Net	Gross	Net
Texas	7.00	5.24	7.00	4.80

A productive well is an exploratory well, development well, producing well or well capable of production, but does not include a dry well.  A dry well, or a hole, is an exploratory or a development well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

A gross well is a well in which a working interest is owned, and a net well is the result obtained when the sum of fractional ownership working interests in gross wells equals one.  The number of gross wells is the total number of wells in which a working interest is owned, and the number of net wells is the sum of the fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.  The “completion” of a well means the installation of permanent equipment for the production of oil or gas, or, in the case of a dry hole, to the reporting of abandonment to the appropriate agency.

Developed and Undeveloped Acreage

The following table sets forth information regarding our gross and net developed and undeveloped oil and natural gas acreage under lease as of December 31, 2014:

Texas	Gross	Net
Developed Acreage	3,781	2,184
Undeveloped Acreage	21,679	6,539
Total	25,460	8,723

Drilling Activity

Drilling activity	2014	2013
Net productive exploratory wells drilled	-	-
Net dry exploratory wells drilled	-	-

Present Activities

In August 2014, we entered into a participation agreement with PWE for the drilling of up to 10 wells on our leased acreage in Marion County.  The first vertical well was spudded on October 1, 2014 and we plan to complete this well within the first half of 2015.

Delivery Commitments

We are not obligated to provide oil or gas in fixed quantities or at fixed prices under existing contracts.

Summary of Oil and Gas Reserves as of December 31, 2014 and 2013

	December 31, 2014 Reserves			December 31, 2013 Reserves
	Oil	Natural Gas	Total	Oil	Natural Gas	Total
Reserves Category	(bbls)	(mcf)	(MBOE)	(bbls)	(mcf)	(MBOE)
PROVED
Developed
United States	151,500	1,259,775	361,463	137,480	1,131,178	326,009
Undeveloped
United States	521,982	10,901,366	2,338,876	620,182	15,587,482	3,218,096
TOTAL PROVED	673,482	12,161,141	2,700,339	757,662	16,718,660	3,544,105

Proved Undeveloped Reserves (“PUDs”)

As of December 31, 2014, 2,338,876 MBOE of proved undeveloped reserves were reported, a decrease of 879,220 MBOE from December 31, 2013.  The decrease is chiefly attributable to the removal of various proved undeveloped reserves that had been recognized over five years ago and have yet to be developed.  Given the recent price decline in energy markets and the downturn in investment in the industry, we intend to focus our efforts in the next 12 months on recompletion and redevelopment projects to develop our proven reserves and drilling new wells as part of a program with investment partners.

See “Management's Discussion and Analysis of Financial Condition and Results of Operations” regarding our progress to convert our PUDS to proved developed reserves. We currently plan to develop these reserves within the next five years.  We do not currently have material concentrations of PUDs in individual fields or countries that have remained undeveloped for five years or more after disclosure as PUDs.

The technical person in charge of the preparation and oversight of our reserve estimates is James E. Smith, a petroleum engineer who founded and is the president of a multi-disciplined engineering firm that offers a total package of services to the oil and gas industry in East Texas and other areas in the southwestern United States.  He has over 40 years of experience in the oil and gas industry.  A graduate of Texas A&M University, he worked 18 years for the Texas Railroad Commission serving as Field Operations Director, Hearing Examiner, Special Project Engineer in Austin, and as the District Director of both the Kilgore and Abilene District Offices. He is a member of the Society of Petroleum Engineers, the Society of Petroleum Evaluation Engineers, and the SPE Technical Information Group for economics and evaluations. He is a registered petroleum engineer in the state of Texas. He has extensive experience in economic and reservoir evaluation for acquisitions, producing properties and undeveloped prospects.  He also planned and supervised the drilling of wells that we drilled in the East Texas project. He is not an employee of ours and does not have an equity position in our oil and gas development.  We believe his independence allows him to be objective in the preparation and oversight of our reserve estimates.

The process for preparation of our oil and gas reserves estimates is completed in accordance with our prescribed internal control procedures, which include verification of data provided for the report and review of the independent third party reserves report.  The technical employee responsible for overseeing the process for preparation of the reserves estimates is our Chief Executive Officer, Michael H. Neufeld.  Mr. Neufeld holds a B.Sc. Degree in Geology from Louisiana State University and has worked in the oil and gas industry for over 40 years, including roles as Senior Exploration Geologist and Vice President of Exploration at various oil & gas companies, including Pennzoil and Hunt Oil Company.  He is the sole person in the Company that reviews and approves the reserve estimates.

Title to Properties

As is customary in the oil and gas industry, only a preliminary title examination is conducted at the time we acquire leases or enter into other agreements to obtain control over interests in acreage believed to be suitable for drilling operations. In many instances, our partners have acquired rights to the prospective acreage and we have a contractual right to have our interests in that acreage assigned to us. In some cases, we are in the process of having those interests so assigned. Prior to the commencement of drilling operations, a thorough title examination of the drill site tract is conducted by independent attorneys. Once production from a given well is established, the operator will prepare a division order title report indicating the proper parties and percentages for payment of production proceeds, including royalties. We believe that titles to our leasehold properties are good and defensible in accordance with standards generally acceptable in the oil and gas industry.

Markets and Customers

The revenue generated by our operations is highly dependent upon the prices of, and demand for, natural gas and crude oil. Historically, the markets for crude oil and natural gas have been volatile and are likely to continue to be volatile in the future. The prices we receive for our crude oil and natural gas production are subject to wide fluctuations and depend on numerous factors beyond our control including seasonality, the condition of the United States economy (particularly the manufacturing sector), foreign imports, political conditions in other crude oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic regulation, legislation, and policies. Decreases in the prices of crude oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenue, profitability, and cash flow from operations.

We currently have access to several interstate pipelines as well as local end users, however the market for oil and natural gas that we expect to produce depends on factors beyond our control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulation. The oil and gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial, and individual consumers.

Our oil production is expected to be sold at prices tied to the spot oil markets. Our natural gas production is expected to be sold under short-term contracts and priced based on first of the month index prices or on daily spot market prices.

Regulation

Generally.  Our oil and gas exploration, production and related operations and activities are subject to extensive rules and regulations promulgated by federal, state and local governmental agencies. Failure to comply with such rules and regulations can result in substantial penalties. Because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Although the regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability, these burdens generally do not affect us any differently or to any greater or lesser extent than they affect others in our industry with similar types, quantities and locations of production.

Regulations affecting production.  All of the states in which we operate generally require permits for drilling operations, require drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas.  Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells, the spacing, plugging and abandonment of such wells, restrictions on venting or flaring gas and requirements regarding the ratability of production.

These laws and regulations may limit the amount of oil and gas we can produce from our wells and may limit the number of wells or the locations at which we can drill. Moreover, many states impose a production or severance tax with respect to the production and sale of oil and gas within their jurisdiction. States do not generally regulate wellhead prices or engage in other, similar direct economic regulation of production, but there can be no assurance they will not do so in the future.

In the event we conduct operations on federal, state or Indian oil and gas leases, our operations may be required to comply with additional regulatory restrictions, including various nondiscrimination statutes, royalty and related valuation requirements and on-site security regulations, and other appropriate permits issued by the Bureau of Land Management or other relevant federal or state agencies.

Regulations affecting sales.  The sales prices of oil and gas are not presently regulated but rather are set by the market.  We cannot predict, however, whether new legislation to regulate the price of energy commodities might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures and what effect, if any, the proposals might have on the operations of the underlying properties.

The Federal Energy Regulatory Commission (the “FERC”) regulates interstate gas transportation rates and service conditions, which affect the marketing of gas we produce, as well as the revenues we receive for sales of such production.  The price and terms of access to pipeline transportation are subject to extensive federal and state regulation.  The FERC is continually proposing and implementing new rules and regulations affecting interstate transportation.  These initiatives also may affect the intrastate transportation of gas under certain circumstances.  The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the gas industry. We do not believe that we will be affected by any such FERC action in a manner materially different from other gas producers in our areas of operation.

The price we receive from the sale of oil and gas is affected by the cost of transporting those products to market.  Interstate transportation rates for oil, gas and other products are regulated by the FERC.  The FERC has established an indexing system for such transportation, which allows such pipelines to take an annual inflation-based rate increase.  We are not able to predict with any certainty what effect, if any, these regulations will have on us, but, other factors being equal, the regulations may, over time, tend to increase transportation costs, which may have the effect of reducing wellhead prices for oil and gas.

Market manipulation and market transparency regulations.  Under the Energy Policy Act of 2005 (the “EP Act 2005”), the FERC possesses regulatory oversight over gas markets, including the purchase, sale and transportation of gas by “any entity” in order to enforce the anti-market manipulation provisions in the EP Act 2005. The Federal Trade Commission (the “FTC”) has similar regulatory oversight of oil markets in order to prevent market manipulation.  The Commodity Futures Trading Commission (the “CFTC”) also holds authority to monitor certain segments of the physical and futures energy commodities market pursuant to the Commodity Exchange Act.  With regard to our physical purchases and sales of crude oil and gas, our gathering of these energy commodities, and any related hedging transactions that we undertake, we are required to observe these anti-market manipulation laws and related regulations enforced by the FERC, the FTC and/or the CFTC.  These agencies hold substantial enforcement authority, including the ability to assess civil penalties of up to $1 million per day per violation, to order disgorgement of profits and to recommend criminal penalties.  Should we violate the anti-market manipulation laws and regulations, we could also be subject to related third-party damage claims by, among others, sellers, royalty owners and taxing authorities.

Gathering regulations.  Section 1(b) of the Natural Gas Act (the “NGA”) exempts gas gathering facilities from the jurisdiction of the FERC under the NGA.  We own certain gas pipelines that we believe meet the traditional tests that the FERC has used to establish a pipeline’s status as a gatherer not subject to the FERC jurisdiction.  The distinction between the FERC-regulated transmission facilities and federally unregulated gathering facilities is, however, the subject of substantial, ongoing litigation, so the classification and regulation of our gathering lines may be subject to change based on future determinations by the FERC, the courts or Congress.

State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation.  Our gathering operations are also subject to state ratable take and common purchaser statutes, designed to prohibit discrimination in favor of one producer over another or one source of supply over another.  The regulations under these statutes can have the effect of imposing some restrictions on our ability as an owner of gathering facilities to decide with whom we contract to gather gas.  In addition, our gas gathering operations could be adversely affected should they be subject to more stringent application of state or federal regulation of rates and services, though we do not believe that we would be affected by any such action in a manner materially differently than other companies in our areas of operation.

Environmental and Occupational Safety and Health Matters

Our operations pertaining to oil and gas exploration, production and related activities are subject to numerous and constantly changing federal, state and local laws governing occupational safety and health, the emission and discharge of materials into the environment or otherwise relating to environmental protection.  These laws and regulations may require the acquisition of permits prior to commencing drilling or other regulated activities in connection with our operations; restrict or prohibit the types, quantities and concentration of substances that we can release into the environment; restrict or prohibit activities that could impact wetlands, endangered or threatened species or other protected areas or natural resources; require some degree of remedial action to mitigate pollution from former operations, such as pit cleanups and plugging abandoned wells; impose specific safety and health criteria addressing worker protection; and impose substantial liabilities for pollution resulting from our operations.  Such laws and regulations may substantially increase the cost of our operations and may prevent or delay the commencement or continuation of a given project and thus generally could have an adverse effect upon our capital expenditures, earnings or competitive position.  Violation of these laws and regulations could result in sanctions including administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of orders enjoining some or all of our operations in affected areas.  We have not experienced accidental spills, leaks and other discharges of contaminants at some of our properties, but may do so in the future, as have other similarly situated oil and gas companies, and some of the properties that we have acquired, operated or sold, or in which we may hold an interest but not operational control, may have past or ongoing contamination for which we may be held responsible.  We may acquire operations that are located in environmentally sensitive environments, such as coastal waters, wetlands and other protected areas, which may obligate us to implement costly mitigative or precautionary measures.  In addition, some of our properties are located in areas particularly susceptible to hurricanes and other destructive storms, which may damage facilities and cause the release of pollutants. Our environmental insurance coverage may not fully insure all of these risks. The costs of remedying such conditions may be significant, which could have a material adverse impact on our financial condition and operations.

We believe that we are in substantial compliance with current applicable environmental laws and regulations, and that the cost of compliance with such laws and regulations has not been material and is not expected to be material during 2015.  We also do not believe that we will be required to incur material capital expenditures to comply with existing environmental requirements.  Nevertheless, changes in existing environmental laws and regulations or in the re-interpretation of enforcement policies could have a significant impact on our operations, as well as the oil and gas industry in general.  For instance, any changes in environmental laws and regulations that result in more stringent and costly waste handling, storage, transport, disposal or clean-up requirements, or drilling, completion, construction or water management activities could have an adverse impact on our operations.

The following is a summary of the more significant existing environmental and worker health and safety laws and regulations, as amended from time to time, to which our business operations are subject and for which compliance may have a material adverse impact on our capital expenditures, results of operations or financial position.

Hazardous substances and wastes.  The Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), also known as the “Superfund” law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a “hazardous substance” into the environment.  Despite the “petroleum exclusion” of Section 101(14) of CERCLA, which currently encompasses crude oil and natural gas, we may nonetheless handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of our ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment. These persons include the owner or operator of the disposal site or the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances at the site where the release occurred.  Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.  We are able to control directly the operation of only those wells with respect to which we act as operator.  Notwithstanding our lack of direct control over wells operated by others, the failure of an operator other than us to comply with applicable environmental regulations may, in certain circumstances, be attributed to us.  We are not aware of any liabilities for which we may be held responsible that would materially and adversely affect us.

The Resource Conservation and Recovery Act (“RCRA”) and analogous state laws impose detailed requirements for the handling, storage, treatment and disposal of hazardous and non-hazardous wastes.  RCRA specifically excludes drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy from regulation as hazardous wastes.  However, these wastes may be regulated by the U.S. Environmental Protection Agency (the “EPA”) or state agencies as non-hazardous wastes.  Moreover, many ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes and waste compressor oils may be regulated as hazardous wastes if such wastes have hazardous characteristics.  Although the costs of managing hazardous waste may be significant, we do not believe that our costs in this regard are materially more burdensome than those for similarly situated companies.

We currently own or lease and have in the past owned or leased properties that for many years have been used for oil and natural gas exploration and production activities. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other substances and wastes may have been disposed of or released on or under the properties owned or leased by us or on or under the other locations where these hydrocarbons or other substances and wastes have been taken for treatment or disposal. In addition, certain of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other substances and wastes was not under our control. These properties and any hydrocarbons, substances and wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) and to perform remedial operations to prevent future contamination.

Air emissions.  The Clean Air Act and comparable state laws and regulations impose restrictions on emissions of air pollutants from various industrial sources, including compressor stations and natural gas processing facilities, and also impose various monitoring and reporting requirements.  Such laws and regulations may require that we obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in the increase of existing air emissions, obtain and strictly comply with air permits containing various emissions and operational limits or utilize specific emission control technologies to limit emissions.  For example, in December 2014, the EPA published proposed regulations to revise the National Ambient Air Quality Standard for ozone, recommending a standard between 65 to 70 parts per billion, or ppb, for both the 8-hour primary and secondary standards protective of public health and public welfare. The EPA requested public comments on whether the standard should be set as low as 60 ppb or whether the existing 75 ppb standard should be retained. The EPA anticipates issuing a final rule by October 1, 2015. If the EPA lowers the ozone standard, states could be required to implement new, more stringent regulations, which could apply to our exploration and production operations. Compliance with these or other new regulations could, among other things, require installation of new emission controls on some of our equipment, result in longer permitting timelines, and significantly increase our capital expenditures and operating costs, which could adversely impact our business. However, we believe our operations will not be materially adversely affected by any such requirements, and the requirements are not expected to be any more burdensome to us than to other similarly situated companies involved in oil and natural gas exploration and production activities.

Water discharges and subsurface injections.  The Federal Water Pollution Control Act (the “Clean Water Act”) and analogous state laws and regulations impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States as well as state waters.  The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency.  Pursuant to these laws and regulations, we may be required to obtain and maintain approvals or permits for the discharge of wastewater or storm water from our operations and may be required to develop and implement spill prevention, control and countermeasure plans, also referred to as “SPCC plans,” in connection with on-site storage of significant quantities of oil, including refined petroleum products. We maintain all required discharge permits necessary to conduct our operations, and we believe we are in substantial compliance with their terms. The Clean Water Act also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by permit. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.  In addition, the United States Oil Pollution Act of 1990 (“OPA”) and similar legislation enacted in Texas, Louisiana and other coastal states impose oil spill prevention and control requirements and significantly expand liability for damages resulting from oil spills.  OPA imposes strict and, with limited exceptions, joint and several liabilities upon each responsible party for oil spill response and removal costs and a variety of public and private damages.

Fluids associated with oil and natural gas production, consisting primarily of salt water, are disposed by injection in belowground disposal wells. These disposal wells are regulated pursuant to the Underground Injection Control (“UIC”) program established under the federal Safe Drinking Water Act (“SDWA”) and analogous state laws. The UIC program requires permits from the EPA or an analogous state agency for the construction and operation of disposal wells, establishes minimum standards for disposal well operations, and restricts the types and quantities of fluids that may be disposed. While we believe that our disposal well operations substantially comply with requirements under the UIC program, a change in disposal well regulations or the inability to obtain permits for new disposal wells in the future may affect our ability to dispose of salt water and ultimately increase the cost of our operations. For example, there exists a growing concern that the injection of saltwater and other fluids into belowground disposal wells triggers seismic activity in certain areas, including Texas, where we operate. In response to these concerns, in October 2014, the Texas Railroad Commission (“TRC”) published a final rule governing permitting or re-permitting of disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of the disposal well location, as well as logs, geologic cross sections and structure maps relating to the disposal area in question. If the permittee or an applicant of a disposal well permit fails to demonstrate that the injected fluids are confined to the disposal zone or if scientific data indicates such a disposal well is likely to be or determined to be contributing to seismic activity, then the TRC may deny, modify, suspend or terminate the permit application or existing operating permit for that well. These new seismic permitting requirements applicable to disposal wells impose more stringent permitting requirements and likely to result in added costs to comply or, perhaps, may require alternative methods of disposing of salt water and other fluids, which could delay production schedules and also result in increased costs.

Global warming and climate change.  The EPA has determined that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the Earth’s atmosphere and other climatic changes.  Based on these findings, the EPA adopted regulations to restrict emissions of greenhouse gases under existing provisions of the Clean Air Act that, among other things, established Prevention of Significant Deterioration (“PSD”) construction and Title V operating permit reviews for greenhouse gases from certain large stationary sources that are already potential major sources of principal, or criteria, pollutant emissions. Facilities required to obtain PSD permits for their greenhouse gas emissions also will be required to meet “best available control technology” standards that typically will be established by the states.  The EPA has also adopted rules requiring the annual reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States, including certain onshore oil and natural gas production facilities. We believe that we are in compliance with all greenhouse gas emissions reporting requirements applicable to our operations.

While the United States Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases, in the absence of any such legislation in recent years, a number of state and regional efforts have emerged that are aimed at tracking or reducing emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs.  Most of these cap and trade programs work by requiring major sources of emissions, to acquire and surrender emission allowances. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address greenhouse emissions would impact our business, any such future laws and regulations that require reporting of greenhouse gases or otherwise limit emissions of greenhouse gases from our equipment and operations could require us to incur costs to monitor and report on greenhouse gas emissions or reduce emissions of greenhouse gases associated with our operations, and such requirements could adversely affect demand for the oil and natural gas that we produce. For example, in January 2015, the current administration announced that, in the summer of 2015, the EPA is expected to propose new regulations, which are currently anticipated to be finalized in 2016, that will set methane emission standards for new and modified oil and gas production and natural gas processing and transmission facilities as part of the administration’s efforts to reduce methane emissions from the oil and gas sector by up to 45% from 2012 levels by 2025. Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our financial condition and results of operations.

Hydraulic fracturing.  Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations.  The hydraulic fracturing process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production.  We commonly use hydraulic fracturing as part of our operations.  Hydraulic fracturing typically is regulated by state oil and natural gas commissions or other similar state agencies, but several federal agencies have asserted regulatory authority over certain aspects of the process. For example, the EPA has issued final Clean Air Act regulations governing performance standards, including standards for the capture of air emissions released during hydraulic fracturing; announced its intent to propose in the first half of 2015 effluent limit guidelines that wastewater from shale gas extraction operations must meet before discharging to a treatment plant; and in May 2014, issued a prepublication of its Advance Notice of Proposed Rulemaking regarding Toxic Substances Control Act reporting of the chemical substances and mixtures used in hydraulic fracturing. Also, the federal Bureau of Land Management issued a revised proposed rule containing disclosure requirements and other mandates for hydraulic fracturing on federal lands and the agency is now analyzing comments to the proposed rulemaking and is expected to promulgate a final rule in the first half of 2015.

From time to time, Congress has considered legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process.  At the state level, several states, including Texas, where we conduct operations, New Mexico and Louisiana, have adopted, and other states are considering adopting, legal requirements that could impose more stringent permitting, chemical disclosure and well construction requirements on hydraulic fracturing activities. Alternatively, states or local governments could elect to prohibit hydraulic fracturing altogether, like the State of New York, which announced such a ban in December 2014, as well as some cities in Texas, California and Ohio have done. Local government also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. We believe that we follow applicable standard industry practices and legal requirements for groundwater protection in our hydraulic fracturing activities. Nonetheless, if new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we operate, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development or production activities, and perhaps even be precluded from drilling wells.

In addition, certain governmental reviews are underway that focus on environmental aspects of hydraulic fracturing practices.  The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices. In addition, the EPA has commenced a study of the potential environmental effects of hydraulic fracturing activities, with a draft report drawing conclusions about the potential impacts of hydraulic fracturing on drinking water resources expected to be available for public comment and peer review in the first half of 2015.  These ongoing or any future studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory mechanisms.

To our knowledge, there have been no citations, suits or contamination of potable drinking water arising from our hydraulic fracturing operations. We do not have insurance policies in effect that are intended to provide coverage for losses solely related to hydraulic fracturing operations; however, we believe our general liability and excess liability insurance policies would cover third-party claims related to hydraulic fracturing operations and associated legal expenses in accordance with, and subject to, the terms of such policies.

Endangered species.  The federal Endangered Species Act and analogous state laws regulate activities that could have an adverse effect on threatened or endangered species or their critical habitat. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act.  Some of our well drilling operations are conducted in areas where protected species are known to exist.  In these areas, we may be obligated to develop and implement plans to avoid potential adverse impacts to protected species, and we may be prohibited from conducting drilling operations in certain locations or during certain seasons, such as breeding and nesting seasons, when our operations could have an adverse effect on protected species.  It is also possible that a federal or state agency could order a complete halt to drilling activities in certain locations if it is determined that such activities may have a serious adverse effect on a protected species.  The presence of a protected species in areas where we perform drilling activities could impair our ability to timely complete well drilling and development and could adversely affect our future production from those areas. Moreover, as a result of a settlement approved by the U.S. District Court for the District of Columbia in September 2011, the U.S. Fish and Wildlife Service (“FWS”) is required to make a determination on listing of numerous species as endangered or threatened under the ESA by no later than completion of the agency’s 2017 fiscal year. For example, in March 2014, the FWS announced the listing of the lesser prairie chicken, whose habitat is over a five-state region, including Texas, where we conduct operations, as a threatened species under the ESA. However, the FWS also announced a final rule that will limit regulatory impacts on landowners and businesses from the listing if those landowners and businesses have entered into certain range-wide conservation planning agreements, such as those developed by the Western Association of Fish and Wildlife Agencies (“WAFWA”), pursuant to which such parties agreed to take steps to protect the lesser prairie chicken’s habitat and to pay a mitigation fee if its actions harm the lesser prairie chicken’s habitat. The listing of the lesser prairie chicken as a threatened species or, alternatively, entry into certain range-wide conservation planning agreements such as WAFWA, could result in increased costs to us from species protection measures, time delays or limitations on the drilling program’s activities, which costs, delays or limitations may be significant.

Pipeline safety.  Some of our pipelines are subject to regulation by the U.S. Department of Transportation (the “DOT”) under the Pipeline Safety Improvement Act of 2002, which was reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, and further amended by the Pipeline Safety, Regulation Certainty, and Job Creation Act of 2011 (the “2011 Pipeline Safety Act amendments”). The DOT, through the Pipeline and Hazardous Materials Safety Administration, has established a series of rules that require pipeline operators to develop and implement integrity management programs for gas, oil and condensate transmission pipelines that, in the event of a failure, could affect “high consequence areas.” “High consequence areas” are currently defined to include areas with specified population densities, buildings containing populations with limited mobility, areas where people may gather along the route of a pipeline (such as athletic fields or campgrounds), environmentally sensitive areas and commercially navigable waterways. Under the DOT’s regulations, integrity management programs are required to include baseline assessments to identify potential threats to each pipeline segment, implementation of mitigation measures to reduce the risk of pipeline failure, periodic reassessments, reporting and recordkeeping.  These regulatory requirements may be expanded in the future upon completion of studies required by the 2011 Pipeline Safety Act amendments.

OSHA and other laws and regulations.  We are subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”) and comparable state statutes. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of CERCLA and similar state statutes require that we organize and/or disclose information about hazardous materials used or produced in our operations. We believe that we are in substantial compliance with these applicable requirements and with other OSHA and comparable requirements.

Claims are sometimes made or threatened against companies engaged in oil and natural gas exploration, production and related activities by owners of surface estates, adjoining properties or others alleging damages resulting from environmental contamination and other incidents of operations. We have been named as a defendant in a number of such lawsuits. While some jurisdictions in which we operate limit damages in such cases to the value of land that has been impaired, courts in other jurisdictions have allowed damage claims in excess of land value, including claims for the cost of remediation of contaminated properties. However, we do not believe that resolution of these claims will have a material adverse impact on our financial condition and operations.

Competition

We operate in a highly competitive environment. The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects where crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct operations. We must compete for such resources with both major oil and gas companies and independent operators. Many of these competitors have financial and other resources substantially greater than ours. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future, we cannot assure you that such resources will be available to us indefinitely.

Employees

As of July 1, 2015, we had six full-time employees. None of our employees are represented by a labor union, and we consider our employee relations to be excellent. We seek to use contract workers and anticipate maintaining a small full-time employee base.  We have a staff services agreement with CoAdvantage (formerly Odyssey One Source, Inc.) on a month-to-month basis whereby we jointly employ personnel and share employment responsibilities for the staff.

DESCRIPTION OF PROPERTIES

Our principal executive offices are located at 218 N. Broadway, Suite 204 Tyler, Texas 75702. Our telephone number is (903) 595-4139.

The principal executive office occupies 2,200 square feet.  The original lease expired in 2010 and the principal executive office is now leased on a month-to-month basis at a rate of $1,300 per month.

Our field operations are conducted out of our Jefferson, Texas office at 3546 N. US Hwy. 59, Jefferson, Texas 75657, and the phone number is (903) 665-8225.  Through 2014, we leased this property for $4,500 per month.  The monthly cost included 5,200 square feet of office space and surface-use rights for the storing of pipe and other field equipment in the yard.  On February 1, 2015, we reduced our office space by approximately 1,300 square feet and reduced our rent to $3,750 per month.

Our oil and gas assets are located in Cass and Marion counties in northeast Texas. As of July 1, 2015, we operated 17 wells, of which 12 were producing. In 2014 we drilled one new well, plugged and abandoned three non-producing wells, and we intend to perform work-over operations on the other non-producing wells.

As of July 1, 2015, our leasehold position is approximately 19,874 gross acres and 5,705 net acres.  We hold working interests of between 25% and 80% in individual leases. Our leasing program’s primary objective is to support the planned drilling program by securing holdout leases in those units where we plan to drill over the next twelve months and renew leases that are due to expire in the units where we plan to drill.  Most of our proved undeveloped acreage is subject to lease expiration if initial wells are not drilled within a specified period, generally not exceeding three years.  Our intention is to renew all leases within our planned drilling zones that expire in the next three years.

In addition to the operating of the wells, we own an 80% undivided interest in approximately 40 miles of a natural gas pipeline.

We maintain websites at www.pegasienergy.com and the information contained on the website is not deemed to be a part of this prospectus.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, consolidated financial condition, or operating results.

MANAGEMENT

The names of our executive officers and directors and their age, title, and biography as of July 21, 2015 are set forth below:

Names:	Ages	Titles:	Position Held Since	Director Since
Michael H. Neufeld	65	President, Chief Executive Officer, and Director	November 22, 2006	November 22, 2006
Jonathan Waldron	47	Chief Financial Officer	October 5, 2012	n/a
William L. Sudderth	73	Executive Vice President, Land	November 22, 2006	n/a
Oliver Waldron	72	Director	n/a	August 3, 2011

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are two seats on our board of directors.

Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

Michael H. Neufeld – President, Chief Executive Officer, and Director

Mr. Neufeld has been President and Chief Executive Officer of PERC and its predecessors since 2000.  He worked for Pennzoil Company from 1972 to 1976 as a Development Geologist, Exploration Geologist and Senior Geologist working in Pennzoil’s Gulf Coast Division.  He then joined American Resources Company from 1976 to 1977 as Senior Geologist.  In 1977 he joined Hunt Oil Company as Sr. Geologist working in the Texas and Gulf Coast regions. From 1978 to 1981, Mr. Neufeld worked for Croftwood Corporation as Senior Exploration Geologist and Vice-President of Exploration working in the Gulf Coast of Louisiana and Texas.  In 1983 Mr. Neufeld co-founded SMK Energy Corporation ("SMK Energy"), where exploration efforts were concentrated in East Texas, Gulf Coast Louisiana and the Rocky Mountains.  He graduated from Louisiana State University in 1971 with a B.S. Degree in Geology. Mr. Neufeld was selected to serve as a director due to his deep familiarity with our business and his extensive entrepreneurial background.

Jonathan Waldron – Chief Financial Officer

Mr. Waldron has been our Chief Financial Officer since October 5, 2012. He began his career at BP in 1989 and over a period of five years held roles in BP’s petroleum refining & oil trading businesses in London and New York. Following business school, Mr. Waldron joined Mercer Management Consulting London (now Oliver Wyman) in 1996 where he worked as a strategy consultant for international clients in the telecommunication and transportation industries. In 1998, he joined DIAGEO where he held senior roles in strategic planning and international marketing over a period of eight years. In March 2007 Mr. Waldron joined First Europa, an online insurance start-up as Sales & Marketing Director. Following the sale of First Europa in April 2008, Mr. Waldron worked as a management consultant with clients in the Aviation, Financial Services and Oil & Gas businesses before joining Pegasi in 2012. He holds a B.A. in Natural Sciences (Geology) from the University of Oxford, UK and a M.B.A. from INSEAD business school, Fontainebleau, France.

William L. Sudderth – Executive Vice President

Mr. Sudderth has been an Executive Vice President of PERC and its predecessors since 2000.  He began his career at Lone Star Producing Company in 1970 where he worked through 1971.  In late 1971 he joined Midwest Oil Corporation and worked there until 1974, at which point he became an independent landman working the entire continental United States.  In 1981 Mr. Sudderth became a Certified Professional Landman.  In 1983 Mr. Sudderth co-founded SMK Energy, along with Mr. Neufeld, which later merged with Windsor Energy in 1997.  Mr. Sudderth received his B.B.A. Degree from Sam Houston State University in 1970.

Oliver Waldron – Director

Oliver Waldron has been a director since August 2011. Mr. Waldron began his career at Anglo American Corporation of South Africa in 1968 where he undertook a wide range of project studies as team leader on natural resource development opportunities, developed new business in North and South America and managed both mining and oil and gas development projects in Canada, US and Mexico. In 1972, Mr. Waldron joined Tara Exploration and Development Co Ltd as Managing Director. In 1976, he worked as Management Consultant and Private Investor in natural resource projects.  In 1978, he worked as Chairman and Founder of Dragon Oil PLC where he brought the company listed on the London Stock Exchange in 1992.  In 1998, he joined Celtic Resources PLC as co-founder.  In 2000, he formed Hibernian Oil Company Limited.  From 2001 to 2008, he worked as Management Consultant in oil and gas projects in the Caspian Region assisting with technical, commercial, financial evaluations of new projects.  In 2009, Mr. Waldron joined Caspian Oil Resources Limited in Gibraltar as Chairman. He is a science graduate of the university College Cork and holds a Doctorate in Physics from the University of Oxford.  Mr. Waldron was selected to serve as a director due to his vast experience with oil and gas companies and his extensive entrepreneurial background.

Family Relationships

Oliver Waldron is the father of Jonathan Waldron.

Board Committees and Independence

We are not required to have any independent members of the Board of Directors. The board of directors has determined that (i) Mr. Neufeld has a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each is not an “independent director” as defined in the Marketplace Rules of The NASDAQ Stock Market and (ii) Mr. Waldron is an independent director as defined in the Marketplace Rules of The NASDAQ Stock Market.  As we do not have any board committees, the board as a whole carries out the functions of audit, nominating and compensation committees, and such “independent director” determination has been made pursuant to the committee independence standards.

Involvement in Certain Legal Proceedings

Our Directors and Executive Officers have not been involved in any of the following events during the past ten years:

1.
any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.
being found by a court of competent jurisdiction in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.
being subject of, or a party to, any federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.
being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Chief Executive Officer and the two highest paid executive officers whose total annual salary and bonus exceeded $100,000 for fiscal years 2014 and 2013. In accordance with the rules of the SEC, this table omits columns that are not relevant.

Name and Principal Position	Year	Salary ($)	Stock Awards (4) ($)	All Other Compensation ($)	Total ($)
Michael Neufeld (1)	2014	250,000	-	96	250,096
Chief Executive Officer	2013	250,000	-	120	250,120

Bill L. Sudderth (2)	2014	225,000	-	82	225,082
Executive Vice President	2013	225,000	-	112	225,112

Jonathan Waldron (3)	2014	200,000	393,110	96	593,206
Chief Financial Officer	2013	200,000	655,181	120	855,301

1.	Mr. Neufeld’s salary was accrued during 2014 and 2013.
2.	Mr. Sudderth’s salary was accrued during 2014 and 2013.
3.
During 2012, as part of his employment agreement, we granted Mr. Waldron options to purchase 3,000,000 shares of our common stock at a price of $0.66 per share, exercisable until October 5, 2022.  These options vested in tranches of 1,000,000 shares over a two year period beginning on the grant date.

4.
For details regarding the assumptions made in the valuation of stock awards, please see ”Note 9 – Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in this report.

The employment agreements with each of our executive officers were not tied to specific performance goals or company targets because we were a relatively new operating company at the time each executive officer’s agreement was negotiated. Our negotiation of the employment agreements was highly dependent on our cash flow projections and, in fact, both Michael Neufeld and Bill L. Sudderth are currently not receiving any of their agreed-upon salary.  The full salary is being accrued and will be paid at a later date when our cash flow increases.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

The material terms of each Executive Officer’s services agreement or arrangement is as follows:

Michael Neufeld and Bill Sudderth entered into substantially similar employment agreements with us commencing May 1, 2007. They had an initial term of three year and automatically renew for a one-year term and will continue to automatically renew for successive one year terms unless, at least 90 days before the last day of the employment period, a written notice is given stating that the employment period will not be extended.  Mr. Neufeld will be paid an annual salary of $250,000 and Mr. Sudderth will be paid $225,000.  On October 5, 2012, Jonathan Waldron entered into a three year employment agreement with us for an annual salary of $200,000. Each person may be entitled to a bonus at the discretion of the Board of Directors.  Each person may be terminated for cause, which under the terms of the agreements is defined as:

•
The employee having, in our reasonable judgment, committed an act which if prosecuted and resulting in a conviction would constitute a fraud, embezzlement, or any felonious offense (specifically excepting simple misdemeanors not involving acts of dishonesty and all traffic violations);

•	The employee’s theft, embezzlement, misappropriation of or intentional and malicious infliction of damage to our property or business opportunity;
•	the employee’s repeated abuse of alcohol, drugs or other substances as determined by an independent medical physician; or
•
the employee’s engagement in gross dereliction of duties, refusal to perform assigned duties consistent with his position, his knowing and willful breach of any material provision of their agreements continuing after written notice from us or repeated violation of our written policies after written notice.

Each of the agreements contains standard non-disclosure and prohibits the employee from competing with us in our territory for a period of two years following the termination of employment for any reason.  For purposes of the employment agreement, the territory consists of all land at any time held under our leases (or our affiliates) for mineral exploration or development and all surrounding land within two miles from any leased land.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning unexercised options, stock that has not vested, and equity incentive awards outstanding as of December 31, 2014 for each of our executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Original Option Exercise Price ($)	Aggregate Market Value of Unvested stock ($)	Option Expiration Date
Michael Neufeld, CEO	238,095	-	-	0.42	-	December 24, 2017
	21,241	-	-	0.50	-	January 5, 2019
	181,818	-	-	0.55	-	January 5, 2019
	1,500,000	-	-	0.55	-	April 30, 2019
	2,000,000	-	-	0.79	-	January 30, 2019
Bill L. Sudderth, EVP	238,095	-	-	0.42	-	December 24, 2017
	21,240	-	-	0.50	-	January 5, 2019
	181,818	-	-	0.55	-	January 5, 2019
	1,500,000	-	-	0.55	-	April 30, 2019
	1,000,000	-	-	0.79	-	January 30, 2019
Jonathan Waldron, CFO	312,000	-	-	0.50	-	January 5, 2017
	3,000,000	-	-	0.66	-	October 5, 2012
	1,500,000	-	-	0.79	-	January 30, 2019

Director Compensation

None.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, during the last two fiscal years, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Effective January 1, 2007, PERC, entered into a five-year lease agreement with Marion Swamp Fox L.P. providing for the use of office space.  On July 1, 2008, the lease for office space was amended to include additional office space and the lease payments were increased from $750 per month to $4,500 per month for the remaining term.  This lease expired January 1, 2012 and is now on a month-to-month basis. The total lease payments over the entire term of the lease equal $364,500.  Marion Swamp Fox L.P. is owned, in part, indirectly by Messrs. Neufeld and Sudderth.

POI, PERC, TR Rodessa, and 59 Disposal, had each executed a promissory note dated May 21, 2007, payable to Teton, Ltd., or Teton, an entity owned by Messrs. Neufeld and Sudderth, each an executive officer of the Company, in the original principal amount of $5,579,847.  The note evidences the combined total of prior working capital loans Teton made to PERC and its subsidiaries over the previous two years.  The note accrued interest at eight percent (8%) per annum. Additional funds totaling $1,095,000 were added to the note during 2009.  On June 1, 2010, a Promissory (Teton Renewable Note) note was executed to renew and extend the original promissory note dated May 21, 2007.  The renewal note’s principal balance of $6,987,646 is the total of the outstanding principal of $5,952,303 and accrued and unpaid interest of $1,035,343 on the original note.  Accrued interest and principal is due on the notes maturity date of December 31, 2015.  Under the terms of a memorandum of understanding dated May 21, 2007, between the Company and Teton, Teton has the right to convert that original amount into shares of common stock at any time after May 21, 2008 at $1.20 per share.  An amendment to the promissory note was executed on March 3, 2009 that gave Teton the right to convert the additional funds into shares of common stock at $1.60 per share. Upon the closing of 59 Disposal in 2012 its share of the note payable was transferred to PERC. The largest aggregate amount of principal outstanding during 2014 was $6,987,646.  Interest expense on the note during 2014 was $559,016.

On October 14, 2009, PERC executed a promissory note payable to Teton that would allow the Company to receive up to $1,000,000.  On March 2, 2010 an amendment to the promissory note was executed that provided additional funds available of $1.5 million.  The note was amended on April 2, 2011, granting Teton the right to convert the outstanding balance on the note including accrued interest into shares of common stock at a fixed conversion price of $0.60 per share.  As of December 31, 2014, PERC had received $1,173,000 related to this note.  The accrued interest and outstanding principal are due on the maturity date of December 31, 2015.  Interest expense on this note during 2014 was $73,312.

In addition, at December 31, 2014 and 2013, PERC owed TR Energy an amount of $127,652 and $122,566, respectively, in connection with our purchase of a 20% undivided interest in their pipelines and disposal well.  TR Energy is owned by Messrs. Neufeld and Sudderth.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of July 21, 2015:

•	by each person who is known by us to beneficially own more than 5% of our common stock;
•	by each of our officers and directors; and
•	by all of our officers and directors as a group.

NAME AND ADDRESS OF OWNER (1)	TITLE OF CLASS	NUMBER OF SHARES OWNED (2)		PERCENTAGE OF CLASS (3)

Michael H. Neufeld (4) (18)	Common Stock	29,968,728	(5)	34.58%

William L. Sudderth (4) (18)	Common Stock	28,818,727	(6)	33.68%

Jonathan Waldron	Common Stock	4,812,000	(7)	6.39%

Oliver Waldron	Common Stock	1,725,000	(7)	2.39%

All Officers and Directors	Common Stock	44,565,631	(9)	43.99%
As a Group (4 persons)

Lazarus Investment Partners LLLP (10)	Common Stock	16,679,168	(11)	19.13%

Pacific World Energy, Ltd. (12)	Common Stock	7,166,668	(13)	9.47%

Teton, Ltd. (4)	Common Stock	16,504,554	(14)	19.99%

Jay Moorin	Common Stock	10,014,726	(8)	13.41%

Ballindine Limited (15)	Common Stock	6,130,780	(16)	8.39%

MSFG Investments Inc. (17)	Common Stock	4,444,445		6.30%

TR Energy, Inc. (18)	Common Stock	4,200,000		5.95%

* Less than 1%.

(1) The address is c/o Pegasi Energy Resources Corporation, 218 N. Broadway, Suite 204, Tyler, Texas 75702.

(2) Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of July 21, 2015 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(3) Based upon 70,539,499 shares issued and outstanding on July 21, 2015.

(4) Michael Neufeld our Chief Executive Officer and William Sudderth our Executive Vice President, are the President and Vice President, respectively, of Notet Corp., the Managing Partner of Teton and have voting and investment power over the securities owned by it.

(5) Includes 100,000 shares of common stock underlying warrants and 3,941,154 shares of common stock underlying options that are currently exercisable or exercisable within 60 days.  Also includes 4,200,000 shares of common stock held by TR Energy, Inc., 4,480,000 shares of common stock held by Teton, 752,943 shares of common stock underlying warrants held by Teton and 11,271,611 shares of common stock issuable upon conversion of debt held by Teton.  Mr. Neufeld disclaims 50% of the shares held by Teton, which corresponds to his 50% ownership interest in the entity.  Does not include shares of common stock issuable upon conversion of certain warrants held by Teton due to exercise limitations contained therein.

(6) Includes 2,941,153 shares of common stock underlying options that are currently exercisable or exercisable within 60 days.  Also includes 4,200,000 shares of common stock held by TR Energy, Inc., 4,480,000 shares of common stock held by Teton, 752,943 shares of common stock underlying warrants held by Teton and 11,271,611 shares of common stock issuable upon conversion of debt held by Teton.  Mr. Sudderth disclaims 50% of the shares held by Teton, which corresponds to his 50% ownership interest in the entity.  Does not include shares of common stock issuable upon conversion of certain warrants held by Teton due to exercise limitations contained therein.

(7) Represents shares of common stock underlying options that are currently exercisable or exercisable within 60 days.

(8) Includes 268,692 shares of common stock owned by the 2011 Grantor Retained Annuity Trust of Jay Moorin, of which Mr. Moorin is Trustee.  Includes 2,083,334 shares of common stock underlying warrants and 2,083,334 shares of common stock issuable upon conversion of debt held by Mr. Moorin. As of July 21, 2015, Mr. Moorin had $250,000 of outstanding principal that is convertible into shares of common stock at a conversion price equal to the lower of (i) $0.12 or (ii) the higher of (x) $0.09 or (y) the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of conversion.  Does not include additional shares of common stock that may be issuable upon conversion of the Note (i) based on the conversion formula in the event that the market price of our common stock declines or (ii) upon conversion of accrued interest.  Also does not include shares of common stock issuable upon exercise of warrants due to exercise limitations contained therein.

(9) Includes 100,000 shares of common stock issuable upon conversion of warrants and 13,419,307 shares of common stock underlying options that are currently exercisable or exercisable within 60 days. Also includes 4,200,000 shares of common stock held by TR Energy, Inc., 4,480,000 shares of common stock held by Teton, 210,000 shares of common stock underlying warrants held by Teton and 10,374,288 shares of common stock issuable upon conversion of debt held by Teton.  Does not include shares of common stock issuable upon conversion of a secured convertible note or upon exercise of warrants due to exercise limitations contained therein.

(10) Justin B. Borus is the Manager of Lazarus Management Company LLC, the General Partner of Lazarus Investment Partners LLLP and has voting and investment power over the securities owned by it.

(11) Includes 8,333,334 shares of common stock underlying warrants and 8,333,334 shares of common stock issuable upon conversion of debt held by Lazarus. As of July 21, 2015, Lazarus Investment Partners had $1,000,000 of outstanding principal that is convertible into shares of common stock at a conversion price equal to the lower of (i) $0.12 or (ii) the higher of (x) $0.09 or (y) the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of conversion.  Does not include additional shares of common stock that may be issuable upon conversion of the Note (i) based on the conversion formula in the event that the market price of our common stock declines or (ii) upon conversion of accrued interest.

(12) Carlo Civelli is a director of Pacific World Energy, Ltd. and has voting and investment power over the securities owned by it.

(13) Includes 3,083,334 shares of common stock underlying warrants and 2,083,334 shares of common stock issuable upon conversion of debt held by Pacific World Energy. As of July 21, 2015, Pacific World Energy had $250,000 of outstanding principal that is convertible into shares of common stock at a conversion price equal to the lower of (i) $0.12 or (ii) the higher of (x) $0.09 or (y) the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of conversion.  Does not include additional shares of common stock that may be issuable upon conversion of the Note (i) based on the conversion formula in the event that the market price of our common stock declines or (ii) upon conversion of accrued interest.

(14) Includes 752,943 shares of common stock underlying warrants and 11,271,611 shares of common stock issuable upon conversion of debt held by Teton. As of July 21, 2015, Teton had $5,792,957 of outstanding principal and $2,382,266 of accrued interest that is convertible into shares of common stock at a conversion price of $1.20 per share, $1,194,689 of outstanding principal and $491,258 of accrued interest that is convertible into shares of common stock at a conversion price of $1.60 per share, $1,173,000 of outstanding principal and $402,686 of accrued interest that is convertible into shares of common stock at a conversion price of $0.60 per share and $100,000 of outstanding principal that is convertible into shares of common stock at a conversion price equal to the lower of (i) $0.12 or (ii) the higher of (x) $0.09 or (y) the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of conversion.  Does not include shares of common stock issuable upon conversion of certain warrants due to exercise limitations contained therein. Also does not include additional shares of common stock that may be issuable upon conversion of the Note (i) based on the conversion formula in the event that the market price of our common stock declines or (ii) upon conversion of accrued interest.

(15) John Wright, director of the Aile Limited, the corporate director of the investor, has voting and investment control over shares owned by this entity.  The address of this shareholder is Heritage Hall, Me Marchant St., St. Peter Port, Guernsey G41 6H7.

(16) Includes 2,502,780 shares of common stock issuable upon conversion of warrants.

(17) Mehdi Shams has voting and investment control over shares owned by this entity.  The address of this shareholder is Unicapital (London) Ltd., 6th Floor, 23 Buckingham Gate, London SWIE 6LB, United Kingdom.

(18) Mike Neufeld and William Sudderth have voting and investment control over shares owned by this shareholder.  The address of this entity is PO Box 479, Tyler, Texas 75710.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 150,000,000 shares of our common stock, par value $0.001 per share. As of July 21, 2015, there were 70,539,499 shares of our common stock issued and outstanding. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares of common stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The common stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are currently outstanding. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. The Board of Directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

Options

As of July 21, 2015, there were options to purchase 14,401,607 shares of common stock issued and outstanding with a weighted average exercise price of $0.67 per share.

Convertible Securities

Teton Notes

We and certain of our subsidiaries had each executed a promissory note dated May 21, 2007, payable to Teton, or Teton, an entity owned by Messrs. Neufeld and Sudderth, each an executive officer of the Company, in the original principal amount of $5,579,847.  The note evidences the combined total of prior working capital loans Teton made to us and our subsidiaries over the previous two years.  The note accrued interest at eight percent (8%) per annum. Additional funds totaling $1,095,000 were added to the note during 2009.  On June 1, 2010, a promissory note was executed to renew and extend the original promissory note dated May 21, 2007.  The renewal note’s principal balance of $6,987,646 is the total of the outstanding principal of $5,952,303 and accrued and unpaid interest of $1,035,343 on the original note.  Accrued interest and principal is due on the notes maturity date of December 31, 2015.  Under the terms of a memorandum of understanding dated May 21, 2007, between us and Teton, Teton has the right to convert that original amount into shares of common stock at any time after May 21, 2008 at $1.20 per share.  An amendment to the promissory note was executed on March 3, 2009 that gave Teton the right to convert the additional funds into shares of common stock at $1.60 per share. As of July 21, 2015, the outstanding principal balances on the notes were $6,987,646 and the accrued and unpaid interest was $2,873,524.

On October 14, 2009, we executed a promissory note payable to Teton that would allow us to receive up to $1,000,000.  On March 2, 2010 an amendment to the promissory note was executed that provided additional funds available of $1.5 million.  The note was amended on April 2, 2011, granting Teton the right to convert the outstanding balance on the note including accrued interest into shares of common stock at a fixed conversion price of $0.60 per share.  As of July 21, 2015, the outstanding principal balance on the note was $1,173,000 and the accrued and unpaid interest was $402,686.

2015 Notes

In January and March 2015, we issued the Notes in the aggregate principal amount of $1,875,000.  The Notes are due upon written demand of Investors holding a majority in interest of outstanding Notes, provided, however, that such demand cannot be made prior to January 9, 2016 and will bear interest at the rate of 12% per annum. The Notes are convertible, in whole or in part, into shares of our common stock at the option of the Investor, at the lower of (i) $0.12 or (ii) the higher of (x) $0.09 or (y) the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of conversion, subject to adjustment upon certain events, as set forth in the Note.

We have the right, at any time after the date that the registration statement that this prospectus is a part of, is declared effective, to redeem some or all of the outstanding Notes, upon 30 days prior written notice.  If the Notes are redeemed prior to the first anniversary of issuance, the redemption price shall equal 110% of the amount of principal and interest being redeemed.

Warrants

2007 Warrants

In December 2007, in connection with a financing, we issued warrants to purchase 4,187,892 shares of common stock, which were initially exercisable at $1.60 per share and were to expire in December 2012.  In connection with the financing, we issued warrants to the placement agents to purchase 847,465 shares of common stock on the same terms.  The warrants also contained full ratchet anti-dilution protection.  As a result of the anti-dilution protection, the exercise price of the warrants was reduced to $0.40 and the number of shares issuable upon exercise of the warrants increased to 20,141,428.  Subsequently, we entered into various amendment agreements with some of the holders of the warrants, pursuant to which the anti-dilution protection and cashless exercise provisions were deleted, the exercise price was modified and the expiration date of the warrants was extended.  Currently, there are warrants outstanding to purchase 6,440,000 shares of common stock at an exercise price of $0.70 per share, which warrants expire in December 2017.

July 2011 Warrants

In July 2011, in connection with a financing, we issued warrants to purchase 5,388,900 shares of common stock to investors, which were initially exercisable at $0.60 per share and were to expire in July 2014.  In connection with the financing, we issued warrants to the placement agents to purchase 804,570 shares of common stock on the same terms.  Subsequently, we entered into an amendment agreement with some of the holders of the warrants, pursuant to which the exercise price was modified and the expiration date of the warrants was extended.  Currently, there are warrants outstanding to purchase 6,153,570 shares of common stock at an exercise price of $0.85 per share, which warrants expire in July 2017.

September 2011 Warrants

In September 2011, in connection with a financing, we issued warrants to purchase 195,587 shares of common stock to investors, which were initially exercisable at $0.60 per share and were to expire in September 2014.  In connection with the financing, we issued warrants to the placement agents to purchase 33,959 shares of common stock on the same terms.  Subsequently, we entered into an amendment agreement with some of the holders of the warrants, pursuant to which the exercise price was modified and the expiration date of the warrants was extended.  Currently, there are warrants outstanding to purchase 179,546 shares of common stock at an exercise price of $0.85 per share, which warrants expire in September 2017.

September 2012 Warrants

In September 2012, in connection with a financing, we issued warrants to purchase 3,355,223 shares of common stock, which were initially exercisable at $1.00 per share and were to expire in September 2015.  Subsequently, we entered into an amendment agreement with some of the holders of the warrants, pursuant to which the exercise price was modified and the expiration date of the warrants was extended.  Currently, there are warrants outstanding to purchase 1,415,166 shares of common stock at an exercise price of $1.15 per share, which warrants expire in September 2018. In addition 1,940,057 warrants to purchase shares of common stock at an exercise price of $1.00 per share, which are set to expire in September 2015, remain outstanding.

In connection with the September 2012 financing, we issued warrants to the placement agents to purchase 100,638 shares of common stock, which were initially exercisable at $0.60 per share and were to expire in September 2017.  Subsequently, we entered into an amendment agreement with some of the holders of the warrants, pursuant to which the exercise price was modified and the expiration date of the warrants was extended.  Currently, there are warrants outstanding to purchase 22,512 shares of common stock at an exercise price of $0.70 per share, which warrants expire in September 2020. Warrants to purchase a further 78,126 shares of common stock at $0.60 per share remain outstanding on the original terms of issue and are set to expire in September 2017.

September 2013 Warrants

In September 2013, in connection with a financing, we issued warrants to purchase 250,000 shares of common stock, which were initially exercisable at $1.00 per share and were to expire in September 2016.  Subsequently, we entered into an amendment agreement with some of the holders of the warrants, pursuant to which the exercise price was modified and the expiration date of the warrants was extended.  Currently, there are warrants outstanding to purchase 250,000 shares of common stock at an exercise price of $1.10 per share, which warrants expire in September 2019.

September 2013 Settlement Warrants

In September 2013, we issued warrants to three investors who had held warrants originally issued in 2007, which expired in December 2012. These investors claimed they had not received the 2011 modification agreement and in connection with the execution of a settlement agreement to resolve any disputes between us and such investors, we issued an aggregate of warrants to these investors to purchase 645,968 shares of common stock at an initial exercise price of $0.50 per share and were to expire in December 2014.   Subsequently, we entered into an amendment agreement with some of the holders of the warrants, pursuant to which the exercise price was modified and the expiration date of the warrants was extended.  Currently, there are warrants outstanding to purchase 419,968 shares of common stock at an exercise price of $0.70 per share, which warrants expire in December 2017.

December 2013 Warrants

In December 2013, in connection with a financing, we issued warrants to purchase 1,999,674 shares of common stock, which are exercisable at $0.70 per share and are to expire in December 2018.  All of these warrants are currently outstanding.

February 2014 Warrants

In February 2014, in connection with a financing, we issued warrants to purchase 781,000 shares of common stock, which are exercisable at $0.70 per share and are to expire in February 2019.  All of these warrants are currently outstanding.

January 2015 Warrants

In January 2015, in connection with a financing, we issued warrants to purchase 2,430,555 shares of common stock, which expire in January 2022 and have an exercise price equal to the lower of (i) $0.132 or (ii) the higher of (x) $0.06 or (y) 110% of the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of exercise.  The warrants may be exercised on a cashless basis and contain customary anti-dilution protection.  All of these warrants are currently outstanding.

March 2015 Amendment Warrants

In March 2015, in connection with an amendment to the January 2015 financing, we issued warrants to purchase 4,861,116 shares of common stock, which expire in March 2022 and have an exercise price equal to the lower of (i) $0.132 or (ii) the higher of (x) $0.06 or (y) 110% of the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of exercise.  The warrants may be exercised on a cashless basis and contain customary anti-dilution protection.  All of these warrants are currently outstanding.

March 2015 Warrants

In March 2015, in connection with a financing, we issued warrants to purchase 8,333,334 shares of common stock, which expire in March 2022 and have an exercise price equal to the lower of (i) $0.132 or (ii) the higher of (x) $0.06 or (y) 110% of the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of exercise.  The warrants may be exercised on a cashless basis and contain customary anti-dilution protection.  All of these warrants are currently outstanding.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Chapter 78 of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our bylaws provide that we may indemnify our officers, directors, employees, agents and any other persons to the maximum extent permitted by the NRS.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCQB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SELLING STOCKHOLDERS

This prospectus relates to the offering by the selling stockholders identified in the table below of up to 38,958,344 shares of common stock, par value $0.001 per share. All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. These shares consist of (i) 23,333,334 shares of common stock issuable upon conversion of the Notes and (ii) 15,625,005 shares of common stock issuable upon exercise of the Warrants.

The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some or all of their shares of common stock under this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

The following table sets forth, based on information provided to us by the selling stockholders or known to us, the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering.

Selling Stockholder	Shares of Common Stock Beneficially Owned Before this Offering (1)		Percentage of Common Stock Beneficially Owned Before this Offering (1)	Shares of Common Stock Being Offered in this Offering (2)	Shares of Common Stock Beneficially Owned After this Offering (3)		Percentage of Common Stock Beneficially Owned After this Offering (2)
HELM International Limited (12)	833,334	(4)	1.17%	1,038,890	0		*
Pasquale DeAngelis	583,336	(5)	*	519,446	166,668		*
Jay Moorin (13)	10,014,726	(6)	13.41%	5,194,446	5,848,058	(17)	5.34%
Teton, Ltd. (14)	16,504,554	(7)	19.99%	2,077,779	15,008,101		12.50%
Timothy McInerney	1,666,668	(8)	2.31%	2,077,779	0		*
Pacific World Energy, Ltd. (15)	7,166,668	(9)	9.47%	5,194,446	3,000,000		2.71%
Trevor Colby	1,666,668	(10)	2.31%	2,077,779	0		*
Lazarus Investment Partners LLLP (16)	16,679,168	(11)	19.13%	20,777,779	12,500		*
TOTALS:	57,126,234			38,958,344	24,035,327

*           Represents less than 1%.

(1)
The number of shares beneficially owned before the offering includes shares of common stock issuable upon conversion of the Notes, based on a conversion price of $0.12 per share, which is the conversion price of the Notes had the holders converted as of July 21, 2015.  Applicable percentage ownership before the offering is based on 70,539,499 shares of common stock outstanding as of July 21, 2015.  Applicable percentage ownership after the offering is based on 109,497,843 shares of common stock, which includes the 23,333,339 shares of common stock issuable upon conversion of the Notes (based on a conversion price of $0.09 per share, which is the minimum conversion price pursuant to the conversion price formula in the Notes, and includes such number of shares based on one year of accrued interest on the Notes) and 15,625,005 shares of common stock issuable upon exercise of the Warrants to purchase common stock registered pursuant to this prospectus.

(2)
Represents shares of common stock issuable upon conversion of the Notes (based on a conversion price of $0.09 per share, which is the minimum conversion price pursuant to the conversion price formula in the Notes, and includes such number of shares based on one year of accrued interest on the Notes) and exercise of the Warrants.

(3)
Assumes that (i) all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of common stock underlying the Notes and Warrants held by the selling stockholders, are sold in the offering and (ii) that no other shares of common stock are acquired or sold by the selling stockholder prior to the completion of the offering. However, subject to the restrictions of transfer agreed to by the selling stockholders (see “Plan of Distribution” in this prospectus), the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(4)
Represents (i) 416,667 shares of common stock issuable upon exercise of the Warrants and (ii) 416,667 shares of common stock issuable upon conversion of the Note.  Does not include additional shares of common stock that may be issuable upon conversion of the Note (i) based on the conversion formula in the event that the market price of our common stock declines or (ii) upon conversion of accrued interest.

(5)
Includes (i) 55,556 shares of common stock issuable upon exercise of warrants, (ii) 208,334 shares of common stock issuable upon exercise of the Warrants, and (iii) and 208,334 shares of common stock issuable upon conversion of the Note.  Does not include additional shares of common stock that may be issuable upon conversion of the Note (i) based on the conversion formula in the event that the market price of our common stock declines or (ii) upon conversion of accrued interest.

(6)
Includes (i) 268,692 shares of common stock owned by the 2011 Grantor Retained Annuity Trust of Jay Moorin, of which Mr. Moorin is Trustee, (ii) 2,083,334 shares of common stock issuable upon exercise of the Warrants and (iii) 2,083,334 shares of common stock issuable upon conversion of Note.  Does not include additional shares of common stock that may be issuable upon conversion of the Note (i) based on the conversion formula in the event that the market price of our common stock declines or (ii) upon conversion of accrued interest. Excludes 2,011,112 shares of common stock issuable upon exercise of warrants due to exercise limitations contained therein.

(7)
Includes 752,943 shares of common stock underlying warrants and 11,271,611 shares of common stock issuable upon conversion of debt held by Teton. As of July 21, 2015, Teton had $5,792,957 of outstanding principal and $2,382,266 of accrued interest that is convertible into shares of common stock at a conversion price of $1.20 per share, $1,194,689 of outstanding principal and $491,258 of accrued interest that is convertible into shares of common stock at a conversion price of $1.60 per share, $1,173,000 of outstanding principal and $402,686 of accrued interest that is convertible into shares of common stock at a conversion price of $0.60 per share and $100,000 of outstanding principal that is convertible into shares of common stock at a conversion price equal to the lower of (i) $0.12 or (ii) the higher of (x) $0.09 or (y) the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of conversion.  Does not include shares of common stock issuable upon conversion of certain warrants due to exercise limitations contained therein. Also does not include additional shares of common stock that may be issuable upon conversion of the Note (i) based on the conversion formula in the event that the market price of our common stock declines or (ii) upon conversion of accrued interest.

(8)
Represents (i) 833,334 shares of common stock issuable upon exercise of the Warrants and (ii) 833,334 shares of common stock issuable upon conversion of the Note.  Does not include additional shares of common stock that may be issuable upon conversion of the Note (i) based on the conversion formula in the event that the market price of our common stock declines or (ii) upon conversion of accrued interest.

(9)
Includes (i) 1,000,000 shares of common stock issuable upon exercise of warrants, (ii) 2,083,334 shares of common stock issuable upon exercise of the Warrants, and (iii) 2,083,334 shares of common stock issuable upon conversion of Note. Does not include additional shares of common stock that may be issuable upon conversion of the Note (i) based on the conversion formula in the event that the market price of our common stock declines or (ii) upon conversion of accrued interest.

(10)
Represents (i) 833,334 shares of common stock issuable upon exercise of the Warrants and (ii) 833,334 shares of common stock issuable upon conversion of the Note. Does not include additional shares of common stock that may be issuable upon conversion of the Note (i) based on the conversion formula in the event that the market price of our common stock declines or (ii) upon conversion of accrued interest.

(11)
Includes (i) 8,333,334 shares of common stock issuable upon exercise of the Warrants and (ii) 8,333,334 shares of common stock issuable upon conversion of Note.  Does not include additional shares of common stock that may be issuable upon conversion of the Note (i) based on the conversion formula in the event that the market price of our common stock declines or (ii) upon conversion of accrued interest.

(12)	John Wright and Mark Pattimore are directors of HELM International Limited and have voting and investment power over the securities owned by it.
(13)	Jay Moorin was a member of our Board of Directors until his resignation on June 22, 2015.
(14)
Michael Neufeld our Chief Executive Officer and William Sudderth our Executive Vice President, are the President and Vice President, respectively, of Notet Corp., the Managing Partner of Teton and have voting and investment power over the securities owned by it.

(15)	Carlo Civelli is a director of Pacific World Energy, Ltd. and has voting and investment power over the securities owned by it.
(16)	Justin B. Borus is the Manager of Lazarus Management Company LLC, the General Partner of Lazarus Investment Partners LLLP and has voting and investment power over the securities owned by it.
(17)	Excludes 2,011,112 shares of common stock issuable upon exercise of warrants due to exercise limitations contained therein.

2015 Financing

In January 2015, we entered into the Securities Purchase Agreement with certain of the Investors whereby we issued and sold to the Investors Notes in the aggregate amount of $875,000 and Initial Warrants to purchase up to 2,430,555 shares of our common stock.  Pursuant to the Securities Purchase Agreement, we had the right during the Additional Investment Period, to sell the Additional Securities.

To secure our obligations under the Notes, we granted the Investors a security interest in certain assets of PERC pursuant to the Security Agreement.  In addition, pursuant to the Guarantee, PERC agreed to guarantee the punctual payment, as and when due and payable, of all amounts owed by us in respect of the Securities Purchase Agreement, the Notes and the other transaction documents executed in connection with the Securities Purchase Agreement.  As well, we granted the Investors certain registration rights pursuant to the Registration Rights Agreement.

On March 27, 2015, we entered into the Amendment with the Investors pursuant to which, among other things:

•
We and the Investors amended the Securities Purchase Agreement to extend the Additional Investment Period until March 31, 2015, to increase the Initial Warrant ratio from 33% to 100% and allowed for up to $1 million of Additional Securities to be sold;

•
We and the Investors amended the Notes to increase the minimum conversion price from $0.05 to $0.09, to require payments (including prepayments) to principal and interest to be on a pro rata basis, to provide for additional consideration to the Investors upon our failure to timely process conversion requests, and to increase the maximum beneficial ownership limitation from 9.99% to 19.99%;

•
We and the Investors amended the Initial Warrants to provide for cashless exercise at any time, to increase the maximum beneficial ownership limitation from 9.99% to 19.99%, and to provide for additional consideration to the Investors upon our failure to timely process exercise notices;

•	We and the Investors amended the Registration Rights Agreement to clarify the liquidated damages due upon a default by us; and
•
We issued all the Investors additional warrants (the “Consideration Warrants” and together with the Initial Warrants, the “Warrants”) to purchase 4,861,116 shares of common stock, so that the Initial Warrants, together with the Consideration Warrants, equaled the new Initial Warrant ratio of 100%.

On March 27, 2015, we entered into a securities purchase agreement with an accredited investor, pursuant to which we issued and sold the Subsequent Investment.  In connection therewith, the Guarantee was amended and restated to include the Subsequent Investment and the Security Agreement was amended to include the Subsequent Investment.

The Notes are due upon written demand of Investors holding a majority in interest of outstanding Notes, provided, however, that such demand cannot be made prior to January 9, 2016 and will bear interest at the rate of 12% per annum.

The Notes are convertible, in whole or in part, into shares of our common stock at the option of the Investor, at the lower of (i) $0.12 or (ii) the higher of (x) $0.09 or (y) the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of conversion, subject to adjustment upon certain events, as set forth in the Note.

We have the right, at any time after the date that the registration statement, which this prospectus is a part of, is declared effective, to redeem some or all of the outstanding Notes, upon 30 days prior written notice.  If the Notes are redeemed prior to the first anniversary of issuance, the redemption price shall equal 110% of the amount of principal and interest being redeemed.

The Warrants are exercisable, at the option of the Investor, for seven (7) years after issuance, in whole or in part, at an exercise price equal to the lower of (i) $0.132 or (ii) the higher of (x) $0.06 or (y) 110% of the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of exercise, subject to adjustment upon certain events, as set forth in the Warrant.

The convertibility of the Notes and the exercisability of the Warrants each may be limited if, upon conversion or exercise (as the case may be), the holder thereof or any of its affiliates would beneficially own more than 19.99% of common stock.

If we fail to comply with the registration statement filing or effective date requirements, we are required to pay the Investors a fee equal to 1.0% of the Investor’s investment, for each month delayed, subject to a maximum payment of 20% to each Investor.

Additional Disclosures

Dollar Value of Securities Registered for Resale in this Prospectus

The total dollar value of the securities underlying the Notes and Warrants that we have registered for resale (using the number of underlying securities that we have registered for resale and the market price per share for those securities on the date of the sale of the Notes and Warrants) are as follows:

Securities Underlying the Convertible Notes and Warrants Issued January 9, 2015	Market Price at January 9, 2015	Dollar Value of Underlying Securities

10,908,340	$0.19	$2,072,584.60

Securities Underlying the Convertible Notes and Warrants Issued January 14, 2015	Market Price at January 14, 2015	Dollar Value of Underlying Securities

7,272,225	$0.17	$1,236,278.25

Securities Underlying the Convertible Notes and Warrants Issued March 27, 2015	Market Price at March 27, 2015	Dollar Value of Underlying Securities

20,777,779	$0.11	$2,285,555.69

It should be noted the market price set forth above for March 27, 2015 is the closing price of the securities on March 26, 2015 since the Company had no trading activity on March 27, 2015.

Potential Total Profit or (Loss) to the Selling Stockholders from the Notes and Warrants

The potential gain or (loss) to each of the selling shareholders as of the date of the sale of the Notes and Warrants, based upon a differential between the conversion or exercise price, as applicable, on the date of the sale of the Notes and Warrants and the market price on that date.

Selling Shareholder	Security	Date	Market Price	Conversion/ Exercise Price	Total Shares to be received	Combined Market Price	Combined Conversion/ Exercise Price	Discount (Premium) to Market
HELM International Limited	Convertible Note	01/09/15	$0.19	$0.12	416,667	$79,166.73	$50,000.00	$29,166.73
HELM International Limited	Warrants	01/09/15	$0.19	$0.132	416,667	$79,166.73	$55,000.04	$24,166.69
Pasquale DeAngelis	Convertible Note	01/09/15	$0.19	$0.12	208,334	$39,583.46	$25,000.00	$14,583.46
Pasquale DeAngelis	Warrants	01/09/15	$0.19	$0.132	208,334	$39,583.46	$27,500.09	$12,083.37
Jay Moorin	Convertible Note	01/09/15	$0.19	$0.12	2,083,334	$395,833.46	$250,000.00	$145,833.46
Jay Moorin	Warrants	01/09/15	$0.19	$0.132	2,083,334	$395,833.46	$275,000.09	$120,833.37
Teton, Ltd.	Convertible Note	01/09/15	$0.19	$0.12	833,334	$158,333.46	$100,000.00	$58,333.46
Teton, Ltd.	Warrants	01/09/15	$0.19	$0.132	833,334	$158,333.46	$110,000.09	$48,333.37
Timothy McInerney	Convertible Note	01/09/15	$0.19	$0.12	833,334	$158,333.46	$100,000.00	$58,333.46
Timothy McInerney	Warrants	01/09/15	$0.19	$0.132	833,334	$158,333.46	$110,000.09	$48,333.37
Pacific World Energy, Ltd.	Convertible Note	01/14/15	$0.17	$0.12	2,083,334	$354,166.78	$250,000.00	$104,166.78
Pacific World Energy, Ltd.	Warrants	01/14/15	$0.17	$0.132	2,083,334	$354,166.78	$275,000.09	$79,166.69
Trevor Colby	Convertible Note	01/14/15	$0.17	$0.12	833,334	$141,666.78	$100,000.00	$41,666.78
Trevor Colby	Warrants	01/14/15	$0.17	$0.132	833,334	$141,666.78	$110,000.09	$31,666.69
Lazarus Investment Partners LLLP	Convertible Note	03/27/15	$0.11	$0.12	8,333,334	$916,666.74	$1,000,000.00	$(83,333.26)
Lazarus Investment Partners LLLP	Warrants	03/27/15	$0.11	$0.132	8,333,334	$916,666.74	$1,100,000.09	$(183,333.35)
Totals					31,250,010	$4,487,501.74	$3,937,500.66	$550,001.08

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Whitley Penn LLP, an independent registered public accounting firm, has audited, as set forth in its report thereon appearing elsewhere herein, our financial statements at December 31, 2014 and 2013 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus in reliance upon the independent registered public accounting firm’s report given on their authority as experts in accounting and auditing.

The historical reserve information prepared by James E. Smith & Associates included or incorporated by reference in this prospectus has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Pegasi Energy Resources Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Pegasi Energy Resources Corporation and subsidiaries

We have audited the accompanying consolidated balance sheets of Pegasi Energy Resources Corporation and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended.  The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pegasi Energy Resources Corporation and its subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the entity will continue as a going concern.  The Company has historically incurred operating losses, has negative cash flows from operating activities, and an accumulated deficit of approximately $37.0 million as of December 31, 2014.  Management’s plans in regard to these matters are described in Note 2 to the consolidated financial statements.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Whitley Penn LLP

Dallas, Texas
April 3, 2015

PEGASI ENERGY RESOURCES CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$373,506	$2,467,761
Accounts receivable, trade	385,334	300,132
Accounts receivable, related parties	40,002	26,584
Joint interest billing receivable, related parties, net	58,727	119,188
Joint interest billing receivable, net	17,280	42,302
Other current assets	36,963	45,718
Total current assets	911,812	3,001,685

Property and equipment:
Equipment	67,435	66,855
Pipelines	981,933	946,012
Leasehold improvements	7,022	7,022
Vehicles	56,174	56,174
Office furniture	89,961	89,148
Total property and equipment	1,202,525	1,165,211
Less accumulated depreciation	(557,160)	(473,163)
Property and equipment, net	645,365	692,048

Oil and gas properties:
Costs subject to depreciation, depletion, and amortization	21,391,472	18,086,443
Costs not subject to depreciation, depletion, and amortization	12,337,167	14,298,503
Total oil and gas properties	33,728,639	32,384,946
Less accumulated depreciation, depletion, and amortization	(2,468,546)	(1,951,186)
Oil and gas properties, net	31,260,093	30,433,760

Other assets:
Restricted cash – drilling program	347,129	90,559
Deferred financing costs	10,000	-
Certificates of deposit	78,665	78,560
Easements	34,848	34,848
Total other assets	470,642	203,967

Total assets	$33,287,912	$34,331,460

The accompanying notes are an integral part of these consolidated financial statements.

PEGASI ENERGY RESOURCES CORPORATION
CONSOLIDATED BALANCE SHEETS (continued)

	December 31,	December 31,
	2014	2013
Liabilities and Stockholders' Equity
Current Liabilities:
Cash overdraft	$5,673	$255,628
Accounts payable	999,554	1,401,014
Accounts payable, related parties	3,450,175	2,924,089
Revenue payable	460,618	852,079
Interest payable, related party	2,923,980	-
Liquidated damages payable	48,808	40,892
Other payables	40,780	59,627
Current portion of notes payable and capital leases	6,740	8,703
Current notes payable, related party	8,160,646	-
Total current liabilities	16,096,974	5,542,032

Drilling prepayments	347,129	90,559
Interest payable, related party	-	2,291,652
Notes payable and capital leases	2,493	9,190
Notes payable, related party	-	8,160,646
Asset retirement obligations	891,092	674,092
Total liabilities	17,337,688	16,768,171

Commitments and contingencies (Note 16)

Stockholders' equity:
Preferred stock: $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock: $0.001 par value; 150,000,000 shares authorized; 70,539,499 and 68,169,923 shares issued and outstanding, respectively	70,540	68,170
Additional paid-in capital	52,894,835	45,599,663
Accumulated deficit	(37,015,151)	(28,104,544)
Total stockholders' equity	15,950,224	17,563,289

Total liabilities and stockholders' equity	$33,287,912	$34,331,460

The accompanying notes are an integral part of these consolidated financial statements.

 PEGASI ENERGY RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2014	2013
Revenues:
Oil and gas	$1,704,757	$1,628,806
Condensate and skim oil	27,807	41,782
Transportation and gathering	267,391	206,041
Total revenues	1,999,955	1,876,629

Operating expenses:
Lease operating expenses	887,041	1,074,466
Pipeline operating expenses	255,905	186,475
Depletion and depreciation	601,865	470,739
General and administrative	5,880,900	3,074,590
Total operating expenses	7,625,711	4,806,270
Loss from operations	(5,625,756)	(2,929,641)

Other income (expenses):
Interest income	370	110
Interest expense	(635,133)	(637,379)
Warrant settlement/modification expense	(2,642,266)	(134,102)
Other expense, net	(7,822)	(3,521)
Total other expense, net	(3,284,851)	(774,892)

Loss before income tax expense	(8,910,607)	(3,704,533)

Income tax expense	-	-

Net loss	$(8,910,607)	$(3,704,533)

Basic and diluted loss per share:
Basic and diluted loss per share	$(0.13)	$(0.06)

Weighted average shares outstanding – basic and diluted	70,029,590	63,658,587

The accompanying notes are an integral part of these consolidated financial statements.

PEGASI ENERGY RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2014 and 2013

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2012	62,602,377	$62,603	$42,776,416	$(24,400,011)	$18,439,008
Common stock issued for:
Services	50,000	50	35,450	-	35,500
Cash, net of offering costs	4,499,348	4,499	1,994,732	-	1,999,231
Cash exercise of warrants	8,000	8	4,792	-	4,800
Cashless exercise of warrants	1,010,198	1,010	(1,010)	-	-
Stock based compensation	-	-	655,181	-	655,181
Warrant settlement agreement	-	-	134,102	-	134,102
Net loss	-	-	-	(3,704,533)	(3,704,533)
Balance at December 31, 2013	68,169,923	68,170	45,599,663	(28,104,544)	17,563,289
Common stock issued for:
Services	265,000	265	197,985	-	198,250
Cash, net of offering costs	1,562,000	1,562	693,338	-	694,900
Cash exercise of warrants	7,970	8	4,774	-	4,782
Cashless exercise of warrants	29,606	30	(30)	-	-
Purchase of working interest	505,000	505	403,495	-	404,000
Stock based compensation	-	-	3,353,344	-	3,353,344
Warrant modification agreement	-	-	2,642,266	-	2,642,266
Net loss	-	-	-	(8,910,607)	(8,910,607)
Balance at December 31, 2014	70,539,499	$70,540	$52,894,835	$(37,015,151)	$15,950,224

The accompanying notes are an integral part of these consolidated financial statements.

PEGASI ENERGY RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013
Operating Activities
Net loss	$(8,910,607)	$(3,704,533)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion and depreciation	601,865	470,739
Accretion of discount on asset retirement obligations	34,588	33,509
Stock based compensation	3,353,344	655,181
Common stock issued for consulting services	198,250	35,500
(Gain) loss on obsolete equipment	(508)	254
Warrant settlement/modification expense	2,642,266	134,102
Changes in operating assets and liabilities:
Accounts receivable, trade	(85,202)	103,988
Account receivable, related parties	(13,418)	(13,582)
Joint interest billing receivable, related parties, net	(8,655)	1,269,781
Joint interest billing receivable, net	28,091	233,421
Other current assets	8,755	12,960
Accounts payable	(19,194)	45,592
Accounts payable, related parties	526,086	504,702
Revenue payable	(391,461)	160,877
Interest payable, related party	632,328	632,316
Liquidated damages payable	7,916	6,632
Other payables	(18,847)	1,533
Net cash provided by (used in) operating activities	(1,414,403)	582,972

Investing Activities
Additions to certificates of deposit	(105)	(110)
Purchases of property and equipment	(40,383)	(11,892)
Purchase of oil and gas properties	(1,070,431)	(1,758,160)
Net cash used in investing activities	(1,110,919)	(1,770,162)

Financing Activities
Payments on notes payable and capital leases	(8,660)	(8,111)
Cash overdraft	(249,955)	237,833
Deferred financing fees	(10,000)	-
Proceeds from exercise of warrants	4,782	4,800
Proceeds from sale of common stock, net of offering costs	694,900	1,999,231
Net cash provided by financing activities	431,067	2,233,753

Net increase (decrease) in cash and cash equivalents	(2,094,255)	1,046,563
Cash and cash equivalents at beginning of year	2,467,761	1,421,198
Cash and cash equivalents at end of year	$373,506	$2,467,761

See Note 4 for supplemental cash flow and non-cash information.

The accompanying notes are an integral part of these consolidated financial statements.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

1.  NATURE OF OPERATIONS

Pegasi Energy Resources Corporation (“PERC” or the “Company”) is an independent energy company engaged in the exploration for, and production of, crude oil and natural gas.  The Company’s focus is on the development of a repeatable, low-geological risk, high-potential project in the active East Texas oil and gas region.  The Company’s business strategy is to identify and exploit resources in and adjacent to existing or indicated producing areas within the mature Rodessa oil field. The Company believes that it is uniquely familiar with the history and geology of the project area based on its collective experience in the region as well as through its development and ownership of a large proprietary database, which details the drilling history of the project area since 1980.  In 2012, the Company drilled the Morse #1-H well targeting the Bossier formation and completed it using hydraulic fracture stimulation techniques.  The Morse #1-H is the first such horizontal well completed in the Rodessa field and the Company believes that implementing the latest proven drilling and completion techniques to exploit its geological insight in the Cornerstone Project area will enable it to find significant oil and gas reserves.

PERC conducts its main exploration and production operations through its wholly-owned subsidiary, Pegasi Operating, Inc. ("POI").  It conducts additional operations through another wholly-owned subsidiary, TR Rodessa, Inc. ("TR Rodessa").

TR Rodessa owns an 80% undivided interest in and operates a 40-mile natural gas pipeline and gathering system which is currently being used by PERC to transport its hydrocarbons to market.  Excess capacity on this system is used to transport third-party hydrocarbons.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)  Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States of America and include the accounts of PERC and its wholly-owned subsidiaries.  All intercompany accounts and transactions have been eliminated.  In preparing the accompanying consolidated financial statements, management has made certain estimates and assumptions that affect reported amounts in the consolidated financial statements and disclosures.  Actual results may differ from these estimates.

Estimates made in preparing these consolidated financial statements include, among other things, estimates of the proved oil and natural gas reserve volumes used in calculating depletion expense; the estimated future cash flows and fair value of properties used in determining the need for any impairment write-down; operating costs accrued; volumes and prices for revenues accrued; estimates of the fair value of stock-based compensation awards; and the timing and amount of future abandonment costs used in calculating asset retirement obligations.  Future changes in the assumptions used could have a significant impact on reported results in future periods.

b) Going Concern

The Company has incurred operating losses for seven years and has negative cash flows from operations.  It also has an accumulated deficit of $37,015,151 as of December 31, 2014.  As a result, the Company’s continuation as a going concern is dependent on its ability to obtain additional financing until it can generate sufficient cash flows from operations to meet its debt and working capital obligations.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year.  The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow.  There is no assurance that financing will be available to the Company when needed or, if available, or that it can be obtained on commercially reasonable terms.  Considering its financial condition, the Company may be forced to issue debt or equity at less favorable terms than would otherwise be available.

Although the Company raised an additional $1.9 million in the first quarter of 2015, if the Company is not able to obtain additional or alternative financing on a timely basis and is unable to generate sufficient revenues and cash flows, it will be unable to meet its capital requirements and will be unable to continue as a going concern.  The financial statements do not include any adjustments to reflect that may be necessary if the Company is unable to continue as a going concern.

c)  Cash and Cash Equivalents

We consider all highly-liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents.  We include our overnight sweep accounts that are invested in federal obligations in our cash balances.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

d)  Accounts Receivable

The Company’s accounts receivable consists primarily of oil and natural gas sales and joint interest billings, which are recorded at the invoiced amount. Collateral is not required for such receivables, nor is interest charged on past due balances.  The Company extends credit based on management’s assessment of the customers’ financial condition and evaluates the allowance for doubtful accounts based on a receivable aging, customer disputes and general business and economic conditions.  No allowance was indicated at December 31, 2014 or 2013.  As of December 31, 2014, two customers totaled approximately 22% and 69% of the Company’s total accounts receivable. Accounts receivables from the same two customers in 2013, approximated 42% and 54% of total trade receivables at December 31, 2013.  As of December 31, 2014, there was one customer, which is a related party, who accounted for 77% of the Company’s total joint interest billing receivables. Joint interest billing receivables from two customers in 2013 approximated 14% and 62%.

e)  Property and Equipment

Property and equipment are recorded at cost and depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from five to thirty-nine years.  Expenditures for major renewals and betterments that extend the useful lives are capitalized.  Expenditures for normal maintenance and repairs are expensed as incurred.  Upon sale or abandonment, the cost of the equipment and related accumulated depreciation are removed from the accounts and any gains or losses thereon are recognized in the operating results of the respective period.  Depreciation expense was $84,505 and $85,112 for the years ended December 31, 2014 and 2013, respectively.

f)  Oil and Gas Properties

The Company uses the full-cost method of accounting for its oil and gas producing activities.  Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells used to find proved reserves, and to drill and equip development wells including directly related overhead costs and related asset retirement costs are capitalized.

Under this method, all costs, including internal costs directly related to acquisition, exploration and development activities are capitalized as oil and gas property costs. Properties not subject to amortization consist of exploration and development costs, which are evaluated on a property-by-property basis. Amortization of these unproved property costs begins when the properties become proved or their values become impaired.  The Company assesses the realizability of unproved properties, if any, on at least an annual basis or when there has been an indication that impairment in value may have occurred. Impairment of unproved properties is assessed based on management's intention with regard to future exploration and development of individually significant properties and the ability to obtain funds to finance such exploration and development. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.  Due to abandoned leases and dry holes there was determined to be an impairment of $3,185,065 in the year ended December 31, 2014.  There were no impairments in the year ended December 31, 2013.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the units-of-production method using estimates of proved reserves.  Depletion expense for the years ended December 31, 2014 and 2013 was $517,360 and $385,627 ($11.30 and $10.24 per equivalent barrel), respectively.

The unamortized cost of oil and natural gas properties, net of related deferred income taxes, is limited to the sum of the estimated future after-tax net revenues from proved properties, after giving effect to cash flow hedge positions, discounted at 10%, and the lower of cost or fair value of unproved properties, adjusted for related income tax effects. This limitation is known as the “ceiling test,” and is based on SEC rules for the full cost oil and gas accounting method. There was no ceiling test write down recorded for the years ended December 31, 2014 and 2013.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the operating results of the period.

g)  Impairment of Long-Lived Assets

The carrying value of property and equipment is periodically evaluated under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 360, Property, Plant, and Equipment.  FASB ASC Topic No. 360 requires long-lived assets and certain identifiable intangibles to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  When it is determined that the estimated future net cash flows of an asset will not be sufficient to recover its carrying amount, an impairment loss must be recorded to reduce the carrying amount to its estimated fair value.  The Company had no material impairments in 2014 and 2013.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

h)  Asset Retirement Obligations

FASB ASC Topic No. 410, Asset Retirement and Environmental Obligations, requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which the liability is incurred.  For oil and natural gas properties, this is the period in which an oil or natural gas property is acquired or a new well is drilled.  An amount equal to and offsetting the liability is capitalized as part of the carrying amount of the Company’s oil and natural gas properties at its discounted fair value.  The liability is then accreted up by recording expense each period until it is settled or the well is sold, at which time the liability is reversed.  Estimates are based on historical experience in plugging and abandoning wells and estimated remaining lives of those wells based on reserve estimates.  The Company does not provide for a market risk premium associated with asset retirement obligations because a reliable estimate cannot be determined.  See Note 8 – Asset Retirement Obligations for additional information.

i)  Revenue Recognition

The Company utilizes the accrual method of accounting for crude oil and natural gas revenues, whereby revenues are recognized based on the Company’s net revenue interest in the wells.  Crude oil inventories are immaterial and are not recorded.  Gas imbalances are accounted for using the entitlement method.  Under this method revenues are recognized only to the extent of the Company’s proportionate share of the gas sold.  However, the Company has no history of significant gas imbalances.

j)  Stock-based Compensation

The Company has accounted for stock-based compensation under the provisions of FASB ASC Topic 718-10, Compensation-Stock Compensation.  The Company recognizes stock-based compensation expense in the consolidated financial statements for equity-classified employee stock-based compensation awards based on the grant date fair value of the awards.  Non-employee share-based awards are accounted for based upon FASB ASC Topic 505-50, Equity-Based Payments to Non-Employees.  During the years ended December 31, 2014 and 2013, the Company recognized $3,353,344 and $655,181, respectively, of stock-based compensation expense which has been recorded as a general and administrative expense in the consolidated statements of operations.

k)  Income Taxes

Deferred income taxes are determined using the “liability method” in accordance with FASB ASC Topic No. 740, Income Taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the operating results of the period that includes the enactment date.  In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

l)  Net Loss per Common Share

Basic net loss per common share is calculated using the weighted average number of common shares outstanding during the period.  The Company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period. The dilutive effect of convertible securities is reflected in diluted loss per share by application of the if-converted method. Under this method, conversion shall not be assumed for the purposes of computing diluted loss per share if the effect would be anti-dilutive. For the years ended December 31, 2014 and 2013, the Company had potentially dilutive shares of 46,605,732 and 42,499,238, respectively, that were excluded from the earnings per share calculation because their impact would be antidilutive. For the years ended December 31, 2014 and 2013, the diluted loss per share is the same as basic loss per share, as the effect of common stock equivalents is anti-dilutive.

m)  Fair Value of Financial Instruments

FASB ASC Topic 825, Financial Instruments, requires certain disclosures regarding the fair value of financial instruments.  Fair value of financial instruments is made at a specific point in time, based on relevant information about financial markets and specific financial instruments.  As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

FASB ASC Topic 820, Fair Value Measurement, defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

FASB ASC Topic 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. FASB ASC Topic 820 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The following table sets forth our estimate of fair value of our financial instruments that are liabilities as of December 31, 2014:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Nonrecurring
Asset retirement obligation	$-	$-	$891,092	$891,092

The following table sets forth our estimate of fair value of our financial instruments that are liabilities as of December 31, 2013:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Nonrecurring
Asset retirement obligation	$-	$-	$674,092	$674,092

See Note 8, for the table summary of changes in fair value of our asset retirement obligations for the years ended December 31, 2014 and 2013.

In accordance with the reporting requirements of FASB ASC Topic No. 825, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this statement and includes this additional information in the notes to consolidated financial statements when the fair value is different than the carrying value of these financial instruments.  The estimated fair values of accounts receivable, accounts payable and other current assets and accrued liabilities approximate their carrying amounts due to the relatively short maturity of these instruments.  The carrying value of long-term debt approximates market value due to the use of market interest rates.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

n)  New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of ASU 2014-09 is to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP.

The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients; or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). Management is currently evaluating the impact of the pending adoption of ASU 2014-09 on the Company’s consolidated financial statements and has not yet determined the method the Company will adopt by which it will implement the standard.

On August 27, 2014, the FASB issued Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which requires management to assess a company’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances.  Under this new standard, disclosures are required when conditions give rise to substantial doubt about a company’s ability to continue as a going concern within one year from the financial statement issuance date.  The new standard is effective for the annual period ending after December 15, 2016, and all annual and interim periods thereafter.  The Company does not expect the adoption of these disclosures to have a significant impact on the Company’s consolidated financial statements.

o)  Reclassifications

Certain reclassifications have been made to the comparative consolidated financial statements to conform to the current period’s presentation.

3.  RESTRICTED CASH

Collateral

Certificates of deposit have been posted as collateral supporting a reclamation bond guaranteeing remediation of our oil and gas properties in Texas.  As of December 31, 2014 and 2013, the balance of the certificates of deposit totaled $78,665 and $78,560 respectively.

2010 Drilling Program

During the last quarter of 2010, the Company executed participation and operating agreements with various independent oil and gas companies regarding the drilling of various wells.  Funds received from these companies are restricted to the drilling programs and are considered released when they are spent in accordance with the agreements.  Since inception, total funds of $2,462,492 were received on this program, $2,374,844 was spent on drilling activities, and $58,213 was reclassified to promote income leaving a balance of $29,435. During the quarter ended March 31, 2013, the remaining balance was either refunded to the original investors or applied against investor joint interest billing receivable balances, as applicable, to close out the 2010 restricted cash and drilling program leaving a zero balance as of December 31, 2013. There has been no additional activity in this program since that date.

2011 Drilling Program

During the last quarter of 2011, the Company executed joint operating agreements with various independent oil and gas companies regarding the drilling of various wells.  Funds received from these companies are restricted to the drilling programs and are considered released when they are spent in accordance with the agreements.  As of January 1, 2013, the program had a shortage of $15,961.  However, during 2013, additional funds of $2,257,314 were received on this program; $1,392,458 that the Company owed to these companies was applied to the programs during 2013, and $3,546,861 was spent on drilling activities. In addition, individual investor shortages at December 31, 2013 of $3,609 were reclassified to their joint interest billing receivables, leaving a balance of $90,559 in restricted cash and drilling prepayments at December 31, 2013.  During 2014, additional funds of $317,533 were received on this program; $199,060 that the Company owed to these companies was applied to the program during 2014, and $523,666 was spent on drilling activities, leaving a balance of $83,486 in restricted cash and drilling prepayments at December 31, 2014.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Huntington #4 Drilling Program

In August 2014, the Company entered into a participation agreement with Pacific World Energy (“PWE”) for the drilling of up to ten wells on its leased acreage in Marion County.  Under the terms of the agreement, PWE pays the full cost of the drilling and completing each well.  Funds received from PWE are restricted to this drilling program and are considered released when they are spent in accordance with the agreements.  As of December 31, 2014, funds of $2,045,400 were received on this program and $1,781,757 was spent on drilling activities, leaving a balance of $263,643 in restricted cash and drilling prepayments at December 31, 2014.

4.  SUPPLEMENTAL CASH FLOW AND NON-CASH INFORMATION

The following non-cash transactions were recorded during the years ended December 31:

	2014	2013
Oil and gas assets financed through account payables	$135,126	$517,392

Additions to/revisions of estimates to asset retirement obligation	$231,998	$11,915

Asset retirement obligation settled	$49,586	$-

Oil and gas properties purchased through issuances of common stock	$404,000	$-

Oil and gas properties financed through assumptions of joint-interest billing receivable	$69,116	$-

The following is supplemental cash flow information for the years ended December 31:

	2014	2013
Cash paid during the period for interest	$2,805	$5,063
Cash paid during the period for taxes	$-	$-

5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Depreciation Methods	Depreciation Period
Equipment	Straight-line	7 Years
Pipelines	Straight-line	15 Years
Leasehold improvements	Straight-line	Lesser of the Estimated Useful Life or the Lease Term
Vehicles	Straight-line	5 Years
Office furniture	Straight-line	5 Years

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

6.  NOTES PAYABLE AND CAPITAL LEASES

Notes payable and capital leases consisted of the following at December 31:

	2014	2013
Capital lease of $7,592 to Xerox Corporation, with monthly installments of $198, including interest at 19.7%, maturing February 20, 2017.	$4,198	$5,582

Note payable of $28,059 to Ford Motor Credit, with monthly installments of $640, including interest at 4.54%, collateralized by a truck, maturing August 8, 2015.	5,035	12,311

Total notes payable and capital leases	9,233	17,893
Less current portion	6,740	8,703

Total long term (notes payable and capital leases)	$2,493	$9,190

Future annual maturities of notes payable and capital leases at December 31, 2014 are as follows:

Year Ended
2015	6,740
2016	2,078
2017	415
2018	-
Total	$9,233

7.  NOTES PAYABLE, RELATED PARTY

Notes payable, related party consisted of the following at December 31:

	2014	2013
Note payable to Teton, Ltd., "Teton" (the "Teton Renewal Note") in the amount of $6,987,646 dated June 23, 2011, including interest at 8%, with all principal due on the maturity date of December 31, 2015. Secured by a stock pledge and security agreement.	$6,987,646	$6,987,646

Original unsecured promissory note payable in the amount of $1 million dated October 14, 2009 to Teton (the "Teton Promissory"). Additional funds added by amendment two in 2010 resulted in funds available of $1.5 million, including interest of 6.25%, with all interest and principal due on the maturity date of December 31, 2015.	1,173,000	1,173,000

Total notes payable, related party	8,160,646	8,160,646
Less current portion	8,160,646	-

Total long term notes payable, related party	$-	$8,160,646

Teton Renewal Note

On June 1, 2010, a Promissory (Teton Renewal Note) note was executed to renew and extend the original note payable (Teton Note) due May 21, 2010 to a maturity date of June 1, 2011.  The renewal note’s principal balance of $6,987,646 is the total of the outstanding principal of $5,952,303 and accrued and unpaid interest of $1,035,343 on the original note that was added to the note.  Under the original note payable, Teton was granted the right to convert the $5,792,957 of the outstanding note payable balance plus accrued interest into shares of the Company’s common stock at a fixed conversion price of $1.20 per share. A fixed conversion price of $1.60 was agreed upon for conversion of the additional funds, totaling $1,194,689 plus accrued interest, of the outstanding note payable balance.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

On April 1, 2011, an amendment was executed which extended the maturity date of the note from June 1, 2011 to June 1, 2013 at which time all outstanding principal and accrued and unpaid interest of the note will be due.  The amendment also added an event of default whereby Teton may declare default on the note if the Company does not raise funds during or as a result of their engagement with a placement agent whom they initially engaged on March 25, 2011.  No default was declared on this note prior to its subsequent amendment below.

On June 23, 2011, an amendment was executed, which extended the maturity date of the note from June 1, 2013 to June 1, 2015, at which time all outstanding principal and accrued and unpaid interest of the note will be due.   No default was declared on this note prior to its subsequent amendment below.

On June 24, 2014, another amendment was executed, which extended the maturity date of the note from June 1, 2015 to December 31, 2015, at which time all outstanding principal and accrued and unpaid interest of the note will be due.   The event of default section remained the same as in the third amendment.

Teton Promissory Note

The Teton Promissory note was amended effective January 1, 2010 to eliminate the requirement of interest payments.  A second amendment was executed which increased the available balance to $1,500,000 effective March 2, 2010.  Effective July 1, 2010, a third amendment to the Teton Promissory was executed to continue the elimination of the interest payments and to extend the maturity date of the note to January 2, 2011. Effective January 2, 2011, a fourth amendment was executed to extend the maturity date of the note to April 2, 2011 at which time all outstanding principal and accrued and unpaid interest would be due.

On April 2, 2011, a fifth amendment was executed which eliminated the current interest payment and extended the maturity of the note from to June 1, 2013 at which time all outstanding principal and accrued and unpaid interest of the note will be due.  The amendment also added an event of default whereby Teton may declare default on the note if the Company does not raise funds during or as a result of their engagement with a placement agent whom they initially engaged on March 25, 2011. In addition, the amendment granted Teton the right to convert the outstanding balance on the Promissory note into shares of PERC’s common stock at a fixed conversion price of $0.60 per share.

On June 23, 2011, a sixth amendment was executed which extended the maturity date of the note to June 1, 2015, at which time all outstanding principal and accrued and unpaid interest of the note will be due.  The event of default section and conversion of debt to equity section remained the same as in the fifth amendment.

On June 24, 2014, a seventh amendment was executed, which extended the maturity date of the note from June 1, 2015 to December 31, 2015, at which time all outstanding principal and accrued and unpaid interest of the note will be due.  The event of default section and conversion of debt to equity section remained the same as in the fifth amendment.

The Company signed an Omnibus Waiver and Modification Agreement on December 31, 2014. This agreement subordinated the right of Teton to convert the Teton Renewal and Teton Promissory notes to the right of future investors to convert new convertible debt expected to be issued in 2015.  See Note 17 – Subsequent Events.

8.  ASSET RETIREMENT OBLIGATIONS

Pursuant to FASB ASC Topic No. 410, the Company has recognized the fair value of its asset retirement obligations related to the plugging, abandonment, and remediation of oil and gas producing properties.  The present value of the estimated asset retirement costs has been capitalized as part of the carrying amount of the related long-lived assets, which approximated $688,567 and $503,253 at December 31, 2014 and 2013, respectively.

The liability has been accreted to its present value as of the end of each year.  The Company evaluated 22 wells, and has determined a range of abandonment dates through January 2044.

The following represents a reconciliation of the asset retirement obligations for the years ended December 31:

	2014	2013
Asset retirement obligations at beginning of year	$674,092	$628,668
Accretion expense	34,588	33,509
Liabilities settled	(49,586)	-
Revisions to estimates	231,998	11,915
Asset retirement obligations at end of year	$891,092	$674,092

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

In order to ensure current costs are reflected in the estimation of retirement costs, the Company obtained assurance from its independent petroleum engineer in 2014 that the plugging costs used in the estimation are appropriate.  The Company uses the expected present value technique to measure the fair value of the asset retirement obligations which is classified as a Level 3 measurement under FASB ASC Topic No. 820.

9.  STOCK-BASED COMPENSATION

Stock Plans

The Company adopted the 2007 Stock Option Plan (the “2007 Plan”), 2010 Incentive Stock Option Plan (the “2010 Plan”) and the 2012 Incentive Stock Option Plan (the “2012 Plan”) for directors, executives, selected employees, and consultants to reward them for making major contributions to the success of the Company by issuing long-term incentive awards under these plans thereby providing them with an interest and incentive in the growth and performance of the Company.  The 2007 Plan reserves 1,750,000 shares of common stock for issuance by the Company as stock options.  The 2010 Plan reserves 5,000,000 shares of common stock for issuance by the Company as stock options, stock awards or restricted stock purchase offers.  The 2012 Plan reserves 10,000,000 shares of common stock for issuance by the Company as stock options, stock awards or restricted stock purchase offers

On May 19, 2014, the Company adopted the 2014 Incentive Stock Option Plan (the “2014 Plan”) for directors, executives, selected employees, and consultants to reward them for individual performance that contributes to the success of the Company by issuing options to purchase stock under the 2014 Plan thereby providing them with an interest in the growth and performance of the Company.  Initially 10 million shares of common stock were reserved for issue under the 2014 Plan.  As of December 31, 2014, these shares had been unreserved to accommodate a planned financing.

Stock Options Issued

On January 30, 2014, pursuant to the 2010 Plan and 2012 Plan, the Company issued stock options for 49,940 and 7,000,000 shares of common stock, respectively, at an exercise price of $0.79 per share to selected employees and consultants for their contributions to the success of the Company.  All of the options vested immediately upon issuance at January 30, 2014, and are exercisable at any time, in whole or part, until January 30, 2019. This issuance resulted in stock-based compensation of $2,381,979, which was calculated using the fair value of the options at grant date.

The following table details the significant assumptions used to compute the fair market values of stock options granted in a prior year which vested during the year ended December 31, 2014:

Risk free rates	0.45%
Dividend yield	0%
Expected volatility	70.82%
Expected term (years)	2.5 years

On October 5, 2012, pursuant to the 2012 Plan, the Company issued stock options to purchase 3,000,000 shares of common stock with an exercise price of $0.66 per share and a term of ten years to the CFO.  The options vested in tranches of 1,000,000 each year over two years following the award issuance and 1,000,000 vested immediately upon issuance.

On October 5, 2013, the second tranche of 1,000,000 of the stock options vested in accordance with the October 5, 2012 award agreement described above.  During 2013, the Company recognized $655,181, the fair value of the vested options, as stock-based compensation expense and had $393,110 in unamortized compensation expense associated with options granted.

On October 5, 2014, the final tranche of 1,000,000 of the stock options vested in accordance with the October 5, 2012 award agreement described above.  During 2014, the Company recognized $393,110, the fair value of the vested options, as stock-based compensation expense. As of December 31, 2014, the Company had no unamortized compensation expense associated with options granted.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Stock Options Modified

On January 30, 2014, pursuant to Board resolution, the Company changed the terms of certain options under the 2007 Plan and 2010 Plan, as shown in the table below, to extend the exercise term for two years from their current expiration date.

	Previous Expiration Date	Modified Expiration Date
Option Issue Date
2007 Plan Granted 2007	12/31/2014	12/31/2016
2007 Plan Granted 2012	1/5/2017	1/5/2019
2010 Plan Granted 2010	12/24/2015	12/24/2017
2010 Plan Granted 2012	1/5/2017	1/5/2019
2010 Plan Granted 2012	4/30/2017	4/30/2019

The modification resulted in incremental stock-based compensation cost of $578,255, which was calculated as the difference in the fair value of the options immediately before and immediately after the modification using the Black-Scholes option pricing model.  The Company used the simplified method to determine the expected term on the options modified due to the lack of historical exercise data.  The following table details the significant assumptions used to compute the fair value of the option modifications:

	Before	After
Risk free rates	0.07% to 0.24%	0.24% to 0.48%
Dividend yield	0%	0%
Expected volatility	54.65% to 58.06%	55.10% to 73.49%
Remaining term (years)	0.5 years to 1.63 years	1.5 years to 2.63 years

The weighted average grant date fair value price per share of options granted during the year ended December 31, 2014 was $0.34.  There were 7,049,940 options granted and 8,049,940 options vested during the year ended December 31, 2014.  There were no options granted and 1,000,000 options vested during the year ended December 31, 2013.

A summary of option activity during the years ended December 31, 2013 and 2014 is as follows:

		Weighted Average
	Options	Exercise Price

Outstanding at January 1, 2013	9,700,060	0.57
Options granted	-	-
Options exercised	-	-
Outstanding at December 31, 2013	9,700,060	0.57
Options granted	7,049,940	0.79
Options exercised	-	-
Outstanding at December 31, 2014	16,750,000	0.66

A summary of stock options outstanding as of December 31, 2014 is as follows:

Exercise Price	Options Outstanding	Remaining Contractual Lives (Years)	Options Exercisable
$0.65	900,000	2.00	900,000
$0.42	1,059,285	3.00	1,059,285
$0.50	10,000	3.00	10,000
$0.50	486,364	4.00	486,364
$0.55	363,636	4.00	363,636
$0.50	616,600	4.00	616,600
$0.79	7,049,940	4.00	7,049,940
$0.55	3,000,000	4.50	3,000,000
$0.50	264,175	7.00	264,175
$0.66	3,000,000	7.75	3,000,000
	16,750,000		16,750,000

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Based on the Company's stock price of $0.16 at December 31, 2014, the options outstanding had an intrinsic value of $0.  At December 31, 2013, the Company’s stock price was $0.60 and the options outstanding had an intrinsic value of $496,567.

Total options exercisable at December 31, 2014 amounted to 16,750,000 shares and had a weighted average exercise price of $0.66.  Total options exercisable at December 31, 2013 amounted to 8,700,060 and had a weighted average exercise price of $0.56.  Upon exercise, the Company issues the full amount of shares exercisable per the term of the options from new shares.  The Company has no plans to repurchase those shares in the future.

The Company estimates the fair value of stock options using the Black-Scholes option pricing valuation model, consistent with the provisions of FASB ASC Topic 505 and FASB ASC Topic 718.  Key inputs and assumptions used to estimate the fair value of stock options include the grant price of the award, the expected option term, volatility of the Company’s stock, the risk-free rate and the Company’s dividend yield.  Estimates of fair value are not intended to predict actual future events or the value ultimately realized by grantees, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.  The Company uses the simplified method to determine the expected term on options issued.

10.  WARRANTS OUTSTANDING

Warrants Issued

On February 27, 2014, the Company issued warrants to investors in a private placement to purchase an aggregate of 781,000 shares of common stock at an exercise price of $0.70 per share, exercisable until February 27, 2019. See Note 11 for additional information.

On December 20, 2013, the Company issued warrants to investors in a private placement to purchase an aggregate of 1,944,119 shares of common stock at an exercise price of $0.70 per share, exercisable until December 20, 2018. On December 30, 2013, during the same private placement, the Company issued warrants to investors to purchase an aggregate of 55,555 shares of common stock at an exercise price of $0.70 per share, exercisable until December 30, 2018.  See Note 11 for additional information.

On September 17, 2013, the Company issued warrants to investors in a private placement to purchase an aggregate of 250,000 shares of common stock at an exercise price of $1.00 per share, exercisable until September 17, 2016. See Note 11 for additional information.

During September 2013, the Company issued warrants to three investors who had held original 2007 warrants which expired in December 2012. These investors claimed they had not received the 2011 modification agreement and in connection with the execution of a settlement agreement to resolve any disputes between the Company and such investors, the Company issued an aggregate of 645,968 warrants to these investors to purchase 645,968 shares of common stock at an exercise price of $0.50 per share, exercisable until December 22, 2014.  The terms of the warrants issued were the same as the 2007 warrants, as modified by the 2011 modification agreement. Warrant settlement expense of $134,102 due to this settlement was recognized for the year ended December 31, 2013, and was reported in the Other Income (Expense) section of the consolidated statements of operations.

Warrants Exercised

On March 18, 2013, the Company issued 95,299 shares of common stock to an investor holding modified 2007 warrants who exercised 100,000 warrants of their 1,000,000 warrants on a cashless basis.  On March 22, 2013, the Company issued 149,760 shares of common stock to the same investor holding modified 2007 warrants who exercised 150,000 warrants of their remaining 900,000 warrants on a cashless basis.  On April 5, 2013, the Company issued 765,139 shares of common stock to the same investor upon a cashless exercise of the remaining warrants to purchase 1,500,000 shares.

On May 1, 2013, the Company issued 8,000 shares of common stock for $4,800 to an investor holding 2011 Warrants who exercised 8,000 warrants on a cash basis.

On February 11, 2014, the Company issued 6,380 shares of common stock to an investor holding modified 2007 warrants who exercised 10,000 warrants on a cashless basis.

On April 2, 2014, the Company issued 23,226 shares of common stock to an investor holding modified 2007 warrants who exercised 30,000 warrants on a cashless basis.

On July 28, 2014, the Company issued 7,970 shares of common stock to an investor holding 2011 Warrants who exercised 7,970 warrants for proceeds of $4,782.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Warrants Expired

In July 2014, the remaining 23,930 July 2011 warrants, representing 23,930 shares that had not been exercised or modified, expired under the provisions of the original warrant agreement.

In September 2014, the remaining 50,000 September 2011 warrants, representing 50,000 shares that had not been exercised or modified, expired under the provisions of the original warrant agreement.

In December 2014, the remaining 226,000 September 2013 warrants, representing 226,000 shares that had not been exercised or modified, expired under the provisions of the original warrant agreement.

Also in December 2014, the remaining 1,952,333 2007 warrants modified in 2011, representing 3,904,666 shares, expired under the provisions of the 2011 amended warrant agreement, which had extended the exercise term of the warrants by two years to December 31, 2014.

Warrants Modified

During the first quarter of 2014, the Company offered holders of certain warrants an option to consider modification of the warrants.  The terms of the offer would (1) extend the exercise term of the warrants by three years, and (2) increase the exercise price of the warrants, which would be exercisable on a cash-only basis. The deadline for accepting this offer was March 31, 2014.

Pursuant to the 2014 modification agreement, the Company changed the terms of warrants to purchase an aggregate of 14,880,762 shares to increase their exercise price and to extend the exercise term by three years.  See the table below for a summary of the modifications for the various outstanding warrants.

	Current Exercise Price	Modified Exercise Price	Previous Expiration Date			Modified Expiration Date
Warrant Issue Date
Issued in 2007 and modified in 2012	$0.50	$0.70			12/22/14			12/22/2017
Issued in July 2011	$0.60	$0.85			7/28/2014			7/28/2017
Issued in Sept 2011	$0.60	$0.85			9/15/2014			9/15/2017
Issued in Sept 2012	$1.00	$1.15	9/10/15	and	9/28/15	9/10/18	and	9/28/18
Issued in Sept 2012 to placement agents	$0.60	$0.70			9/28/2017			9/28/2020
Issued in Sept 2013	$0.50	$0.70			12/22/2014			12/22/2017
Issued in Sept 2013	$1.00	$1.10			9/19/2016			9/19/2019

The modification resulted in warrant modification expense of $2,642,266, which was recorded in the quarter ended March 31, 2014. This modification was calculated as the difference in the fair value of the warrants immediately before and immediately after the modification using the Black-Scholes option pricing model.

The following table details the significant assumptions used to compute the fair market value of the warrant modifications:

	Before	After
Risk free rates	0.08% to 0.99%	0.99% to 2.07%
Dividend yield	0%	0%
Expected volatility	52.24 % to 83.24%	78.94 % to 106.11%
Remaining term (years)	0.35 years to 3.53 years	3.33 years to 6.53 years

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

A summary of warrant activity and shares issuable upon exercise of the warrants during the years ended December 31, 2014 and 2013 is as follows:

	Warrants	Shares Issuable Under Warrants	Weighted Average Exercise Price
Outstanding at January 1, 2013	16,091,210	22,303,573	$0.65
Warrants issued	2,895,642	2,895,642	0.68
Warrants exercised	(1,008,000)	(2,008,000)	0.50
Outstanding at December 31, 2013	17,978,852	23,191,215	0.66
Warrants cancelled under modification	(11,660,762)	(14,880,762)	0.63
Warrants issued under modification	11,660,762	14,880,762	0.84
Warrants issued	781,000	781,000	0.70
Warrants exercised	(47,970)	(87,970)	0.52
Warrants expired	(2,252,263)	(4,204,596)	0.50
Outstanding at December 31, 2014	16,459,619	19,679,649	$0.80

The outstanding warrants had an intrinsic value of $0 and $585,830 at December 31, 2014 and December 31, 2013, respectively.  All of the 16,459,619 warrants outstanding at December 31, 2014 are exercisable and expire at various dates between September 2015 and September 2020.

11.  STOCKHOLDER’S EQUITY

Shares issued for cash, net of share issuance costs:

On February 27, 2014, the Company completed a private placement transaction, pursuant to which it sold an aggregate of 781,000 units at $0.90 per unit, raising gross proceeds of $702,900 before deducting issuance costs of $8,000, resulting in net cash proceeds of $694,900. Each unit consisted of two shares of common stock and a warrant to purchase one share of common stock with an exercise price of $0.70 per share, resulting in 1,562,000 shares and 781,000 warrants issued.  The warrants are exercisable for a period of five years from the date of issuance.

On December 20, 2013, the Company completed a private placement transaction, pursuant to which it sold an aggregate of 1,944,119 units at $0.90 per unit to raise gross proceeds of $1,749,707 before deducting issuance costs of $45,475, resulting in net cash proceeds of $1,704,232. Each unit consisted of two shares of common stock and a warrant to purchase one share of common stock with an exercise price of $0.70 per share, exercisable for a period of five years from the date of issuance. On December 30, 2013, the Company sold an additional 55,555 of the same units, resulting in cash proceeds of $50,000.

On September 17, 2013, the Company completed a private placement transaction, pursuant to which it sold an aggregate of 250,000 units at $1.00 per unit to raise gross proceeds of $250,000 before deducting issuance costs of $5,000, resulting in net cash proceeds of $245,000. Each unit consisted of two shares of common stock and a warrant to purchase one share of common stock with an exercise price of $1.00 per share, exercisable for a period of three years from the date of issuance.

Stock issued on cash/cashless basis:

On February 11, 2014, the Company issued 6,380 shares of common stock to an investor holding modified 2007 Warrants who exercised 10,000 warrants on a cashless basis.  See Note 10 for additional details.

On April 2, 2014, the Company issued 23,226 shares of common stock to an investor holding modified 2007 Warrants who exercised 30,000 warrants on a cashless basis.  See Note 10 for additional details.

On July 28, 2014, the Company issued 7,970 shares of common stock to an investor holding 2011 Warrants who exercised 7,970 warrants on a cash basis.  See Note 10 for additional details.

During 2013, the Company issued 1,010,198 shares of common stock to an investor holding modified 2007 Warrants who exercised 1,000,000 warrants on a cashless basis.  The Company also issued 8,000 shares of common stock for $4,800 to an investor holding 2011 Warrants who exercised 8,000 warrants on the cash basis. See Note 10 for additional details.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Stock issued for services:

On March 27, 2014, the Company issued 90,000 shares of common stock to a consultant valued at $72,000. These shares were valued using the closing market price on the date of the agreement.  This expense has been recorded as general and administrative expense in the consolidated statements of operations.

On April 11, 2014, a consultant voluntarily cancelled 25,000 shares of common stock of the total 50,000 shares originally issued in August 2013 due to their inability to engage new investors for the Company. The cancelled shares were originally valued at $17,250 and a credit of this amount has been recorded within general and administrative expense in the consolidated statements of operations.

During 2014, the Company issued 200,000 shares of common stock to a consultant in payment of services under an agreement whereby shares were to be issued at the end of each month. These shares were valued using the closing market price on the date prior to issue.  The Company issued 50,000 shares of common stock to the consultant on each of the following dates: on April 2 for a value of $45,000, on May 1 for a value of $38,500, on June 4 for a value of $35,000 and on July 1 for a value of $30,000.   These expenses were recorded as general and administrative expenses in the consolidated statements of operations.

On August 22, 2013, the Company issued 50,000 shares of common stock to another consultant valued at $35,500. These shares were valued using the closing market price on the date of the grant.  This expense has been recorded as general and administrative expense in the consolidated statements of operations.

Other stock issuances:

On May 1, 2014, the Company and Energi Drilling 2010A L.P. (“Energi”) entered into an agreement with respect to working interests in the following wells operated by the Company: (i) Haggard B; and the (ii) Morse #1-H well. The agreement also covered all of Energi’s rights to participate in future wells and work-overs of existing wells.  The Company purchased all of Energi’s right, title and interest in the wells and all of Energi’s participation rights in future wells and work-overs and released Energi from any receivables owed to the Company. In consideration for the buy-out and release of debt, the Company issued 505,000 fully-paid and non-assessable shares of common stock to Energi. These shares were valued at $404,000, using the closing market price on the date of the agreement.

12.  INCOME TAXES

The Company is a taxable corporation and the provision (benefit) for federal income taxes related to the Company’s operating results has been included in the accompanying consolidated statements of operations.

The income tax expense consists of the following:

	2014	2013
Deferred income tax expense:
U.S. Federal	$-	$-
Current income tax expense:
State and local	-	-
Income tax expense	$-	$-

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, at December 31, are presented below:

	2014	2013
Deferred tax assets:
Net operating loss carry forwards	$8,556,037	$7,081,252
Deferred interest expense	1,346,475	1,131,484
Liquidated damages payable	16,595	11,648
Accretion expense	68,859	58,085
Contributions carry forward	289	323
Accrued salaries	952,178	797,431
Stock based compensation	1,892,128	848,835
Valuation allowance	(6,165,713)	(4,135,602)
Total deferred tax assets	6,666,848	5,793,456

Deferred tax liabilities:
Oil and gas properties	(6,522,699)	(5,646,984)
Fixed assets and organization costs	(144,149)	(146,472)
Total deferred tax liabilities	(6,666,848)	(5,793,456)

Net deferred tax liability	$-	$-

Based on the future reversal of existing taxable temporary differences and future earnings expectations, management believes it is more likely than not that the full amount of the net operating loss carry forwards will not be realized or settled, and accordingly, a valuation allowance has been recorded.  The Company’s net operating loss carry forwards approximate $25,200,000 and will expire in various years commencing in 2023.

A reconciliation of the differences between the Company’s applicable statutory tax rate and its effective income tax rate for the years ended December 31, 2014 and 2013 follows:

	2014	2013
Rate	35%	35%
Tax at statutory rate	$(3,118,713)	$(1,296,587)
State taxes	-	-
Permanent and other	1,088,602	123,030
Change in valuation allowance	2,030,111	1,173,557
Income tax expense	$-	$-

In May 2006, the state of Texas enacted legislation for a Texas margin tax which restructured the state business tax by replacing the taxable capital and earned surplus components of the franchise tax with a new “taxable margin” component.  The Company’s margin tax expense is derived by multiplying its taxable margin by approximately 1%.  The taxable margin can be derived, at the Company’s discretion, in any one of three ways.  The Company can choose gross receipts less its cost of goods sold, gross receipts less its salary and wages, or 70% of its gross receipts. The Company has determined the margin tax is an income tax and the effect on deferred tax assets and liabilities should be included in the deferred tax calculation.  No material margin tax accrual was necessary at December 31, 2014 or 2013.

The Company files tax returns in the U.S. federal jurisdiction, and the state of Texas jurisdiction.  The Company is currently subject to a three year statute of limitations by major tax jurisdictions.  The Company follows the provisions of uncertain tax provisions as addressed in FASB ASC 740-10.  The Company recognized no increase in the liability for unrecognized tax benefits.  The Company had no tax positions at December 31, 2014 or December 31, 2013 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.  At December 31, 2014, the Company’s tax returns relating to fiscal years ended December 31, 2011 through December 31, 2013 remain open to possible examination by the tax authorities.  The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.  No such interest or penalties were recognized during the periods presented.  The Company had no accruals for interest and penalties at December 31, 2014 and 2013.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

13.SEGMENT INFORMATION

The following information is presented in accordance with FASB ASC Topic 280, Segment Reporting.  The Company is engaged in exploration and production of crude oil and natural gas and pipeline transportation.  POI, a wholly-owned subsidiary of PERC, conducts the exploration and production operations.  TR Rodessa, operates a 40-mile gas pipeline and gathering system which is used to transport hydrocarbons to market to be sold.  The Company identified such segments based on management responsibility and the nature of their products, services, and costs.  There are no major distinctions in geographical areas served as all operations are in the United States.  The Company measures segment profit (loss) as income (loss) from operations.  Business segment assets are those assets controlled by each reportable segment.

 The following tables set forth certain information about the financial information of each segment for the years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013
Business segment revenue:
Oil and gas sales	$1,704,757	$1,628,806
Condensate and skim oil	27,807	41,782
Transportation and gathering	267,391	206,041
Total revenues	$1,999,955	$1,876,629

Business segment profit (loss):
Oil and gas sales	$296,892	$163,749
Condensate and skim oil	27,807	41,782
Transportation and gathering	(76,891)	(67,699)
General corporate	(5,873,564)	(3,067,473)
Loss from operations	$(5,625,756)	$(2,929,641)

Depreciation and depletion:
Oil and gas sales	$520,824	$390,591
Transportation and gathering	69,427	66,171
General corporate	11,614	13,977
Total depletion and depreciation	$601,865	$470,739

	Year Ended December 31,
	2014	2013
Capital expenditures:
Oil and gas sales	$688,979	$1,598,429
Transportation and gathering	34,669	11,660
General corporate	4,901	232
Total capital expenditures	$728,549	$1,610,321

	December 31,
	2014	2013
Business segment assets:
Oil and gas sales	$31,791,516	$32,194,260
Transportation and gathering	697,075	717,450
General corporate	799,321	1,419,750
Total assets	$33,287,912	$34,331,460

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

14.  RELATED PARTY TRANSACTIONS

The Company entered into various transactions with related parties as follows.  These amounts have been recorded at the exchange amount, being the amount agreed to by the parties:

Years ended December 31,	2014	2013
Lease bonus paid to an entity controlled by officers	$250	$1,149
Rent paid to an entity controlled by other entities which are owned by PERC officers (c)	72,000	72,000
Interest expense to an entity controlled by officers	632,328	632,316
Receivables due from entities that are owned by officers and/or other entities that are controlled by officers	40,002	26,584
JIB receivables due from an entity controlled by an officer or director	58,727	119,188
Payables due to officers or to entities controlled by officers (a) (b)	3,450,175	2,924,089
Interest payable on notes owed to an entity controlled by officers	2,923,980	2,291,652
Notes payable owed to an entity controlled by officers	8,160,646	8,160,646
Revenue distribution payable due to an entity controlled by a director	20,433	35,306
Restricted cash received for drilling from an entity controlled by an officer or director	54,916	83,249

(a)	Includes $2,800,523 and $2,325,523 of accrued salaries payable at December 31, 2014 and 2013, respectively. Also includes $240,000 of advances from officers at December 31, 2014 and 2013.
(b)	Includes $127,652 and $122,566 owed to an entity controlled by an officer for a 20% undivided interest in pipeline operations as of December 31, 2014 and 2013, respectively.
(c)
The Company rents office space under a non-cancelable operating lease with related parties that expired on January 1, 2012.  This lease has not been renewed and the space is being rented on a month-to-month basis.

15.  RISK CONCENTRATIONS

The Company maintains its deposits in one financial institution, which at times may exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”).  The Company also maintains a sweep investment account which covers all of its bank accounts in order to reduce fees and earn maximum interest.  The balance in the sweep investment account is invested daily in federal obligations that are not covered by FDIC insurance.  The balance available for investment in the sweep account was approximately $870,000 at December 31, 2014 and $2.7 million at December 31, 2013.  The Company has not experienced any losses with respect to uninsured balances. During 2014 and 2013, all balances in U.S. non-interest bearing accounts were insured up to $250,000.

Two customers accounted for approximately 33% and 58%, respectively, of the Company’s total sales for the year ended December 31, 2014.  Two customers accounted for approximately 49% and 41%, respectively, of the Company’s total sales for the year ended December 31, 2013.  Revenues were reported from these customers in the oil and gas and transportation and gathering segments.

Lease operating payments primarily made to a principal operator on its oil and gas producing properties approximated $852,000 and $1,041,000 in 2014 and 2013, respectively.

16.  COMMITMENTS AND CONTINGENCIES

Other

Occasionally, the Company is involved in various lawsuits and certain governmental proceedings arising in the normal course of business.  In the opinion of management, the outcome of such matters will not have a materially adverse effect on the consolidated results of operations or financial position of the Company.  None of the Company’s directors, officers, or affiliates, owners of record or beneficially of more than five percent of any class of the Company’s voting securities, or security holder is involved in a proceeding adverse to the Company’s business or has a material interest adverse to the business.

Environmental

To date, the Company’s expenditures to comply with environmental or safety regulations have not been significant and are not expected to be significant in the future.  Management monitors these laws and regulations and periodically assesses the propriety of its operational and accounting policies related to environmental issues.  The Company is unable to predict whether its future operations will be materially affected by these laws and regulations.  It is believed that legislation and regulations relating to environmental protection will not materially affect the consolidated results of operations of the Company.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Employment Contracts

In May 2007, the Company entered into employee agreements with its President/Chief Executive Officer and its Executive Vice President for three year terms through May 2012. The contracts provided for an automatic renewal for successive one-year terms unless either party shall, three months prior to last day of employment period, provide written notice that employment period will not be extended.  Under the terms of these agreements, the minimum annual compensation for each officer is $250,000 for the President/CEO and $225,000 for the Executive Vice President.  On October 5, 2012, the Company entered into an employee agreement with its Chief Financial Officer for a three year term with annual compensation of $200,000.

Leases

The Company leased certain office space under a non-cancelable operating lease that expired in 2010.  The lease was not renewed and the office space is now being leased on a month-to-month basis.  In January 2012 the rent was reduced to $1,300 per month.  Lease expense was approximately $15,600 for each of the years ended December 31, 2014 and 2013.

Contingent Liabilities

In preparing financial statements at any point in time, management is periodically faced with uncertainties, the outcomes of which are not within its control and will not be known for prolonged periods of time. The Company is involved in actions from time to time, which if determined adversely, could have a material negative impact on the Company's consolidated financial position, results of operations and cash flows. Management, with the assistance of counsel makes estimates, if determinable, of the Company’s probable liabilities and records such amounts in the consolidated financial statements. Such estimates may be the minimum amount of a range of probable loss when no single best estimate is determinable. Disclosure is made, when determinable, of any additional possible amount of loss on these claims, or if such estimate cannot be made, that fact is disclosed.

Along with the Company's counsel, management monitors developments related to legal matters and, when appropriate, makes adjustments to record liabilities to reflect current facts and circumstances.  Management has recorded a liability related to its registration rights agreement with investors that provides for the filing of a registration statement for the registration of the shares issued in the offering in December 2007, as well as the shares issuable upon exercise of related warrants.  The Company failed to meet the deadline for the effectiveness of the registration statement and therefore was required to pay liquidated damages of approximately $100,000 on the first day of effectiveness failure, or July 18, 2008.  An additional $100,000 penalty was required to be paid by the Company every thirty days thereafter, prorated for periods totaling less than thirty days, until the effectiveness failure was cured, up to a maximum of 18% of the aggregate purchase price, or approximately $1,800,000.  The Company’s registration became effective on August 21, 2008.

At December 31, 2014, management reevaluated the status of the registration statement and determined an accrual of $48,808 was sufficient to cover any potential payments for liquidated damages.  The damages are reflected as liquidated damages payable of $48,808 and $40,892 in the accompanying consolidated balance sheets as of December 31, 2014 and 2013, respectively.  The difference of $7,916 was recorded as an expense in the Other Income (Expense) section of the consolidated statement of operations.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

17.  SUBSEQUENT EVENTS

In January 2015, the Company entered into securities purchase agreements (the “Securities Purchase Agreement”) with certain accredited investors (“Investors”) whereby the Company issued and sold to the Investors 12% Senior Secured Convertible Notes (“Notes”) in the aggregate amount of $875,000 and warrants (“Warrants”) to purchase up 2,430,555 shares of the Company’s common stock.  Pursuant to the Securities Purchase Agreement, the Company had the right, until February 23, 2015 (the “Additional Investment Period”), to sell up to an additional $625,000 of Notes and Warrants, on the same terms and conditions (the “Additional Securities”).

To secure the Company’s obligations under the Notes, the Company granted the Investors a security interest in certain assets of Pegasi Energy Resources Corporation, as Texas corporation and one of the Company’s subsidiaries(“Pegasi Texas”) pursuant to a Deed of Trust, Mortgage, Security Agreement, Financing Statement and Assignment of Production, as amended (the “Security Agreement”).  In addition, pursuant to a guarantee (the “Guarantee”), Pegasi Texas agreed to guarantee the punctual payment, as and when due and payable, of all amounts owed by the Company in respect of the Securities Purchase Agreement, the Notes and the other transaction documents executed in connection with the Securities Purchase Agreement.  As well, the Company granted the Investors certain registration rights pursuant to a registration rights agreement, pursuant to which the Company is obligated to file a registration statement registering for resale the common stock issuable upon conversion of the Notes and exercise of the Warrants no later than May 9, 2015 (the “Registration Rights Agreement”).

On March 27, 2015, the Company entered into an omnibus amendment agreement (the “Amendment”) with the Investors pursuant to which, among other things:

•
The Company and the Investors amended the Securities Purchase Agreement to extend the Additional Investment Period until March 31, 2015, to increase the Warrant ratio from 33% to 100% and allowed for up to $1 million of Additional Securities to be sold;

•
The Company and the Investors amended the Notes to increase the minimum conversion price from $0.05 to $0.09, to require payments (including prepayments) to principal and interest to be on a pro rata basis, to provide for additional consideration to the Investors upon the Company’s failure to timely process conversion requests, and to increase the maximum beneficial ownership limitation from 9.99% to 19.99%;

•
The Company and the Investors amended the Warrants to provide for cashless exercise at any time, to increase the maximum beneficial ownership limitation from 9.99% to 19.99%, and to provide for additional consideration to the Investors upon the Company’s failure to timely process exercise notices;

•	The Company and the Investors amended the Registration Rights Agreement to clarify the liquidated damages due upon a default by the Company; and
•
The Company issued all the Investors additional Warrants (the “Consideration Warrants”) to purchase 4,861,116 shares of common stock, so that the Warrants, together with the Consideration Warrants, equaled the new Warrant ratio of 100%.

On March 27, 2015, the Company entered into a securities purchase agreement with an accredited investor, pursuant to which the Company issued and sold to the investor a $1,000,000 Note and Warrants to purchase 8,333,334 shares of common stock (the “Subsequent Investment”).  In connection therewith, the Guarantee was amended and restated to include the Subsequent Investment and the Company covenanted to file an amendment to the Security Agreement to include the Subsequent Investment.  To date, in connection with the offering, the Company sold Notes in the aggregate principal amount of $1,875,000 and Warrants (including Consideration Warrants) to purchase 15,625,005 shares of common stock, resulting in net proceeds of approximately $1.78 million.

The Notes are due upon written demand of Investors holding a majority in interest of outstanding Notes, provided, however, that such demand cannot be made prior to January 9, 2016 and will bear interest at the rate of 12% per annum.

The Notes are convertible, in whole or in part, into shares of the Company’s common stock at the option of the investor, at the lower of (i) $0.12 or (ii) the higher of (x) $0.09 or (y) the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of conversion, subject to adjustment upon certain events, as set forth in the Note.

The Company has the right, at any time after the date that the Registration Statement is declared effective, to redeem some or all of the outstanding Notes, upon 30 days prior written notice.  If the Notes are redeemed prior to the first anniversary of issuance, the redemption price shall equal 110% of the amount of principal and interest being redeemed.

The Warrants are exercisable, at the option of the investor, for seven (7) years after issuance, in whole or in part, at an exercise price equal to the lower of (i) $0.132 or (ii) the higher of (x) $0.06 or (y) 110% of the volume weighted average price of the Company’s common stock for the 10 trading days immediately preceding the date of exercise, subject to adjustment upon certain events, as set forth in the Warrant.

PEGASI ENERGY RESOURCES CORPORATION
SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED
DECEMBER 31, 2014 AND 2013

The following tables set forth supplementary disclosures for oil and gas producing activities in accordance with FASB ASC Topic No. 932, Extractive Activities—Oil and Gas.

Capitalized Costs Relating to Oil and Gas Producing Activities

	December 31,	December 31,
	2014	2013
Unproved oil and gas properties	$12,337,167	$14,298,503
Proved oil and gas properties (including asset retirement costs)	21,391,472	18,086,443
Less accumulated depreciation and depletion	(2,468,546)	(1,951,186)
Net capitalized costs	$31,260,093	$30,433,760

Capitalized costs include leasehold costs, lease and well equipment, capitalized intangible drilling costs, and capitalized intangible completion costs.

Costs Incurred

A summary of costs incurred in oil and gas property acquisition, development, and exploration activities (both capitalized and charged to expense) for the years ended December 31, 2014 and 2013, as follows:

	2014	2013
Acquisition of proved properties	$44	$-
Acquisition of unproved properties	760,554	1,198,467
Development costs	537,851	618,721

The following is a summary of the Company’s oil and gas properties not subject to amortization as of December 31, 2014.

	2014	2013	2012	Prior to 2012	Total
Acquisition costs	$760,554	$1,198,467	$2,612,309	$7,320,023	$11,891,353
Development costs	31,138	9,998	282,592	122,086	445,814
Total oil and gas properties not subject to amortization	$791,692	$1,208,465	$2,894,901	$7,442,109	$12,337,167

The total of $12.3 million in capitalized oil and gas property costs not currently subject to amortization primarily relate to investments in the Cornerstone Project in East Texas.  Based on Pegasi’s plan, costs will begin to be included in the amortization computation when these properties are developed and begin production.  The development of these properties is contingent on the Company obtaining the necessary financing for this project.

Results of Operations for Producing Activities

The following table presents the consolidated results of operations for the Company’s oil and gas producing activities for the years ended December 31, 2014 and 2013:

	2014	2013
Revenues	$1,704,757	$1,628,806
Production costs	(887,041)	(1,074,466)
Depletion and depreciation	(517,360)	(385,626)
Exploration costs	-	-
Income before income tax expense	300,356	168,714
Income tax expense	(105,125)	(59,050)
Results of operations for producing activities (excluding corporate overhead and interest costs)	$195,231	$109,664

PEGASI ENERGY RESOURCES CORPORATION
SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED
DECEMBER 31, 2014 AND 2013

Reserve Quantity Information

The following table presents the Company’s estimate of its proved oil and gas reserves all of which are located in the United States.  The Company emphasizes that reserve estimates are inherently imprecise and that estimates of reserves related to new discoveries are more imprecise than those for producing oil and gas properties.  Accordingly, the estimates are expected to change as future information becomes available.  The estimates have been prepared with the assistance of an independent petroleum reservoir engineering firm.  The petroleum engineer that determined our reserves also planned and supervised the drilling of wells that the Company drilled in the East Texas project.  His 2014 and 2013 compensation, from the Company, for the planning and supervision of drilling wells was $366,315 and $295,406, respectively.  The petroleum engineer’s compensation for reserve estimation for that same time period was $17,783 and $19,301, respectively.  Oil reserves, which include condensate and natural gas liquids, are stated in barrels and gas reserves are stated in thousands of cubic feet.

	Oil	Gas
	(Bbls.)	(MCF)
Changes in proved developed and undeveloped reserves:
Balance at January 1, 2012	448,154	14,866,014
Purchase of minerals in place	539	-
Extensions and discoveries	75,953	114,060
Production	(11,516)	(109,277)
Revisions of previous estimates	215,524	(635,919)
Balance at December 31, 2012	728,654	14,234,878
Purchase of minerals in place	381	-
Extensions and discoveries	13,128	1,248,000
Improved recoveries	40,248	-
Production	(10,170)	(164,842)
Revisions of previous estimates	(14,579)	1,400,624
Balance at December 31, 2013	757,662	16,718,660
Purchase of minerals in place	-	-
Extensions and discoveries	31,144	552,130
Improved recoveries	36	1,529
Production	(8,423)	(224,205)
Revisions of previous estimates	(106,937)	(4,886,973)
Balance at December 31, 2014	673,482	12,161,141

Proved developed reserves:
December 31, 2012
Beginning of year	52,085	764,010
End of year	130,584	759,307
December 31, 2013
Beginning of year	130,584	759,307
End of year	137,480	1,131,178
December 31, 2014
Beginning of year	137,480	1,131,178
End of year	151,500	1,259,775

Proved undeveloped reserves:
December 31, 2012
Beginning of year	396,069	14,102,004
End of year	598,069	13,475,572
December 31, 2013
Beginning of year	598,069	13,475,572
End of year	620,182	15,587,482
December 31, 2014
Beginning of year	620,182	15,587,482
End of year	521,982	10,901,366

PEGASI ENERGY RESOURCES CORPORATION
SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED
DECEMBER 31, 2014 AND 2013

Standardized Measure of Discounted Future Net Cash Flow and Changes Therein Relating to Proved Oil and Gas Reserves

The following table, which presents a standardized measure of discounted future cash flows and changes therein relating to proved oil and gas reserves, is presented pursuant to FASB ASC Topic No. 932.  In computing this data, assumptions other than those required by the FASB could produce different results.  Accordingly, the data should not be construed as being representative of the fair market value of the Company’s proved oil and gas reserves.

Future cash inflows were computed by applying existing contract and 12-month average prices of oil and gas relating to the Company’s proved reserves to the estimated year-end quantities of those reserves.  Future price changes were considered only to the extent provided by contractual arrangements in existence at year end.  Future development and production costs were computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs.  Future income tax expenses were computed by applying the year-end statutory tax rate, with consideration of future tax rates already legislated, to the future pre-tax net cash flows relating to the Company’s proved oil and gas reserves.  The standardized measure of discounted future cash flows at December 31, 2014 and 2013, which represents the present value of estimated future cash flows using a discount rate of 10% a year, follows:

	2014	2013
Future cash inflows	$102,591,047	$123,009,953
Future production costs	(33,808,589)	(36,248,724)
Future development costs	(10,451,570)	(20,070,665)
Future income tax expenses	(15,573,012)	(19,350,500)
Future net cash flows	42,757,876	47,340,064
10% annual discount for estimated timing of cash flows	(18,935,933)	(18,155,672)
Standardized measure of discounted future net cash flows	$23,821,943	$29,184,392

	2014	2013
Beginning of year	$29,184,392	$22,805,245
Sales of oil and gas, net of production costs	(817,716)	(554,340)
Extensions, discoveries, and improved recoveries, less related costs	1,017,923	3,466,809
Accretion of discount	3,876,848	3,092,190
Net change in sales and transfer prices, net of production costs	1,376,624	(1,624,560)
Actual development costs incurred	537,851	399,962
Changes in estimated future development costs	(14,973,109)	(746,308)
Net change in income taxes	2,915,224	(1,467,361)
Changes in production rates (timing and other)	11,120,620	1,214,634
Purchases and sales of mineral interests	-	5,053
Revisions of previous quantities	(10,416,714)	2,593,068
End of year	$23,821,943	$29,184,392

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2015	2014
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$1,402,440	$373,506
Accounts receivable, trade	188,075	385,334
Accounts receivable, related parties	44,502	40,002
Joint interest billing receivable, related parties, net	32,458	58,727
Joint interest billing receivable, net	22,381	17,280
Other current assets	31,400	36,963
Total current assets	1,721,256	911,812

Property and equipment:
Equipment	67,435	67,435
Pipelines	981,340	981,933
Leasehold improvements	7,022	7,022
Vehicles	28,563	56,174
Office furniture	89,961	89,961
Total property and equipment	1,174,321	1,202,525
Less accumulated depreciation	(550,449)	(557,160)
Property and equipment, net	623,872	645,365

Crude oil and natural gas properties:
Costs subject to amortization	22,057,791	21,391,472
Costs not subject to amortization	11,774,866	12,337,167
Total crude oil and natural gas properties	33,832,657	33,728,639
Less accumulated amortization	(2,546,600)	(2,468,546)
Crude oil and natural gas properties, net	31,286,057	31,260,093

Other assets:
Restricted cash – drilling program	258,432	347,129
Deferred financing costs	81,251	10,000
Certificates of deposit	78,691	78,665
Easements	34,848	34,848
Total other assets	453,222	470,642

Total assets	$34,084,407	$33,287,912

The accompanying notes are an integral part of these consolidated financial statements.

PEGASI ENERGY RESOURCES CORPORATION
CONSOLIDATED BALANCE SHEETS (continued)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Liabilities and Stockholders' Equity
Current liabilities:
Cash overdraft	$12,906	$5,673
Accounts payable	788,485	999,554
Accounts payable, related parties	3,567,123	3,450,175
Revenue payable	370,679	460,618
Interest payable, related party	3,083,237	2,923,980
Liquidated damages payable	51,016	48,808
Other payables	27,020	40,780
Convertible note payables, net	740,361	-
Current portion of notes payable and capital leases	4,953	6,740
Notes payable, related party	8,160,646	8,160,646
Total current liabilities	16,806,426	16,096,974

Drilling prepayments	258,432	347,129
Notes payable and capital leases	2,019	2,493
Asset retirement obligations	903,510	891,092
Total liabilities	17,970,387	17,337,688

Commitments and contingencies (Note 9)

Stockholders' equity:
Preferred stock: $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock: $0.001 par value; 150,000,000 shares authorized; 70,539,499 and 70,539,499 shares issued and outstanding, respectively	70,540	70,540
Additional paid-in capital	55,209,385	52,894,835
Accumulated deficit	(39,165,905)	(37,015,151)
Total stockholders' equity	16,114,020	15,950,224

Total liabilities and stockholders' equity	$34,084,407	$33,287,912

The accompanying notes are an integral part of these consolidated financial statements.

PEGASI ENERGY RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months
	Ended March 31,
	2015	2014
Revenues:
Crude oil and natural gas	$156,589	$484,781
Condensate and skim oil	4,608	9,189
Transportation and gathering	35,734	70,958
Total revenues	196,931	564,928

Operating expenses:
Lease operating expense	161,752	209,151
Pipeline operating expenses	65,517	57,662
Amortization and depreciation	98,955	132,212
General and administrative	660,731	3,857,168
Total operating expenses	986,955	4,256,193
Loss from operations	(790,024)	(3,691,265)

Other income (expense):
Interest income	26	26
Interest expense	(923,353)	(158,680)
Warrant modification expense	(439,550)	(2,642,266)
Other income (expense), net	2,147	(1,845)
Total other expense, net	(1,360,730)	(2,802,765)

Loss from operations before income tax expense	(2,150,754)	(6,494,030)

Income tax expense	-	-

Net loss	$(2,150,754)	$(6,494,030)

Basic and diluted loss per share:
Basic and diluted loss per share	$(0.03)	$(0.09)

Weighted average shares outstanding – basic and diluted	70,539,499	68,751,130

The accompanying notes are an integral part of these consolidated financial statements.

PEGASI ENERGY RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net loss	$(2,150,754)	$(6,494,030)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	98,955	132,212
Accretion of discount on asset retirement obligations	12,418	8,968
Stock based compensation	-	3,091,270
Common stock issued for consulting services	-	72,000
Gain on sale of equipment	(4,100)	-
Interest expense related to convertible note	763,535	-
Warrant modification expense	439,550	2,642,266
Changes in operating assets and liabilities:
Accounts receivable, trade	197,259	(63,675)
Account receivable, related parties	(4,500)	(4,500)
Joint interest billing receivable, related parties, net	26,269	105,393
Joint interest billing receivable, net	(5,101)	(112,963)
Other current assets	5,563	(1,660)
Accounts payable	(152,244)	139,572
Accounts payable, related parties	116,948	135,302
Revenue payable	(89,939)	115,244
Interest payable, related parties	159,257	158,079
Liquidated damages payable	2,208	1,850
Other payables	(13,760)	2,127
Net cash used in operating activities	(598,436)	(72,545)

Investing Activities
Additions to certificates of deposit	(26)	(26)
Purchases of property and equipment	-	(8,373)
Proceeds from sale of property and equipment	4,693	-
Purchase of oil and gas properties	(162,844)	(485,557)
Net cash used in investing activities	(158,177)	(493,956)

Financing Activities
Payments on notes payable and capital leases	(2,261)	(2,110)
Cash overdraft	7,233	(255,592)
Proceeds from convertible notes	1,875,000	-
Deferred financing costs on convertible note	(94,425)	-
Proceeds from sale of common stock, net of offering costs	-	694,900
Net cash provided by financing activities	1,785,547	437,198

Net increase (decrease) in cash and cash equivalents	1,028,934	(129,303)
Cash and cash equivalents at beginning of period	373,506	2,467,761
Cash and cash equivalents at end of period	$1,402,440	$2,338,458

See Note 5 for supplemental cash flow and non-cash information.

The accompanying notes are an integral part of these consolidated financial statements.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015 AND 2014

1.   NATURE OF OPERATIONS

Pegasi Energy Resources Corporation (“PERC” or the “Company”) is an independent energy company engaged in the exploration for, and production of, crude oil and natural gas.  The Company’s focus is on the development of a repeatable, low-geological risk, high-potential project in the active East Texas oil and gas region.  The Company’s business strategy is to identify and exploit resources in and adjacent to existing or indicated producing areas within the mature Rodessa oil field. The Company believes that it is uniquely familiar with the history and geology of the project area based on its collective experience in the region as well as through its development and ownership of a large proprietary database, which details the drilling history of the project area since 1980.  In 2012, the Company drilled the Morse #1-H well targeting the Bossier formation and completed it using hydraulic fracture stimulation techniques.  The Morse #1-H is the first such horizontal well completed in the Rodessa field and the Company believes that implementing the latest proven drilling and completion techniques to exploit its geological insight in the Cornerstone Project area will enable it to find significant crude oil and natural gas reserves.

PERC conducts its main exploration and production operations through its wholly-owned subsidiary, Pegasi Operating, Inc. ("POI").  It conducts additional operations through another wholly-owned subsidiary, TR Rodessa, Inc. ("TR Rodessa").

TR Rodessa owns an 80% undivided interest in and operates a 40-mile natural gas pipeline and gathering system which is currently being used by PERC to transport its hydrocarbons to market.  Excess capacity on this system is used to transport third-party hydrocarbons.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)  Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (the “SEC”), and should be read in conjunction with PERC’s audited consolidated financial statements for the year ended December 31, 2014, and notes thereto, which are included in the Company’s annual report on Form 10-K filed with the SEC on April 3, 2015.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company’s consolidated financial position and the consolidated results of operations for the interim periods presented have been reflected herein.  The consolidated results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.  The notes to consolidated financial statements, which would substantially duplicate the disclosures required in the Company’s 2014 annual consolidated financial statements, have been omitted.

b) Going Concern

The Company has incurred operating losses for over seven years and has negative cash flows from operations.  It also has an accumulated deficit of $39,165,905 as of March 31, 2015.  As a result, the Company’s continuation as a going concern is dependent on its ability to obtain additional financing until it can generate sufficient cash flows from operations to meet its debt and working capital obligations.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year.  The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow.  There is no assurance that financing will be available to the Company when needed or, if available, or that it can be obtained on commercially reasonable terms.  Considering its financial condition, the Company may be forced to issue debt or equity at less favorable terms than would otherwise be available.

Although the Company raised net proceeds of $1.78 million in the first quarter of 2015, if the Company is not able to obtain additional or alternative financing on a timely basis and is unable to generate sufficient revenues and cash flows, it will be unable to meet its capital requirements and will be unable to continue as a going concern.  The financial statements do not include any adjustments to reflect that may be necessary if the Company is unable to continue as a going concern.

c)  Principles of Consolidation

The consolidated financial statements include the accounts of PERC and its wholly-owned subsidiaries.  All intercompany accounts and transactions have been eliminated.  In preparing the accompanying consolidated financial statements, management has made certain estimates and assumptions that affect reported amounts in the consolidated financial statements and disclosures.  Actual results may differ from these estimates.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015 AND 2014

 d)  Stock-based Compensation

The Company has accounted for stock-based compensation under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718-10, Compensation-Stock Compensation.  The Company recognizes stock-based compensation expense in the consolidated financial statements for equity-classified employee stock-based compensation awards based on the grant date fair value of the awards.  During the three months ended March 31, 2015 and March 31, 2014, the Company recognized $-0- and $3,091,270, respectively, of stock-based compensation, which has been recorded as a general and administrative expense in the consolidated statements of operations. Non-employee share-based awards are accounted for based upon FASB ASC Topic 505-50, Equity-Based Payments to Non-Employees.

e)  Net Loss per Common Share

Basic net loss per common share is calculated using the weighted average number of common shares outstanding during the period.  The Company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period. The dilutive effect of convertible securities is reflected in diluted loss per share by application of the if-converted method. Under this method, conversion shall not be assumed for the purposes of computing diluted loss per share if the effect would be anti-dilutive. For the three months ended March 31, 2015 and 2014, the Company had potentially dilutive shares of 69,133,437 and 50,452,205, respectively, that were excluded from the earnings per share calculation because their impact would be anti-dilutive. For the three months ended March 31, 2015 and 2014, the diluted loss per share is the same as basic loss per share, as the effect of common stock equivalents is anti-dilutive.

f) Notes Payable, Related Parties

Notes payable, related parties totaling $8,160,646 consisted of the “Teton Renewal Note” in the amount of $6,987,646 dated June 23, 2011, including interest at 8%, with all principal due on the maturity date of June 1, 2015, secured by a stock pledge and security agreement and the “Teton Promissory Note” in the amount of $1,173,000 dated October 14, 2009, including interest of 6.25%, with all interest and principal due on the maturity date of June 1, 2015, unsecured. On June 24, 2014, amendments on both the Teton Renewal Note and the Teton Promissory Note were executed to extend the maturity date of the notes from June 1, 2015 to December 31, 2015, at which time all outstanding principal and accrued and unpaid interest of the notes will be due. The event of default section remains the same as in the prior amendments.

g) Certificates of Deposit

Certificates of deposit have been posted as collateral supporting a reclamation bond guaranteeing remediation of our crude oil and natural gas properties in Texas.  As of March 31, 2015 and December 31, 2014, the balance of the certificates of deposit totaled $78,691 and $78,665, respectively.

h) New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of ASU 2014-09 is to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP.

The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures).  Recently, the FASB voted to propose a one-year deferral of the effective date while at the same time permitting entities to adopt the standard on the original effective date if they choose.  If the deferral is approved, the standard will be effective for interim and annual periods beginning after December 15, 2017.  Management is currently evaluating the impact of the pending adoption of ASU 2014-09 on the Company’s consolidated financial statements and has not yet determined the method the Company will adopt by which it will implement the standard.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015 AND 2014

In April 2015, the FASB issued Accounting Standards Update No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 seeks, in part, “to identify, evaluate, and improve areas of GAAP for which cost and complexity can be reduced, while maintaining or improving the usefulness of the information provided to users of the financial statements”. ASU No. 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discount, however, the recognition and measurement guidance for debt issuance costs are not affected. This standard is effective for fiscal years beginning after December 15, 2015 for public business entities, and interim periods within those fiscal years.  Management is currently evaluating the impact of the pending adoption of ASU 2015-03 on the Company’s consolidated financial statements

3.  SENIOR SECURED CONVERTIBLE NOTES

In January 2015, the Company entered into securities purchase agreements (the “Securities Purchase Agreement”) with certain accredited investors (“Investors”) whereby the Company issued and sold to the Investors 12% Senior Secured Convertible Notes (“Notes”) in the aggregate amount of $875,000 and warrants (“Warrants”) to purchase up 2,430,555 shares of the Company’s common stock.

To secure the Company’s obligations under the Notes, the Company granted the Investors a security interest in certain assets of Pegasi Energy Resources Corporation, as Texas corporation and one of the Company’s subsidiaries (“Pegasi Texas”) pursuant to a Deed of Trust, Mortgage, Security Agreement, Financing Statement and Assignment of Production, as amended (the “Security Agreement”).  In addition, pursuant to a guarantee (the “Guarantee”), Pegasi Texas agreed to guarantee the punctual payment, as and when due and payable, of all amounts owed by the Company in respect of the Securities Purchase Agreement, the Notes and the other transaction documents executed in connection with the Securities Purchase Agreement.  As well, the Company granted the Investors certain registration rights pursuant to a registration rights agreement, pursuant to which the Company is obligated to file a registration statement registering for resale the common stock issuable upon conversion of the Notes and exercise of the Warrants no later than May 9, 2015 (the “Registration Rights Agreement”).  The obligation to file a registration statement was met on May 7, 2015.

On March 27, 2015, the Company entered into an omnibus amendment agreement (the “Amendment”) with the Investors pursuant to which, among other things:

•
The Company and the Investors amended the Securities Purchase Agreement to extend the Additional Investment Period until March 31, 2015, to increase the Warrant ratio from 33% to 100% and allowed for up to $1 million of Additional Securities to be sold;

•
The Company and the Investors amended the Notes to increase the minimum conversion price from $0.05 to $0.09, to require payments (including prepayments) to principal and interest to be on a pro rata basis, to provide for additional consideration to the Investors upon the Company’s failure to timely process conversion requests, and to increase the maximum beneficial ownership limitation from 9.99% to 19.99%;

•
The Company and the Investors amended the Warrants to provide for cashless exercise at any time, to increase the maximum beneficial ownership limitation from 9.99% to 19.99%, and to provide for additional consideration to the Investors upon the Company’s failure to timely process exercise notices;

•	The Company and the Investors amended the Registration Rights Agreement to clarify the liquidated damages due upon a default by the Company; and
•
The Company issued all the Investors additional Warrants (the “Consideration Warrants”) to purchase 4,861,116 shares of common stock, so that the Warrants, together with the Consideration Warrants, equaled the new Warrant ratio of 100%.

On March 27, 2015, the Company entered into a securities purchase agreement with an accredited investor, pursuant to which the Company issued and sold to the investor a $1,000,000 Note and Warrants to purchase 8,333,334 shares of common stock (the “Subsequent Investment”).  In connection therewith, the Guarantee was amended and restated to include the Subsequent Investment and the Company covenanted to file an amendment to the Security Agreement to include the Subsequent Investment.  To date, in connection with the offering, the Company sold Notes in the aggregate principal amount of $1,875,000 and Warrants (including Consideration Warrants) to purchase 15,625,005 shares of common stock, resulting in net proceeds of approximately $1.78 million.

The Notes are due upon written demand of Investors holding a majority in interest of outstanding Notes, provided, however, that such demand cannot be made prior to January 9, 2016 and will bear interest at the rate of 12% per annum.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015 AND 2014

The Notes are convertible, in whole or in part, into shares of the Company’s common stock at the option of the investor, at the lower of (i) $0.12 or (ii) the higher of (x) $0.09 or (y) the volume weighted average price of our common stock for the 10 trading days immediately preceding the date of conversion, subject to adjustment upon certain events, as set forth in the Note.  The discount attributable to the fair value of the beneficial conversion feature was $740,361, which represents the residual value remaining after determining the fair value of the Warrants.  Because the Notes are convertible any time at the option of the Investor, the discount for the beneficial conversion feature has been recognized in full as interest expense and recorded as general and administrative expense in the consolidated statements of operations.

The Company has the right, at any time after the date that the Registration Statement is declared effective, to redeem some or all of the outstanding Notes, upon 30 days prior written notice.  If the Notes are redeemed prior to the first anniversary of issuance, the redemption price shall equal 110% of the amount of principal and interest being redeemed.

The Warrants are exercisable, at the option of the investor, for seven (7) years after issuance, in whole or in part, at an exercise price equal to the lower of (i) $0.132 or (ii) the higher of (x) $0.06 or (y) 110% of the volume weighted average price of the Company’s common stock for the 10 trading days immediately preceding the date of exercise, subject to adjustment upon certain events, as set forth in the Warrant.  The discount attributable to the fair value of the Warrants is $1,134,639 and was calculated using a Black-Scholes option pricing model.  The discount will be amortized through January 9, 2016, which is the date that the Notes are first due upon written demand of the Investors.  The amortization expense will be recorded as interest expense in the consolidated statements of operations beginning in the quarter ending June 30, 2015.

4.  FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB ASC Topic 825, Financial Instruments, requires certain disclosures regarding the fair value of financial instruments.  Fair value of financial instruments is made at a specific point in time, based on relevant information about financial markets and specific financial instruments.  As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

FASB ASC Topic 820, Fair Value Measurement, defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

FASB ASC Topic 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. FASB ASC Topic 820 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The following table sets forth our estimate of fair value of our financial instruments that are liabilities as of March 31, 2015:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Nonrecurring
Asset retirement obligation	$-	$-	$903,510	$903,510

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015 AND 2014

The following table sets forth our estimate of fair value of our financial instruments that are liabilities as of December 31, 2014:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Nonrecurring
Asset retirement obligation	$-	$-	$891,092	$891,092

The following table sets forth a summary of changes in fair value of our asset retirement obligation during the three months ended March 31, 2015 and 2014:

	2015	2014
Beginning Balance - January 1,	$891,092	$674,092
Accretion expense	12,418	8,968
Liabilities settled	-	(8,261)
Revisions to estimates	-	36,142
Balance at March 31,	$903,510	$710,941

In accordance with the reporting requirements of FASB ASC Topic No. 825, the Company calculates the fair value of its assets and liabilities that qualify as financial instruments under this statement and includes this additional information in the notes to consolidated financial statements when the fair value is different than the carrying value of these financial instruments.  The estimated fair values of accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the relatively short maturity of these instruments.  The carrying value of debt approximates market value due to the use of market interest rates.

5.     SUPPLEMENTAL CASH FLOW AND NON-CASH INFORMATION

The following non-cash transactions were recorded during the quarter ended March 31:

	2015	2014

Oil and gas assets financed through account payables	$76,301	$323,207

Asset retirement obligation settled	$-	$27,881

Discount on convertible debt related to the fair value of warrants issued	$1,134,639	$-

The following is supplemental cash flow information for the quarter ended March 31:

	2015	2014
Cash paid during the period for interest	$561	$601
Cash paid during the period for taxes	$-	$-

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015 AND 2014

6.  STOCK-BASED COMPENSATION

Stock Plans

The Company adopted the 2007 Stock Option Plan (the “2007 Plan”), 2010 Incentive Stock Option Plan (the “2010 Plan”) and the 2012 Incentive Stock Option Plan (the “2012 Plan”) for directors, executives, selected employees, and consultants to reward them for making major contributions to the success of the Company by issuing long-term incentive awards under these plans thereby providing them with an interest and incentive in the growth and performance of the Company.  The 2007 Plan reserves 1,750,000 shares of common stock for issuance by the Company as stock options.  The 2010 Plan reserves 5,000,000 shares of common stock for issuance by the Company as stock options, stock awards or restricted stock purchase offers.  The 2012 Plan reserves 10,000,000 shares of common stock for issuance by the Company as stock options, stock awards or restricted stock purchase offers.

Stock Options Forfeited

During the three months ended March 31, 2015, there were forfeited stock options for 516,093 shares of common stock due to termination of employment and/or death of optionee of various option holders according to the terms of their respective stock option agreements.

There were no options granted and vested during the three months ended March 31, 2015.

A summary of option activity during the three months ended March 31, 2015 is as follows:

	Options	Weighted Average Exercise Price
Outstanding at December 31, 2014	16,750,000	$0.66
Options granted	-	-
Options forfeited	(516,093)	0.49
Outstanding at March 31, 2015	16,233,907	$0.67

A summary of stock options outstanding as of March 31, 2015 is as follows:

Exercise Price	Options Outstanding	Remaining Contractual Lives (Years)	Options Exercisable
$0.65	900,000	1.76	900,000
$0.42	806,190	1.76	806,190
$0.50	283,306	1.76	283,306
$0.55	363,636	1.76	363,636
$0.50	616,600	3.77	616,600
$0.79	7,000,000	3.77	7,000,000
$0.55	3,000,000	3.77	3,000,000
$0.50	264,175	3.77	264,175
$0.66	3,000,000	3.77	3,000,000
	16,233,907		16,233,907

Based on the Company's stock price of $0.19 at March 31, 2015, the options outstanding had an intrinsic value of $0.  Based on the Company’s stock price of $0.80 at March 31, 2014, the options outstanding had an intrinsic value of $2,211,579.

Total options exercisable at March 31, 2015 amounted to 16,233,907 shares and had a weighted average exercise price of $0.67.  Upon exercise, the Company issues the full amount of shares exercisable per the term of the options from new shares.  The Company has no plans to repurchase those shares in the future.

The Company estimates the fair value of stock options using the Black-Scholes option pricing valuation model, consistent with the provisions of FASB ASC Topic 505 and FASB ASC Topic 718.  Key inputs and assumptions used to estimate the fair value of stock options include the grant price of the award, the expected option term, volatility of the Company’s stock, the risk-free rate and the Company’s dividend yield.  Estimates of fair value are not intended to predict actual future events or the value ultimately realized by grantees, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.  The Company uses the simplified method to determine the expected term on options issued.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015 AND 2014

7.  WARRANTS OUTSTANDING

Warrants Modified

In connection with the Senior Secured Convertible Notes issued on March 27, 2015, as described in footnote 3 above, the Company entered into the Amendment with the Investors, to amend the Securities Purchase Agreement to increase the Warrant ratio from 33% to 100%.

The Company issued all the Investors additional Warrants (the “Consideration Warrants”) to purchase 4,861,116 shares of common stock, so that the Warrants, together with the Consideration Warrants, equaled the new warrant ratio of 100%.  The consideration warrants were issued as of March 27, 2015 and have a seven year term.   There was no change in the exercise price formula from the original agreement or in the term of the warrants.   However, in accordance with the Amendment as described in Footnote 3, the warrants are now exercisable on a cashless basis at all times.

The modification resulted in warrant modification expense of $439,550, which was recorded in the quarter ended March 31, 2015. This modification was calculated as the difference in the fair value of the warrants immediately before and immediately after the modification using the Black-Scholes option pricing model. The following table details the significant assumptions used to compute the fair market value of the warrant modifications:

	Before			After
Risk free rates	1.679%	to	1.683%	1.679%	to	1.730%
Dividend yield	0%			0%
Expected volatility	100.85%	to	100.94%	100.85%	to	102.90%
Remaining term (years)	6.795 years	to	6.808 years	6.795 years	to	7.000 years

	Warrants	Shares Issuable Under Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2014	16,459,619	19,679,649	$0.80
Warrants cancelled under modification	(2,430,555)	(2,430,555)	0.13
Warrants issued under modification	9,722,226	9,722,226	0.13
Warrants issued	8,333,334	8,333,334	0.13
Warrants exercised	-	-	-
Outstanding at March 31, 2015	32,084,624	35,304,654	$0.49

The outstanding warrants at March 31, 2015 had an intrinsic value of $1,046,875.    All of the 32,084,624 warrants outstanding at March 31, 2015 are exercisable and expire at various dates between September 2015 and March 2022.

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015 AND 2014

8.      SEGMENT INFORMATION

The following information is presented in accordance with FASB ASC Topic 280, Segment Reporting.  The Company is engaged in exploration and production of crude oil and natural gas and pipeline transportation.  POI, a wholly-owned subsidiary of PERC, conducts the exploration and production operations.  TR Rodessa operates a 40-mile natural gas pipeline and gathering system which is used to transport hydrocarbons to market to be sold.  The Company identified such segments based on management responsibility and the nature of their products, services, and costs.  There are no major distinctions in geographical areas served as all operations are in the United States.  The Company measures segment profit (loss) as income (loss) from operations.  Business segment assets are those assets controlled by each reportable segment.  The following table sets forth certain information about the financial information of each segment as of March 31, 2015 and December 31, 2014 and for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31,
	2015	2014
Business segment revenue:
Crude oil and natural gas	$156,589	$484,781
Condensate and skim oil	4,608	9,189
Transportation and gathering	35,734	70,958
Total revenues	$196,931	$564,928

Business segment profit (loss):
Crude oil and natural gas	$(84,084)	$163,179
Condensate and skim oil	4,608	9,189
Transportation and gathering	(60,662)	(13,768)
General corporate	(649,886)	(3,849,865)
Loss from operations	$(790,024)	$(3,691,265)

Amortization and depreciation:
Crude oil and natural gas	$78,921	$112,451
Transportation and gathering	17,570	16,787
General corporate	2,464	2,974
Total amortization and depreciation	$98,955	$132,212

	Three Months Ended March 31,
	2015	2014
Capital expenditures:
Crude oil and natural gas	$104,018	$291,372
Transportation and gathering	-	4,052
General corporate	-	4,321
Total capital expenditures	$104,018	$299,745

	March 31,	December 31,
	2015	2014
Business segment assets:
Crude oil and natural gas	$32,891,327	$31,791,516
Transportation and gathering	661,241	697,075
General corporate	531,839	799,321
Total assets	$34,084,407	$33,287,912

PEGASI ENERGY RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015 AND 2014

9. COMMITMENTS AND CONTINGENCIES

Contingent Liabilities

In preparing financial statements at any point in time, management is periodically faced with uncertainties, the outcomes of which are not within its control and will not be known for prolonged periods of time. The Company is involved in actions from time to time, which if determined adversely, could have a material negative impact on the Company's consolidated financial position, results of operations and cash flows. Management, with the assistance of counsel makes estimates, if determinable, of the Company’s probable liabilities and records such amounts in the consolidated financial statements. Such estimates may be the minimum amount of a range of probable loss when no single best estimate is determinable. Disclosure is made, when determinable, of any additional possible amount of loss on these claims, or if such estimate cannot be made, that fact is disclosed.

Along with the Company's counsel, management monitors developments related to legal matters and, when appropriate, makes adjustments to record liabilities to reflect current facts and circumstances.  Management has recorded a liability related to its registration rights agreement with investors that provides for the filing of a registration statement for the registration of the shares issued in the offering in December 2007, as well as the shares issuable upon exercise of related warrants.  The Company failed to meet the deadline for the effectiveness of the registration statement and therefore was required to pay liquidated damages of approximately $100,000 on the first day of effectiveness failure, or July 18, 2008.  An additional $100,000 penalty was required to be paid by the Company every thirty days thereafter, prorated for periods totaling less than thirty days, until the effectiveness failure was cured, up to a maximum of 18% of the aggregate purchase price, or approximately $1,800,000.  The Company’s registration became effective on August 21, 2008.

At March 31, 2015, management reevaluated the status of the registration statement and determined an accrual of $51,016 was sufficient to cover any potential payments for liquidated damages and the related accrued interest.  The damages are reflected as liquidated damages payable of $51,016 and $48,808 in the accompanying consolidated balance sheets as of March 31, 2015 and December 31, 2014, respectively.   The difference of $2,208 was recorded as expense in the Other Income (Expense) section of the consolidated statements of operations.

Pegasi Energy Resources Corporation

PROSPECTUS

Up to 38,958,344 shares of
Common Stock, par value $0.001 per share

July 31, 2015

Dealer Prospectus Delivery Obligation

Until September 8, 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.